                                                                  EXHIBIT (a)(1)

                        [THE PEPSI BOTTLING GROUP LOGO]

                U.S. OFFER TO PURCHASE FOR CASH ALL OUTSTANDING
        SERIES B COMMON SHARES, ORDINARY PARTICIPATION CERTIFICATES AND
                            GLOBAL DEPOSITARY SHARES
                                       OF

                           PEPSI-GEMEX, S.A. DE C.V.

                        at the U.S. Dollar Equivalent of

                  Mexican Pesos 5.91 Per Series B Common Share
                                    of Gemex

                                      and

           Mexican Pesos 17.73 Per Ordinary Participation Certificate
                                    of Gemex
 (each CPO representing one Series B Common Share, one Series D Preferred Share
                     and one Series L Limited Voting Share)

                                      and

                Mexican Pesos 106.38 Per Global Depositary Share
                                    of Gemex
                        (each GDS representing six CPOs)

                                       by

                 PBG GRUPO EMBOTELLADOR HISPANO-MEXICANO, S.L.
                           AN INDIRECT SUBSIDIARY OF

                              BOTTLING GROUP, LLC
                     THE PRINCIPAL OPERATING SUBSIDIARY OF

                         THE PEPSI BOTTLING GROUP, INC.

THIS U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME (4:00 P.M., MEXICO CITY TIME), ON NOVEMBER 5, 2002 UNLESS THIS U.S. OFFER IS EXTENDED.

     PBG Grupo Embotellador Hispano-Mexicano, S.L. ("Embotellador HM"), a Spanish limited liability company and an indirect subsidiary of Bottling Group, LLC ("BG LLC"), a Delaware limited liability company and the principal operating subsidiary of The Pepsi Bottling Group, Inc., a Delaware corporation ("PBG"), through simultaneous offers in the United States and in Mexico, is offering to purchase for cash all of the outstanding Series B Common Shares (the "Shares"), Ordinary Participation Certificates ("CPOs") and Global Depositary Shares ("GDSs", and collectively with the Shares and the CPOs, and, in each case, with any coupon representing unpaid dividends as of the day hereof, the "Securities"), of Pepsi-Gemex, S.A. de C.V. ("Gemex"), a variable stock corporation organized under the laws of Mexico. Each CPO represents one Share, one Series D Preferred Share ("D Share") and one Series L Limited Voting Share ("L Share"). Each GDS represents six CPOs.

     In the United States (the "U.S. Offer" or the "U.S. Offer to Purchase"), Embotellador HM is offering to purchase (1) all outstanding GDSs of Gemex and
(2) all outstanding Shares and CPOs of Gemex, in each case held by persons who are not Mexican residents. In Mexico (the "Mexican Offer", and collectively with the U.S. Offer, the "Offers"), Embotellador HM is offering to purchase all outstanding Shares and CPOs. All holders of GDSs may tender their GDSs only in the U.S. Offer unless they first convert their GDSs into CPOs. All holders, other than those who are Mexican residents, may tender their Shares and CPOs in either the U.S. Offer or the Mexican Offer. Mexican resident holders may tender Shares and CPOs only in the Mexican Offer. The Mexican Offer will be made on substantially the same terms and at the same prices as the U.S. Offer.

     Payments for Shares and CPOs (but not GDSs) purchased in the Offers will be subject in all cases to a 5% Mexican withholding tax on the gross proceeds of the sale. See "The U.S. Offer -- Certain tax considerations -- Material Mexican income tax consequences" for a discussion of this withholding tax and instructions for a holder to obtain a refund under specified circumstances.

     Notwithstanding any provision of this U.S. Offer, we will not be required to accept Securities for payment, and we may terminate or amend the U.S. Offer if (i) less than 90% of all outstanding shares of capital stock of Gemex (including shares represented by CPOs and GDSs) on the expiration date, is tendered in the Offers on or prior to the expiration date of the U.S. Offer and not withdrawn, (ii) less than all of the Securities of Gemex owned, directly or indirectly, or which may be acquired on or before the expiration date, by PepsiCo, Inc. ("PepsiCo") and its nominee identified in the Agreement to Tender, dated as of October 4, 2002, by and among Embotellador HM, BG LLC and PepsiCo (the "PepsiCo Agreement to Tender") are tendered in the Offers and not withdrawn, (iii) less than all of the Securities of Gemex owned, directly or indirectly, or which may be acquired on or before the expiration date, by Mr. Enrique C. Molina Sobrino (the Chairman of the Board, Chief Executive Officer and largest security holder of Gemex) and certain of his affiliates identified in the Agreement to Tender, dated as of October 4, 2002 (the "Molina Agreement to Tender"), by and among Embotellador HM, BG LLC and Mr. Molina, are tendered in the Offers and not withdrawn, (iv) the conditions to the Mexican Offer have not been satisfied or waived on or before the expiration date of the Mexican Offer or the Mexican Offer has been terminated without the purchase of any Securities, or (v) any of the other conditions set forth in this U.S. Offer under the caption "Certain conditions to the U.S. Offer" is not satisfied or waived at any time before the acceptance of the Securities for payment.

     For assistance in connection with the U.S. Offer, please contact Morrow & Co., Inc. (the "Information Agent"), The Bank of New York (the "U.S. Receiving Agent") or Salomon Smith Barney Inc. (the "U.S. Dealer Manager") at their respective addresses and telephone numbers set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase, the GDS Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent, the U.S. Dealer Manager, or brokers, dealers, commercial banks or trust companies acting as your nominees.

     NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS OFFERING, OTHER THAN THOSE CONTAINED IN THIS U.S. OFFER TO PURCHASE (INCLUDING THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE). IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

     THIS U.S. OFFER DOES NOT CONSTITUTE AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL ANY OF THE SECURITIES OF GEMEX TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

     THE U.S. OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, COMMONLY KNOWN AS THE "SEC," OR ANY SECURITIES COMMISSION OF ANY STATE OF THE UNITED STATES OR THE COMISION

NACIONAL BANCARIA Y DE VALORES OF MEXICO, COMMONLY KNOWN AS THE "CNBV", OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION, THE CNBV, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION PASSED UPON THE FAIRNESS OR MERITS OF THIS U.S. OFFER NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

     The date of this U.S. Offer is October 7, 2002.

                             IMPORTANT INFORMATION

     Tenders by Holders of Shares and/or CPOs. If you hold Shares or CPOs and you desire to tender all or any portion of your Shares and CPOs in the U.S. Offer, you must do so by book-entry transfer as described in this U.S. Offer to Purchase. If you hold Shares in certificated form you should promptly contact a broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of S.D. Indeval, S.A. de C.V., Institucion para el Deposito de Valores, commonly known as "Indeval," a privately-owned central securities depositary that acts as clearing house, depositary, custodian, settlement, transfer and registration institution for the Mexican Stock Exchange, and arrange for the holding by such nominee of the Shares on your behalf in book-entry form. In order for a book-entry transfer to constitute a valid tender of your Shares and CPOs in the U.S. Offer, the Shares and CPOs must be tendered by your nominee who is an Indeval participant into the account maintained by Acciones y Valores de Mexico, S.A. de C.V., or Accival (the "Mexican Receiving Agent" or the "Mexican Dealer Manager"), with Indeval, and the Mexican Receiving Agent must receive a properly completed and duly executed letter from the Indeval participant who tendered your Shares and CPOs into its account accepting the U.S. Offer (an "Acceptance Letter") prior to the expiration date of the U.S. Offer. For more information see "The U.S.
Offer -- Procedure for tendering in the U.S. Offer -- Holders of Shares and
CPOs."

     Tenders by Holders of GDSs. If you hold GDSs and you desire to tender all or any portion of the GDSs, you should either (a) complete and sign the GDS Letter of Transmittal or a copy thereof in accordance with the instructions contained in the GDS Letter of Transmittal and mail or deliver the GDS Letter of Transmittal, with original signatures, together with the Global Depositary Receipts (the "GDRs") evidencing tendered GDSs and all other required documents to the U.S. Receiving Agent in the U.S. Offer or tender such GDSs pursuant to the procedure for book-entry transfer set forth under the caption "The U.S. Offer -- Procedure for tendering in the U.S. Offer -- Holders of GDSs," or (b) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have GDSs registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such person if you desire to tender such GDSs. If you desire to tender GDSs, the GDRs evidencing such GDSs are not immediately available and you cannot deliver such GDRs and all other required documents to the U.S. Receiving Agent by the expiration of the U.S. Offer or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender such GDSs pursuant to the guaranteed delivery procedure set forth under the caption "The U.S.
Offer -- Procedure for tendering in the U.S. Offer -- Holders of GDSs."

     Settlement of U.S. Offer Price. The purchase prices for the Shares, CPOs and GDSs accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price based on the U.S. dollar to Mexican peso exchange rate calculated using the average of the exchange rates reported on each of the five consecutive U.S. business days ending two U.S. business days prior to the expiration date of the U.S. Offer by Reuters and Bloomberg on their FXBENCH page as the New York closing rate for the exchange of Mexican pesos and U.S. dollars (as so calculated, the "Applicable Exchange Rate"). We will announce the Applicable Exchange Rate by a press release not later than 9:00 a.m., New York City time, on the next U.S. business day after the Applicable Exchange Rate is determined. You will bear exchange rate risks and costs if you wish to convert the currency received into another currency. If you hold Shares and CPOs and wish to receive Mexican pesos for your Shares and CPOs instead of U.S. dollars, you should tender your Shares and CPOs in the Mexican Offer and indicate your election to receive the purchase prices in Mexican pesos. See Annex II to this U.S. Offer to Purchase for a description of the procedures for participating in the Mexican Offer.

     The term "U.S. business day" as used in this U.S. Offer to Purchase means any day other than Saturday, Sunday or a U.S. federal holiday consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     The term "business day" means any day other than Saturday, Sunday or a U.S. federal holiday and that is not a legal holiday in Mexico, consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     All references to "U.S. dollars," "$" and "US$" are to the United States dollar and all references to "Mexican pesos," "pesos," and "Ps." shall mean the currency which is presently legal tender in Mexico.

                               TABLE OF CONTENTS

SUMMARY TERM SHEET..........................................     1
SPECIAL FACTORS.............................................     9
  Background of the Offers..................................     9
  Effect of the Offers......................................    12
  Recommendation of the Gemex Board.........................    14
  Position of PBG, BG LLC and Embotellador HM regarding
     fairness of the Offers and the reverse stock split.....    14
EXEMPTIONS REQUESTED FROM THE SECURITIES AND EXCHANGE
  COMMISSION................................................    21
FOREIGN CURRENCY............................................    21
FORWARD LOOKING STATEMENTS..................................    21
THE U.S. OFFER..............................................    22
  Terms of this U.S. Offer; Expiration Date.................    22
  Certain conditions to the U.S. Offer......................    23
  Acceptance for payment....................................    26
  Procedure for tendering in the U.S. Offer -- Holders of
     Shares and CPOs........................................    27
  Procedure for tendering in the U.S. Offer -- Holders of
     GDSs...................................................    28
  Withdrawal rights.........................................    31
  Extension of tender period; amendment and termination.....    31
  Representations and warranties of tendering security
     holders................................................    33
  Sources of funds..........................................    34
  Certain tax considerations................................    34
  Information Agent, Receiving Agents, U.S. Dealer Manager
     and other expenses.....................................    40
  Certain legal matters; regulatory approvals...............    41
  Our plans for Gemex; transactions and operations following
     the U.S. Offer.........................................    41
INFORMATION REGARDING GEMEX.................................    43
  General...................................................    43
  Capital stock.............................................    43
  Price range of Securities.................................    44
  Dividends.................................................    45
  Selected financial data of Gemex..........................    47
INFORMATION REGARDING PBG, BG LLC AND EMBOTELLADOR HM.......    52
PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS....    52
  Agreements related to Gemex's Securities..................    52
  Agreements and transactions between PBG and PepsiCo and
     its affiliates.........................................    57
  Agreements and transactions between Gemex and PepsiCo and
     its affiliates.........................................    58
ANNEX I -- INFORMATION CONCERNING DIRECTORS AND EXECUTIVE
  OFFICERS OF EMBOTELLADOR HM, BG LLC, PBG AND PEPSICO......    60
ANNEX II -- PROCEDURES FOR TENDERING INTO THE MEXICAN
  OFFER.....................................................    70
ANNEX III -- RECONCILIATION NOTE............................    71

                               SUMMARY TERM SHEET

     In the U.S. Offer, we are offering to purchase all the outstanding GDSs at a price of Ps.106.38 per GDS, all the outstanding Shares held by persons who are not Mexican residents at a price of Ps.5.91 per Share, and all the outstanding CPOs held by persons who are not Mexican residents at a price of Ps.17.73 per CPO, in each case in cash, less any withholding taxes and without interest thereon. The following are some of the questions you, as a holder of GDSs or a non-Mexican resident holder of Shares and CPOs, may have and answers to those questions. We urge you to carefully read the remainder of this U.S. Offer and the accompanying GDS Letter of Transmittal because information in this summary is not complete and additional important information is contained in the remainder of this U.S. Offer and the GDS Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is PBG Grupo Embotellador Hispano-Mexicano, S.L. We are a Spanish limited liability company and an indirect majority-owned subsidiary of BG LLC, the principal operating subsidiary of PBG in which PBG owns approximately 93% of the equity interest and PepsiCo owns approximately 7%. PBG holds, indirectly, the remaining interest in us. We were formed to make the Offers. As of August 9, 2002, approximately 42.7% of the voting capital stock of PBG was beneficially owned by PepsiCo. According to Gemex's Annual Report on Form 20-F for the year ended December 31, 2001, which was filed with the SEC on July 1, 2002 (the "Annual Report"), PepsiCo also owned, directly or indirectly, approximately 34.4% of the total outstanding capital stock of Gemex as of June 26, 2002. All of PepsiCo's Securities are deposited in a trust (the "Molina/PepsiCo Trust"), which grants Mr. Molina the power to direct the voting of PepsiCo's Securities, absent certain events, until December 31, 2002. However, during that time PepsiCo has the right to approve specified decisions of Gemex's management. As a result of PepsiCo's relationship with us and with Gemex, we may be deemed to be an affiliate of Gemex under the Securities Exchange Act of 1934 (the "Exchange Act") and the Offers commenced by us for all of the Shares, CPOs and GDSs will constitute, if consummated, a "going-private transaction" within the meaning of Rule 13e-3 promulgated under the Exchange Act. For more information regarding us, BG LLC and PBG, see "Information Regarding PBG, BG LLC and Embotellador HM." For more information concerning the Molina/PepsiCo Trust, see "Special Factors" and "Past Contacts, Transactions, Negotiations and Agreements."

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFERS?

     In the U.S. Offer, we are seeking to purchase all of the outstanding GDSs of Gemex and all of the outstanding Shares and CPOs of Gemex held by persons who are not Mexican residents. In the Mexican Offer, we are seeking to purchase all Shares and CPOs, including those held by U.S. residents. For more information, please see the section of this U.S. Offer captioned "The U.S. Offer -- Terms of this U.S. Offer; Expiration Date."

HOW MUCH IS EMBOTELLADOR HM OFFERING TO PAY FOR MY SECURITIES AND WHAT IS THE FORM OF PAYMENT?

     In the U.S. Offer we are offering to pay each Gemex security holder Ps.5.91 per Share, Ps.17.73 per CPO and Ps.106.38 per GDS, in each case in cash, less any withholding taxes and without interest thereon. The purchase prices for the Securities accepted for payment pursuant to the U.S. Offer will be the U.S. dollar equivalent of the applicable Mexican peso price based on the Applicable Exchange Rate.

     We may increase the purchase prices we are offering in this U.S. Offer for any reason in our sole discretion. In addition, we may reduce the purchase prices we are offering by the amount of all dividends for which a payment date is announced or published by Gemex on or prior to the expiration date and which is payable after the date of this U.S. Offer and prior to the date of purchase of Securities pursuant to the Offers, if any. Under the Molina Agreement to Tender and the PepsiCo Agreement to Tender, we agreed not to reduce the purchase prices or change the form of consideration we are offering to pay in this U.S. Offer for any other reason without the consent of Mr. Molina and PepsiCo.

DO I HAVE TO PAY BROKERAGE FEES IF I CHOOSE TO TENDER MY SECURITIES?

     If you are the record owner of GDSs subject to this U.S. Offer and you tender your GDSs in the U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you own your Securities through a broker or other nominee, and your broker tenders your Securities on your behalf, your broker or nominee may charge you a fee for doing so. If you are the record owner of Shares, you must tender by book-entry delivery through an Indeval participant. You should consult your broker or nominee to determine whether any charges will apply. For more information, please see the section of this U.S. Offer captioned "The U.S. Offer -- Terms of this U.S. Offer; Expiration Date."

DOES EMBOTELLADOR HM HAVE ANY AGREEMENTS WITH RESPECT TO THE OFFERS WITH ANY OF GEMEX'S SECURITY HOLDERS?

     We and BG LLC entered into the PepsiCo Agreement to Tender with PepsiCo. Under the PepsiCo Agreement to Tender, PepsiCo has agreed to tender, and to cause its nominee identified in such agreement to tender, all of the outstanding Securities owned directly or indirectly by PepsiCo and which may be acquired by PepsiCo prior to the expiration date in the Offers, subject to its right to accept more competitive offers. In addition, as it is strategically important that we, a subsidiary of PBG, one of PepsiCo's anchor bottlers, purchase Gemex, PepsiCo has agreed to pay us Ps.172.7 million in order to facilitate such purchase and ensure a smooth ownership transition of Gemex. This payment will be made before the completion of the Offers.

     We and BG LLC also entered into the Molina Agreement to Tender with Mr. Molina. According to information in Gemex's Annual Report and an amendment to Mr. Molina's Schedule 13D filed on September 18, 2002, Mr. Molina had beneficial ownership over approximately 74.5% of the total capital stock of Gemex, as of September 10, 2002, including (i) Shares and CPOs deposited by PepsiCo and its subsidiaries in the Molina/PepsiCo Trust, and (ii) immediately exercisable options held by Mr. Molina to buy series T shares of Gemex which are convertible into CPOs. Without giving effect to PepsiCo's Shares and CPOs deposited in the Molina/PepsiCo Trust and to Mr. Molina's options to buy series T shares of Gemex, Mr. Molina owned, directly or indirectly, approximately 40.0% of the total outstanding capital stock of Gemex, as of September 10, 2002. Under the Molina Agreement to Tender, Mr. Molina has agreed to tender, and to cause his affiliates identified in such agreement to tender, all of the outstanding Securities owned by them and which may be acquired by them prior to the expiration date in the Offers, subject to their right to accept more competitive offers received at any time prior to or during the time the Offers remain outstanding.

     The Molina Agreement to Tender contains representations and warranties concerning transactions between Mr. Molina and his affiliates on the one hand, and Gemex and its subsidiaries, on the other hand. Under the Molina Agreement to Tender, Mr. Molina has agreed to put in escrow an amount in U.S. dollars equivalent to approximately Ps.141.1 million at the Applicable Exchange Rate from the proceeds he is entitled to receive in the Offers for his Securities (not including the Shares and CPOs deposited by PepsiCo in the Molina/PepsiCo Trust), as security for any indemnity obligations resulting from a breach by Mr. Molina of such representations and warranties. Mr. Molina's indemnification obligation with respect to his representations and warranties will not exceed Ps.188.2 million, including the amount in escrow. However, there is no limitation on the remedies available to us in the event of other breaches by Mr. Molina of the Molina Agreement to Tender.

     The Molina Agreement to Tender and the PepsiCo Agreement to Tender contain limitations on our ability to amend or extend the Offers, including limitations on our ability to reduce the prices and the form of consideration we are offering or the number of Securities sought in the Offers. For a detailed description of the Molina Agreement to Tender and the PepsiCo Agreement to Tender, see "Past Contacts, Transactions, Negotiations and Agreements" of this U.S. Offer to Purchase.

HOW WILL PAYMENT BE MADE FOR THE SECURITIES I TENDER?

     The purchase prices for the Securities accepted for payment pursuant to the U.S. Offer will be the U.S. dollar equivalent of the applicable Mexican peso price, based on the Applicable Exchange Rate. The purchase prices for the Shares and CPOs tendered in the Mexican Offer will be paid, at the election of the tendering holder, in Mexican pesos or in U.S. dollars equivalent to the Mexican Peso price based on the Applicable Exchange Rate. However, individuals tendering Shares and CPOs into the Mexican Offer will be entitled to elect to receive the purchase prices in U.S. dollars only if they have an account in or outside Mexico into which they can receive payment in U.S. dollars and the information regarding such account has been provided to the custodian for their Shares and CPOs. We will announce the Applicable Exchange Rate by a press release not later than 9:00 a.m., New York City time, on the next U.S. business day after the Applicable Exchange Rate is determined. If you choose to tender into the Mexican Offer and elect to receive payment in Mexican pesos you will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if you later wish to convert such pesos into U.S. dollars. In the event that the Mexican Offer is amended to increase the price offered for the Securities, we will make a corresponding amendment to increase the price offered for the Securities in the U.S. Offer.

     For purposes of the U.S. Offer, we will be deemed to have accepted for payment tendered Securities when and if we give oral or written notice to the U.S. Receiving Agent or the Mexican Receiving Agent, as the case may be, of our acceptance of the tenders of such Securities. Payment for GDSs tendered in certificated form and for Shares or CPOs tendered in book-entry form accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase prices with the U.S. Receiving Agent or the Mexican Receiving Agent, as the case may be, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Payment for GDSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the GDSs on your behalf with The Depositary Trust Company. In all cases, payment for Securities accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent or the Mexican Receiving Agent, as the case may be, of all the documents required to effect a tender, duly signed and executed by you or your nominee. For more information regarding acceptance of tendered Securities for payment, see the discussion under the caption "The U.S. Offer -- Acceptance for payment."

DOES EMBOTELLADOR HM HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     PBG intends to issue commercial paper in an amount of up to $1.2 billion prior to the expiration date of the Offers. The commercial paper will bear interest at a rate to be determined immediately prior to or on the date of issuance. The proceeds of this issuance will be used to finance the Offers and to refinance a portion of the indebtedness of Gemex following the consummation of the Offers. As support for the commercial paper, PBG has entered into a bridge revolving credit facility with Salomon Smith Barney Inc., Credit Suisse First Boston Corporation and Deutsche Bank Securities Inc., as joint lead arrangers, Citibank N.A., Credit Suisse First Boston, Cayman Islands Branch and Deutsche Bank AG New York Branch, as joint syndication agents, and certain lenders specified in the bridge revolving credit facility agreement, to provide up to $1.2 billion. The bridge revolving credit facility is guaranteed by BG LLC. Borrowings under the bridge revolving credit facility may be repaid and reborrowed until April 30, 2003, when the term of the bridge revolving credit facility expires. Borrowings will bear interest, at the option of PBG, at the base rate (i.e., prime rate) of Credit Suisse First Boston or LIBOR plus an applicable margin determined by reference to PBG's credit rating. The bridge revolving credit facility is unsecured. PBG does not anticipate borrowing under the bridge revolving credit facility unless and to the extent that it does not issue commercial paper as described above.

     PBG, through BG LLC, will provide us with the funds raised by it to purchase all the Securities validly tendered and not withdrawn in the Offers. Any remaining funds necessary to consummate the Offers will be provided by BG LLC from available cash or borrowings utilizing existing credit facilities of BG LLC.

     However, the Offers are not conditioned upon the receipt by PBG of the proceeds of either such financing or the advance of such funds to BG LLC or Embotellador HM. PBG expects to repay the commercial paper and/or the bridge revolving credit facility, as the case may be, with the funds provided by BG LLC from proceeds of a private placement of debt securities of BG LLC to be completed after the consummation of the Offers. Up to $1.0 billion of debt securities are expected to be guaranteed by PepsiCo.

IS THE FINANCIAL CONDITION OF EMBOTELLADOR HM RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     Because the form of payment consists solely of cash for which we have already arranged financing and because this U.S. Offer is not conditioned on our ability to obtain financing, we do not think our financial condition is relevant to your decision whether to tender in this U.S. Offer.

WHY IS THERE A SEPARATE MEXICAN OFFER?

     Gemex is a variable stock corporation organized under the laws of Mexico whose Shares and CPOs are registered and traded in Mexico and whose GDSs are registered and traded in the United States. Gemex is subject to Mexico's General Rules Applicable to Disclosable Stock Acquisitions and Public Tender Offers. These rules provide that any person or group that, directly or indirectly, seeks to acquire control of a company whose securities are registered with the Securities Registry of the CNBV, as is the case with Gemex, must do so in compliance with prescribed tender offer procedures. In addition, Gemex has security holders in these two countries, including its two principal security holders, one of which, Mr. Molina, is an individual who is a citizen and a resident of Mexico, and the other, PepsiCo, is a North Carolina corporation. Under these circumstances we are required to have two separate offers in the United States and Mexico.

     The terms and conditions of the two Offers are the same in all material respects. While we intend to make the offer periods and settlement dates for the Mexican Offer and for this U.S. Offer the same, it is possible that settlement dates will be different due to requirements of applicable law and/or market practice. There are no material advantages or disadvantages for tendering Shares and CPOs in the Mexican Offer compared to tendering in the U.S. Offer.

WHO CAN PARTICIPATE IN THE U.S. OFFER?

     Holders of GDSs must tender their GDSs in the U.S. Offer. Holders of Shares and CPOs who are not Mexican residents may tender their Shares and CPOs into either the U.S. Offer or the Mexican Offer. Mexican residents must tender their Shares and CPOs into the Mexican Offer. For more information, please see the section of this U.S. Offer captioned "The U.S. Offer -- Terms of this U.S. Offer; Expiration Date."

WHO CAN PARTICIPATE IN THE MEXICAN OFFER?

     All holders may tender their Shares and CPOs in the Mexican Offer. Holders of Shares and CPOs who are not Mexican residents may tender their Shares and CPOs into either the Mexican Offer or the U.S. Offer, but cannot tender their Shares and CPOs into both the U.S. Offer and the Mexican Offer. If you hold Shares and/or CPOs and you wish to participate in the Mexican Offer rather than in the U.S. Offer, you should follow the instructions regarding the procedures for tendering your Shares or CPOs into the Mexican Offer as set forth in the Mexican Offer to Purchase, a description of which is enclosed as Annex II to this U.S. Offer to Purchase. For more information, please see the section of this U.S. Offer captioned "The U.S. Offer -- Terms of this U.S. Offer; Expiration Date."

WHAT HAPPENS IF I HOLD GDSS AND I WANT TO PARTICIPATE IN THE MEXICAN OFFER?

     Holders of GDSs cannot tender GDSs directly in the Mexican Offer. If you hold GDSs and you wish to participate in the Mexican Offer, you should contact The Bank of New York, the depositary for the GDSs (the "Depositary"), at 101 Barclay Street, New York, New York, 10286, in order to convert your

GDSs into CPOs, which may be tendered directly in the Mexican Offer. You will have to pay a fee of $5.00 for each 100 GDSs converted. For more information, please see the section of this U.S. Offer captioned "The U.S. Offer -- Terms of this U.S. Offer; Expiration Date."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THIS U.S. OFFER?

     The U.S. Offer will expire at 5:00 p.m., New York City time (4:00 p.m., Mexico City time), on November 5, 2002, and you may tender your Securities which are subject to this U.S. Offer until such expiration date, unless the U.S. Offer is extended, in which case you will have until the new expiration date to tender your Securities. Please be aware that if your Securities are held by a broker, bank or other custodian, they may require advance notification before the expiration date. For more information, please see the section of this U.S. Offer captioned "The U.S. Offer -- Terms of this U.S. Offer; Expiration Date."

CAN THIS U.S. OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     We may extend the U.S. Offer when we are required to do so by applicable laws and regulations. Under the Molina Agreement to Tender and the PepsiCo Agreement to Tender, if on or prior to the initial expiration date the conditions to either of the Offers set forth in the U.S. Offer under the caption "The U.S. Offer -- Certain conditions to the U.S. Offer" and in the Mexican Offer are satisfied, we may extend the expiration date of the Offers for a period of not more than five business days after such initial expiration date, solely to increase the number of Securities to be tendered in the Offers. If, on the other hand, the conditions to either of the Offers are not satisfied or waived by us on or prior to the initial expiration date, we are required to extend the Offers until all such conditions have been satisfied or waived, but not more than ten business days after the initial expiration date. In the event that the conditions to either of the Offers are still not satisfied or waived by us, we have the right, at our sole discretion, to terminate the Offers after such ten business days extension has expired or to further extend the Offers for an additional ten business days. Under the Molina Agreement to Tender and the PepsiCo Agreement to Tender, an extension of the Offers for any other reason or under any other circumstances requires the consent of Mr. Molina and PepsiCo, respectively, unless such extension is required by applicable laws and regulations. For more information regarding an extension of the U.S. Offer see the discussion under the caption "The U.S. Offer -- Extension of tender period, amendment and termination."

HOW WILL I BE NOTIFIED IF THIS U.S. OFFER IS EXTENDED?

     If we extend the U.S. Offer, we will inform the Information Agent and the U.S. Dealer Manager of that fact and will make a public announcement of the extension by means of a press release to the Dow Jones News service, not later than 9:00 a.m., New York City time, on the U.S. business day after the day on which the U.S. Offer was scheduled to expire. Any notice regarding the extension of the Mexican Offer will be given in accordance with Mexican regulations. For more information regarding an extension of the U.S. Offer, see the discussion under the caption "The U.S. Offer -- Extension of tender period, amendment and termination."

WHAT ARE THE CONDITIONS TO THE U.S. OFFER?

     We will not be required to accept Securities for payment if (i) less than 90% of all of the outstanding capital stock of Gemex (including shares represented by CPOs and GDSs) on the expiration date, is tendered in the Offers on or prior to the expiration date and not withdrawn, (ii) less than all of the Securities of Gemex owned, directly or indirectly, or which may be acquired on or before the expiration date, by PepsiCo and its nominee identified in the PepsiCo Agreement to Tender are tendered in the Offers and not withdrawn, (iii) less than all of the Securities of Gemex owned, directly or indirectly, or which may be acquired on or before the expiration date, by Mr. Molina and his affiliates identified in the Molina Agreement to Tender are tendered in the Offers and not withdrawn, (iv) the conditions to the Mexican Offer have not been satisfied or waived on or before the expiration date of the Mexican Offer or the Mexican Offer has been terminated without the purchase of any Securities, or (v) the other conditions set forth under the caption "The U.S. Offer -- Certain conditions to the U.S. Offer" are not satisfied or waived at any time on or prior to the expiration date of the U.S. Offer.

WHAT ARE THE CONDITIONS TO THE MEXICAN OFFER?

     The Mexican Offer is subject to substantially similar conditions as the U.S. Offer.

I HOLD CERTIFICATES REPRESENTING GEMEX GDSS. HOW DO I PARTICIPATE IN THIS U.S. OFFER?

     If you hold GDRs representing GDSs, complete and sign the GDS Letter of Transmittal and send it, together with the GDRs evidencing your GDSs and any other required documents, to the U.S. Receiving Agent at one of the addresses set forth on the back cover of this U.S. Offer to Purchase before the expiration of this U.S. Offer. The GDS Letter of Transmittal is enclosed with this U.S. Offer to Purchase and is also available from the Information Agent. Do NOT send your GDRs to us, PBG, BG LLC, Gemex, the Mexican Receiving Agent, the Mexican Dealer Manager, the U.S. Dealer Manager or the Information Agent. For more information about the procedure for tendering GDSs in the U.S. Offer, see the discussion under the caption "The U.S. Offer -- Procedure for tendering in the U.S. Offer -- Holders of GDSs."

I HOLD GEMEX GDSS IN BOOK-ENTRY FORM. HOW DO I PARTICIPATE IN THIS U.S. OFFER?

     If you hold Gemex GDSs in book-entry form, instruct your broker or custodian to arrange, before the expiration date of this U.S. Offer, for the book-entry transfer of your GDSs into the U.S. Receiving Agent's account at The Depository Trust Company, commonly known as DTC, and to deliver an agent's message to the U.S. Receiving Agent via DTC's confirmation system confirming that you have received and agree to be bound by the terms of the U.S. Offer. For more information about the procedures for tendering GDSs in the U.S. Offer, see the discussion under the caption "The U.S. Offer -- Procedure for tendering in the U.S. Offer -- Holders of GDSs."

WHAT HAPPENS IF I AM NOT ABLE TO PROVIDE THE U.S. RECEIVING AGENT WITH ALL THE DOCUMENTS REQUIRED FOR THE TENDER OF GDSS?

     If you cannot provide the U.S. Receiving Agent with all required documents prior to the expiration date of the U.S. Offer, you may obtain additional time to do so by submitting, prior to such expiration date, a Notice of Guaranteed Delivery to the U.S. Receiving Agent, which must be certified by an eligible guarantor institution, guaranteeing that all required documents for a valid tender of your GDSs will be received by the U.S. Receiving Agent within three New York Stock Exchange, or NYSE, trading days after the U.S. Receiving Agent has received your Notice of Guaranteed Delivery. For more information about the procedures for tendering GDSs in the U.S. Offer, see the discussion under the caption "The U.S. Offer -- Procedure for tendering in the U.S. Offer -- Holders of GDSs."

I AM A U.S. PERSON AND I HOLD SHARES AND CPOS OF GEMEX. HOW DO I PARTICIPATE IN THE U.S. OFFER?

     If you are a U.S. person and either a record holder or beneficial owner of Shares or CPOs, and you wish to tender your Shares or CPOs in the U.S. Offer, you must do so by book-entry transfer. You will not be able to tender in the U.S. Offer any Shares in certificated form. If you hold Shares in certificated form and you wish to participate in the U.S. Offer you need to promptly contact a broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of Indeval and arrange to have such a nominee hold the Shares on your behalf in book-entry form.

     In order for a book-entry transfer to constitute a valid tender of your Shares and CPOs in the U.S. Offer, the Shares and CPOs must be tendered by your nominee who is an Indeval participant into the account of the Mexican Receiving Agent with Indeval and the Mexican Receiving Agent must receive a properly completed and duly executed Acceptance Letter from the Indeval participant who tendered your Shares and CPOs into its account prior to the expiration date of the U.S. Offer. Since this procedure is identical to that by which other Gemex security holders participate in the Mexican Offer, such nominee may wish to refer to the instructions for tendering into the Mexican Offer attached as Annex II to this U.S. Offer to Purchase.

     For more information about the procedure for tendering Shares and CPOs in the U.S. Offer, see the discussion under the caption "The U.S.
Offer -- Procedure for tendering in the U.S. Offer -- Holders of Shares and
CPOs."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SECURITIES?

     To withdraw Securities previously tendered, you or your nominee must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the U.S. Receiving Agent or instruct your broker or other nominee to deliver such notice of withdrawal to the Mexican Receiving Agent, as the case may be, while you still have the right to withdraw the Securities. For more information regarding withdrawal rights and procedures, see the discussion under the caption "The U.S. Offer -- Withdrawal rights."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SECURITIES?

     You can withdraw tendered Securities at any time until the U.S. Offer has expired and, if we have not by December 6, 2002 agreed to accept your Securities for payment, you can withdraw them at any time after such time until we accept such Securities for payment. For more information regarding withdrawal rights and procedures, see the discussion under the caption "The U.S.
Offer -- Withdrawal rights."

WILL GEMEX CONTINUE AS A PUBLIC COMPANY?

     Following the consummation of the Offers, we intend to cause Gemex to deregister its Shares and CPOs from the Registro Nacional de Valores, or "RNV," the Mexican National Securities Registry, to delist its Shares and CPOs from the Mexican Stock Exchange and to cease being subject to the reporting requirements applicable to publicly traded companies in Mexico. Following the consummation of the Offers, we also intend to cause Gemex to delist the GDSs from The New York Stock Exchange, which will result in the de-registration of the GDSs and the underlying CPOs, Shares, D Shares and L Shares under Section 12(b) of the Exchange Act. In the event that, following the consummation of the Offers, there will still be any Securities outstanding other than those owned by us, then, to the extent required under Mexican regulations, prior to the deregistration of the Shares and CPOs from the RNV and their delisting from the Mexican Stock Exchange, we will deposit in a trust for a period of two years the funds, in Mexican pesos, that would be required to purchase all the Shares and CPOs outstanding after the Offers (assuming conversion of any remaining GDSs into CPOs), other than those owned by us, at the same Mexican peso price paid in the Mexican Offer. Immediately after the de-listing of Gemex's Shares and CPOs from the Mexican Stock Exchange, we intend to cause Gemex to carry out a reverse stock split in order to eliminate for cash, at the same Mexican peso price paid in the Mexican Offer, the outstanding Securities held by any remaining security holders other than us in accordance with Mexican law. However, there can be no assurance as to when or if such steps will occur. For more information, see the discussion under the caption "Special Factors -- Effect of the Offers."

DO YOU, BG LLC AND PBG SUPPORT THE OFFERS?

     Yes. We, BG LLC and PBG believe that the Offers and reverse stock split are fair to the security holders of Gemex, other than Mr. Molina, PepsiCo and their respective affiliates. This belief, however, should not be construed as a recommendation to security holders of Gemex to tender in the Offers. For more information, see the discussion under the caption "Special Factors -- Position of PBG, BG LLC and Embotellador HM regarding fairness of the Offers and the reverse stock split."

DOES GEMEX SUPPORT THE OFFERS?

     Yes. According to Gemex's solicitation/recommendation statement on Schedule 14D-9, at a meeting of the Board of Directors of Gemex on October 3, 2002, the Board, by a unanimous vote of all directors and alternate directors present, which included a majority of the directors of Gemex who are not Gemex employees, determined that the Offers are fair to the security holders of Gemex, other than PepsiCo, Mr. Molina and their respective affiliates, and determined to recommend to the security holders of Gemex, other than Mr. Molina, PepsiCo and their respective affiliates, that they tender their Securities in the Offers. For more information, see the discussion under the caption "Special
Factors -- Recommendation of the Gemex Board."

IF I DECIDE NOT TO TENDER, HOW WILL THE U.S. OFFER AFFECT MY SECURITIES?

     The purchase of Securities pursuant to the U.S. Offer will substantially reduce the number of Gemex security holders, and the number of Securities which are still in the hands of the public after the consummation of the Offers may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Securities. We also intend to take the actions described in the answer to the question above on whether Gemex will continue as a public company, although as noted above, the timing of such actions is not certain. For more information, see the discussion under the caption "Special Factors -- Effect of the Offers."

WHAT ARE THE TAX CONSEQUENCES OF TENDERING MY SECURITIES IN THE U.S. OFFER?

     The sale of Securities for cash pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a U.S. Holder (as defined under the caption "Certain tax considerations") who sells Securities pursuant to the U.S. Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the Securities sold pursuant to the U.S. Offer. Gain or loss will be determined separately for each block of Securities (i.e., Securities acquired at the same cost in a single transaction) tendered pursuant to the U.S. Offer.

     Payments for Shares and CPOs (but not GDSs) purchased in the Offers will be subject in all cases to a 5% Mexican withholding tax on the gross proceeds of the sale. See "The U.S. Offer -- Certain tax considerations -- Material Mexican income tax consequences" for a discussion of this withholding tax and instructions for a holder to obtain a refund under specified circumstances.

     For a discussion of Mexican tax consequences and further discussion of U.S. tax consequences to U.S. security holders tendering their Securities in the U.S. Offer, see under the caption "The U.S. Offer -- Certain tax considerations."

WHAT IS THE MARKET VALUE OF MY SHARES, CPOS AND GDSS AS OF A RECENT DATE?

     The last trade of Shares reported on the Mexican Stock Exchange occurred on May 4, 2001. The closing price of the Shares at that time was Ps.5.00 per Share.

     On May 7, 2002, the last trading day before PBG announced this U.S. Offer, the closing price of CPOs reported by Bloomberg was Ps.14.90 per CPO. On October 4, 2002, the last trading day before we commenced this U.S. Offer, the closing price of CPOs reported by Bloomberg was Ps.17.00 per CPO.

     On May 7, 2002, the last trading day before PBG announced this U.S. Offer, the closing price of GDSs reported by Bloomberg was $9.20, or PS.87.30, per GDS, using the exchange rate of Ps.9.4890 per US$1.00 reported by Reuters and Bloomberg on their FXBENCH Page as the New York closing rate on May 7, 2002. On October 4, 2002, the last trading day before we commenced this U.S. Offer, the closing price of GDSs reported on the NYSE was $10.08, or Ps.102.80, per GDS, using the exchange rate of Ps.10.1985 per US$1.00 reported by Reuters and Bloomberg on their FXBENCH Page as the New York closing rate on October 4, 2002.

     You should obtain a recent quotation for Shares, CPOs and GDSs in deciding whether to tender your Shares, CPOs and/or GDSs. See further under the caption "Information Regarding Gemex -- Price range of Securities".

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE U.S. OFFER?

     If you have any questions about the procedure for tendering Shares and CPOs into the U.S. Offer, please contact the Information Agent at its address as it appears on the back cover of this U.S. Offer to Purchase. If you have any questions about the procedure for tendering GDSs into the U.S. Offer, please contact the Information Agent or the U.S. Receiving Agent at their respective addresses as they appear on the back cover of this U.S. Offer to Purchase.

     THIS U.S. OFFER TO PURCHASE AND THE RELATED GDS LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THIS U.S. OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFERS

     Gemex is a Mexican holding company that, through its bottling and distribution subsidiaries, produces, sells and distributes a variety of soft drink products under the Pepsi-Cola, Pepsi Light, Pepsi Max, Pepsi Limon, Mirinda, 7UP, Diet 7UP, Kas, Mountain Dew, Power Punch and Manzanita Sol trademarks pursuant to exclusive franchise and bottling arrangements with PepsiCo and various affiliates of PepsiCo. Gemex also produces, sells and distributes a variety of non-PepsiCo products such as soft drinks under the trademark Squirt and purified and mineral water under the trademarks Electropura and Garci Crespo. According to publicly available information concerning Gemex filed with the SEC, including its Annual Report, Gemex is currently the largest bottler outside the United States of PepsiCo's soft drink products based on sales volume. Through its ownership in the Electropura brand, Gemex is also the largest producer of bottled and jug water in Mexico.

     In October 1995, Gemex entered into a master joint venture agreement with PepsiCo, certain of PepsiCo's subsidiaries and Mr. Enrique C. Molina Sobrino, Gemex's Chairman of the Board, Chief Executive Officer and largest security holder. Under the master joint venture agreement, PepsiCo designated Gemex as PepsiCo's exclusive anchor bottler in Mexico and granted Gemex the rights to develop and purchase soft drink bottling franchises within designated territories in Mexico. In addition, PepsiCo contributed to Gemex approximately $154 million in cash, its ownership in its wholly-owned bottling operations in Central Mexico and its minority interest in certain bottling subsidiaries of Gemex in Southeast Mexico, to become a major security holder of Gemex, holding together with its affiliates, directly or indirectly as of the date of this U.S. Offer, approximately 34.4% of the outstanding capital stock of Gemex.

     Under the terms of the master joint venture agreement, Mr. Molina and PepsiCo formed the Molina/PepsiCo Trust, into which Mr. Molina deposited a portion of his CPOs and into which PepsiCo and its subsidiaries deposited all of their Shares and CPOs. The Molina/PepsiCo Trust currently owns approximately 63.4% of the outstanding Shares, including Shares represented by CPOs and GDSs. It was agreed by the parties to the joint venture agreement that during Phase I of the agreement, commencing on October 6, 1995 and ending on the earlier of December 31, 2002, Mr. Molina's retirement, disability or death, or the occurrence of certain events, including Mr. Molina's withdrawal of any of his Shares or CPOs from the Molina/PepsiCo Trust, Mr. Molina will have overall management control of Gemex and the right to direct the voting of all Shares and CPOs in the Molina/PepsiCo Trust, including Shares and CPOs deposited in the Molina/PepsiCo Trust by PepsiCo and its subsidiaries.

     During Phase I of the agreement, PepsiCo does not have the right to withdraw any Shares or CPOs from the Molina/PepsiCo Trust. As a result, according to information provided in Gemex's Annual Report and an amendment to Mr. Molina's Schedule 13D filed with the SEC on September 18, 2002, Mr. Molina currently (i) beneficially owns approximately 74.5% of the capital stock of Gemex as of September 10, 2002, including (A) Shares and CPOs which were deposited by PepsiCo and its subsidiaries in the Molina/PepsiCo Trust, and (B) immediately exercisable options held by Mr. Molina to buy series T shares of Gemex which are convertible into CPOs, (ii) controls more than 50% of the voting power of Gemex, including Shares and CPOs of PepsiCo and its subsidiaries, and (iii) is able to appoint a majority of the directors of Gemex and to determine the outcome of substantially all actions requiring shareholder approval. However, during Phase I PepsiCo has the right to approve certain management decisions.

     During Phase II of the joint venture agreement scheduled to commence on January 1, 2003, and thereafter, PepsiCo will have the right to direct the voting of the Shares and CPOs held by the Molina/ PepsiCo Trust, including those deposited by Mr. Molina, thereby giving PepsiCo beneficial ownership of approximately 45.8% of the outstanding capital stock and control of over 50% of the voting power of Gemex. However, during the first three years of Phase II and for so long as Mr. Molina owns a minimum number of Gemex's Securities, Mr. Molina will have the right to approve certain management decisions.

     Without giving effect to PepsiCo's Shares and CPOs deposited into the Molina/PepsiCo Trust and Mr. Molina's options to buy series T shares of Gemex, Mr. Molina owned, directly or indirectly, approximately 40.0% of the total outstanding capital stock of Gemex, as of September 10, 2002.

     PBG was incorporated in Delaware in January 1999 as a wholly-owned subsidiary of PepsiCo to effect the separation of most of PepsiCo's company-owned bottling businesses. PBG became a publicly-traded company on March 31, 1999. PBG is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages and has the exclusive right to manufacture, sell and distribute Pepsi-Cola beverages in all or a portion of 41 U.S. states, the District of Columbia, eight Canadian provinces, Spain, Greece, Russia and Turkey. In some of its territories, PBG also has the right to manufacture, sell and distribute soft drink products of other companies, including Dr. Pepper and All Sport in the United States. PBG operates its business through BG LLC, its principal operating subsidiary, in which PBG owns approximately 93% of the equity interest and PepsiCo owns approximately 7%. As of August 9, 2002, PepsiCo beneficially owned approximately 37.6% of the outstanding PBG common stock and 100% of the outstanding PBG Class B common stock, together representing approximately 42.7% of the voting power of all classes of PBG's voting stock. Neither we nor PBG or BG LLC currently own any capital stock of Gemex.

     The purpose of the Offers is to acquire 100% of the capital stock of Gemex through an affiliate of PBG, making Gemex an indirect subsidiary of PBG, and to obtain immediate control over the voting power of securities of Gemex.

     In a number of meetings in February and March 2001 between representatives of PBG and PepsiCo, PepsiCo raised the possible acquisition by PBG of several foreign bottlers of PepsiCo products, including Gemex. Those acquisitions would be consistent with PepsiCo's business strategy not to have direct ownership and management control of the bottling companies that are the franchise holders of the PepsiCo trademarks and products and rather to manage the bottling business through a limited number of independent anchor bottler companies. During this period, PBG presented to PepsiCo its preliminary financial analysis of Gemex based on publicly available information, and PBG requested additional financial information from PepsiCo.

     In May 2001, a representative of PBG met with Mr. Molina and an advisor to express PBG's interest in a possible transaction in which PBG would acquire control of Gemex. Discussions and analysis by PBG of a possible transaction ensued in the following months. In November 2001 PBG met again with Mr. Molina and an advisor to reconfirm PBG's interest in a transaction. During the first two weeks of December 2001, a management team from PepsiCo and PBG met in Mexico City with Mr. Molina and Gemex management to gain an understanding of the business.

     Based on information available to it in January 2002, PBG determined a proposed gross enterprise value of Gemex and its business. Based on that determination, on January 29, 2002, representatives of PBG preliminarily indicated to Mr. Molina, in his capacity as the controlling security holder of Gemex,

PBG's interest in purchasing all the outstanding capital stock of Gemex at a price per share based on a gross enterprise value of Gemex of approximately Ps.10.1 billion, subject to adjustments. In mid-February 2002, PBG indicated that it would be willing to increase its proposed gross enterprise value to approximately Ps.10.5 billion.

     During February and March 2002, Mr. Molina, an advisor and representatives of PBG continued to discuss PBG's interest in a potential acquisition of Gemex. In mid-April PBG notified Mr. Molina that it would be willing to increase its proposed gross enterprise value of Gemex to approximately Ps.10.9 billion. In late April and early May 2002, PBG and Mr. Molina continued their earlier discussions. During the January to May 2002 period, PBG made the same indications of interest to PepsiCo contemporaneously with doing so to Mr. Molina and engaged in discussions with PepsiCo with respect thereto. During the same time period, PepsiCo and PBG also discussed the franchisor/franchisee arrangements that would be put in place with Gemex following the completion of the Offers. As a result of these discussions, PepsiCo and PBG reached a general understanding that such arrangements would remain substantially the same as those in place prior to the completion of the Offers, except that PepsiCo agreed to increase its marketing support to Gemex in an amount equal to Gemex's scheduled concentrate price increase.

     On May 3, 2002, PBG and Gemex executed a written confidentiality agreement. In the first week of May 2002, PBG reached a non-binding agreement with Mr. Molina and PepsiCo regarding the terms of a possible acquisition of all the outstanding capital stock of Gemex by PBG, which terms were reflected in a term sheet, dated May 7, 2002. The term sheet provided that the gross enterprise value of Gemex for the purpose of the Offers would be approximately Ps.11.9 billion, subject to certain adjustments for working capital and indebtedness levels and liabilities identified during a due diligence review. It also provided that Mr. Molina would agree to tender in the Offers all the Securities owned by him, directly or indirectly, not including Shares and CPOs deposited by PepsiCo and its subsidiaries in the Molina/PepsiCo Trust. After the close of business on May 7, 2002, PBG issued a press release announcing the non-binding agreement to acquire Gemex and Gemex issued a press release announcing that it had been informed of the agreement.

     In light of changes in Mexico's tender offer regulations and tax laws, it was determined by PBG that the preferred form of transaction would be a tender offer by PBG, through an acquisition subsidiary, for all of the outstanding capital stock of Gemex. Gemex, as a company organized under the laws of Mexico, is subject to the General Rules Applicable to Disclosable Stock Acquisitions and Public Tender Offers. These rules provide that any person or group that, directly or indirectly, seeks to acquire control of a company whose securities are registered with the CNBV must do so in compliance with prescribed tender offer procedures. In particular, these rules provide that such tender offer must be for 100% of the outstanding capital stock of the issuer. In addition, Mexican tax laws provide certain tax benefits to individuals who sell capital stock owned by them in a tender offer. Since Gemex's capital stock is listed for trading both in the United States and in Mexico, PBG determined that dual and simultaneous tender offers in Mexico and in the U.S. for all of the capital stock of Gemex would be necessary.

     During June and July 2002, PBG and its advisors conducted legal and business due diligence of Gemex in Mexico and began preparing the documentation required to effect the Offer. In June 2002, BG LLC formed Embotellador HM, to purchase the Securities in the Offers.

     Following the completion of the due diligence review in July 2002, in late July and early August 2002 PBG discussed with Molina and PepsiCo possible adjustments to the enterprise value of Gemex provided for in the term sheet. On August 13, 2002, PBG, Mr. Molina and PepsiCo agreed on an enterprise value of approximately Ps.11.6 billion, subject to approval of the Board of Directors of PBG. In addition, as it is strategically important that we, a subsidiary of PBG, one of PepsiCo's anchor bottlers, purchase Gemex, PepsiCo has agreed to make a payment of Ps.172.7 million to us in order to facilitate the purchase of Gemex and ensure a smooth ownership transition of Gemex. This payment will be made before the completion of the Offers. On August 13, 2002, PBG issued a press release announcing its agreement with Mr. Molina and PepsiCo and Gemex issued a press release announcing that it had been informed of that agreement.

     On September 5, 2002, the Board of Directors of PBG held a meeting to consider the Offers. At the meeting the Board received a description of the transactions contemplated by the Offers and the related agreements. It was determined that PBG believes that the Offers and the reverse stock split are fair to the security holders of Gemex other than PepsiCo, Mr. Molina and their respective affiliates. At the meeting, the Board of Directors of PBG also reviewed a fairness opinion provided to it by Salomon Smith Barney Inc., PBG's financial advisor, regarding the fairness, from a financial point of view, to PBG of the aggregate consideration to be paid by PBG in the Offers, and received the recommendation of the Audit and Affiliated Transactions Committee of PBG to approve the PepsiCo Agreement to Tender and the purchase of PepsiCo's Securities pursuant to the Offers. The Board of Directors of PBG approved the Offers and the related agreements. We and BG LLC also believe that the Offers and reverse stock split are fair to the security holders of Gemex other than PepsiCo, Mr. Molina and their respective affiliates.

     On October 2 and 3, 2002, PBG and Mr. Molina had discussions and reached an understanding on the amount of net debt of Gemex that would be used for calculating the equity value of Gemex, resulting in offer prices of Ps.5.91 per Share, Ps.17.73 per CPO and Ps.106.38 per GDS.

     According to Gemex's solicitation/recommendation statement on Schedule 14D-9, at a meeting held on October 3, 2002, the Board of Directors of Gemex was presented a description of the terms of the Offers. In addition, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), an unaffiliated financial advisor to the Company, presented a financial analysis of the terms of the Offers. Merrill Lynch also delivered its opinion to the Gemex Board to the effect that, as of October 3, 2002, and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be received by the holders of the Securities, other than PepsiCo, Mr. Molina and their respective affiliates, was fair from a financial point of view to such holders.

     According to Gemex's solicitation/recommendation statement on Schedule 14D-9, at its October 3, 2002 meeting, the Gemex Board, by a unanimous vote of all directors and alternate directors present, which included a majority of the directors of Gemex who are not Gemex employees, determined that the Offers are fair to the holders of Securities, other than PepsiCo, Mr. Molina and their respective affiliates, and determined to recommend that the holders of Securities, other than PepsiCo, Mr. Molina and their respective affiliates, accept the Offers and tender their Securities in the Offers.

     On October 4, 2002, the Molina Agreement to Tender, the PepsiCo Agreement to Tender and the escrow arrangement with Mr. Molina were all completed and executed by the parties thereto. The commencement of the Offers was announced promptly thereafter.

EFFECT OF THE OFFERS

     Trading and information. We are an indirect subsidiary of BG LLC, the principal operating subsidiary of PBG. As of August 9, 2002, approximately 42.7% of the voting capital stock of PBG was owned by PepsiCo. According to Gemex's Annual Report, PepsiCo also owned as of June 26, 2002, directly or indirectly, approximately 55.8% of the voting capital stock and approximately 34.4% of the total capital stock of Gemex. As a result, we may be deemed to be an affiliate of Gemex under the Exchange Act and the Offers commenced by us for all of the Shares, CPOs and GDSs will constitute, if consummated, a "going-private transaction" within the meaning of Rule 13e-3 promulgated under the Exchange Act. Following the consummation of the U.S. Offer, we intend to cause Gemex to delist the GDSs from the NYSE, which will result in the de-registration of the GDSs and the underlying CPOs, Shares, D Shares and L Shares under Section 12(b) of the Exchange Act. This de-registration would make certain provisions of the Exchange Act, such as the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions and the prohibition on personal loans to directors and executive officers, no longer applicable to Gemex. Following the consummation of the Mexican Offer, we also intend to cause Gemex to deregister the Shares and CPOs from the RNV and to delist them from the Mexican Stock Exchange and to cease being subject to the reporting requirements applicable to publicly traded companies in Mexico. The consummation of the Offers will also substantially reduce the number of security holders, and the number of Shares, CPOs and GDSs which will still be in the hands of the public may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the Shares, CPOs or the GDSs.

     In the event that, following the consummation of the Offers, there will still be any Securities outstanding other than those owned by us, then, to the extent required under Mexican regulations, prior to the deregistration of the Shares and CPOs from the RNV and their delisting from the Mexican Stock Exchange, we will deposit in a trust for a period of two years the funds, in Mexican pesos, that would be required to purchase all the Shares and CPOs outstanding after the Offers (assuming conversion of any remaining GDSs into CPOs), other than those owned by us, at the same Mexican peso prices paid in the Mexican Offer. Immediately after the de-listing of Gemex's Shares and CPOs from the Mexican Stock Exchange, we intend to cause Gemex to carry out a reverse stock split in order to eliminate for cash, at the same Mexican peso price paid in the Mexican Offer, the outstanding Securities held by any remaining security holders other than us in accordance with Mexican law.

     As soon as practicable following the consummation of the Offers and the reverse stock split, PBG and BG LLC intend to cause us to merge with and into Gemex, which will be the surviving entity of such merger. In addition, in accordance with the Molina Agreement to Tender, upon the purchase of the Securities pursuant to the Offers, Mr. Molina's employment agreement with Gemex and all arrangements and understandings related to it will terminate, and upon such termination Mr. Molina agrees to release Gemex and its affiliates from any and all claims and liabilities arising from his employment with Gemex and/or its subsidiaries. Under the Molina Agreement to Tender, we acknowledge that Mr. Molina will be entitled to receive approximately Ps.141.1 million in full satisfaction of his rights under Gemex's executive pension plan and all other statutory and severance benefits following the termination of his employment with Gemex and agree to cause the pension plan to remit such amount to Mr. Molina in accordance with the terms of the pension plan. We also intend to cause the election of new directors to Gemex's Board of Directors at a shareholders meeting to be held promptly after the consummation of the Offers and to appoint certain new officers to Gemex.

     Benefits and detriments. The Offers provide security holders of Gemex with the following benefits:

     - The cash consideration payable per CPO and per GDSs in the Offers represent premiums to the closing prices for the respective Securities on May 7, 2002, the last trading day prior to public announcement of the Offers and on October 4, 2002, the last trading day prior to the commencement of the Offers;

     - immediate liquidity for their shares without the usual transaction costs associated with open market sales;

     - Mexican tax laws provide certain tax benefits to individuals who sell capital stock owned by them in a tender offer and in compliance with Mexican law requirements; and

     - the Offers will eliminate the risk to those security holders of a possible future decline in Gemex's business or the market value of the Securities.

     However, there are also some detriments to selling security holders:

     - security holders will cease to participate in any future growth of Gemex;

     - security holders may incur taxable gain from the sale of the Securities in either of the Offers; and

     - the price per Security offered in the Offers may be lower than the market price of the Securities immediately prior to the date the Offers are consummated.

     On the other hand, however, the consummation of the Offers is expected to eliminate the public market for Gemex's Securities and security holders of Gemex who choose not to tender in the Offers will be adversely affected by the decreased liquidity, market float and public information about Gemex.

     U.S. federal tax consequences. The tender of Securities in the U.S. Offer may result in Mexican and U.S. federal tax consequences for the tendering security holders. For a discussion regarding these consequences, see below under the caption "The U.S. Offer -- Certain tax considerations".

RECOMMENDATION OF THE GEMEX BOARD

     According to Gemex's solicitation/recommendation statement on Schedule 14D-9, at a meeting of the Board of Directors of Gemex on October 3, 2002, Merrill Lynch delivered an opinion to the Board of Directors of Gemex, dated October 3, 2002, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in the opinion, the consideration to be received by the holders of the Securities, other than PepsiCo, Mr. Molina and their respective affiliates, was fair, from a financial point of view, to those holders. After considering, and based upon the opinion of Merrill Lynch and the other factors set forth in Gemex's solicitation/recommendation statement on
Schedule 14D-9, the Board of Directors of Gemex by a unanimous vote of all directors and alternate directors present at its October 3, 2002 meeting, which included a majority of the directors of Gemex who are not Gemex employees, determined that the Offers are fair to security holders of Gemex, other than PepsiCo, Mr. Molina and their respective affiliates, and determined to recommend that the security holders of Gemex, other than PepsiCo, Mr. Molina and their respective affiliates, accept the Offers and tender their Securities in the Offers. The full text of Merrill Lynch's October 3, 2002 fairness opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Merrill Lynch, is attached as an exhibit to Gemex's solicitation/recommendation statement on Schedule 14D-9, which is being mailed to you herewith.

     The Offers do not require approval by the security holders of Gemex. Under Mexican law, there are no appraisal rights available for security holders of Gemex.

POSITION OF PBG, BG LLC AND EMBOTELLADOR HM REGARDING FAIRNESS OF THE OFFERS AND THE REVERSE STOCK SPLIT

     Fairness to shareholders of PBG. Because of the relationship between PepsiCo and PBG and between PepsiCo and Gemex, the Board of Directors of PBG retained Salomon Smith Barney to render an opinion with respect to the fairness, from a financial point of view, to PBG of the aggregate consideration to be paid by PBG, through us, in the Offers. We, BG LLC and PBG believe that the consideration to be paid pursuant to the Offers is fair to PBG and its shareholders, other than PepsiCo and its affiliates. In addition, the Audit and Affiliated Transactions Committee of the Board of Directors of PBG has approved the purchase of the Securities held by PepsiCo and its affiliates, the form, terms and conditions of the PepsiCo Agreement to Tender and the guarantee of up to $1.0 billion expected to be provided by PepsiCo to BG LLC in connection with the private placement of debt securities that BG LLC intends to consummate after the completion of the Offers to repay PBG's $1.2 billion bridge loan and/or commercial paper, as the case may be, as discussed under the caption "The U.S. Offer -- Sources of funds."

     Opinion of Salomon Smith Barney. Salomon Smith Barney was retained to act as a financial advisor to PBG in connection with the Offers. On September 5, 2002, Salomon Smith Barney rendered an opinion to the PBG Board of Directors, to the effect that, based upon and subject to the considerations and limitations set forth in the opinion, its work described below and other factors deemed relevant, as of that date, the aggregate consideration to be paid by PBG, through us, pursuant to the Offers is fair, from a financial point of view, to PBG.

     THE FULL TEXT OF SALOMON SMITH BARNEY'S OPINION, WHICH SETS FORTH, AMONG OTHER THINGS, THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITS ON THE REVIEW UNDERTAKEN, IS FILED AS EXHIBIT (c)(1) TO THE SCHEDULE TO. THE SUMMARY OF SALOMON SMITH BARNEY'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     In arriving at its opinion, Salomon Smith Barney, among other things:

     - reviewed drafts, dated August 15, 2002 and August 16, 2002, respectively, of agreements of PepsiCo and Mr. Molina to tender their Gemex shares to PBG pursuant to the Offers;

     - held discussions with certain senior officers, directors and other representatives and advisors of PBG and certain of its respective affiliates concerning the businesses, operations and prospects of Gemex;

     - examined certain publicly available business and financial information relating to Gemex as well as certain financial forecasts and other information and data for Gemex, which were provided to or otherwise discussed with Salomon Smith Barney by the management of PBG;

     - reviewed the financial terms of the Offers in relation to, among other things: current and historical market prices and trading volumes of the Securities; the historical and projected financial and operating data of Gemex; and the capitalization and financial condition of Gemex;

     - considered, to the extent publicly available, the financial terms of certain other similar transactions recently effected that Salomon Smith Barney considered relevant in evaluating the Offers;

     - analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Salomon Smith Barney considered relevant in evaluating those of Gemex; and

     - conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Salomon Smith Barney deemed appropriate.

     In rendering its opinion, Salomon Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with it and have further relied upon the assurances of the management of PBG that they are not aware of any facts that would make any of such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with it, Salomon Smith Barney has been advised by the management of PBG that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of PBG as to the future financial performance of Gemex. Salomon Smith Barney expressed no view with respect to such forecasts and other information and data or the assumptions on which they were based. Salomon Smith Barney has not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Gemex nor has Salomon Smith Barney made any physical inspection of the properties or assets of Gemex. Representatives of PBG have advised Salomon Smith Barney, and Salomon Smith Barney has assumed, that, when finalized, the documents it reviewed in draft form, as described above, will not vary materially from such drafts.

     Salomon Smith Barney was not requested to consider, and its opinion does not address, the relative merits of the Offers as compared to any alternative business strategies that might exist for PBG or the effect of any other transaction in which PBG and its affiliates might engage. Salomon Smith Barney's opinion necessarily is based upon information available to it and financial, stock market and other conditions and circumstances existing and disclosed to it as of the date of its opinion.

     SALOMON SMITH BARNEY'S ADVISORY SERVICES AND ITS OPINION EXPRESSED WERE PROVIDED SOLELY FOR THE INFORMATION OF THE PBG BOARD OF DIRECTORS IN ITS EVALUATION OF THE OFFERS FROM PBG'S STANDPOINT. IT DOES NOT ADDRESS IN ANY RESPECT THE FAIRNESS OF THE OFFERS TO GEMEX SECURITY HOLDERS, NOR DOES IT CONSTITUTE A RECOMMENDATION OF THE OFFERS TO ANY PERSON.

     Financial Analysis of Salomon Smith Barney. Salomon Smith Barney made a brief presentation to the PBG Board of Directors with respect to Gemex and the Offers which summarized certain analyses of the value of Gemex utilizing three methodologies: a comparable public companies analysis; a precedent transactions analysis; and a discounted cash flow analysis.

     A copy of Salomon Smith Barney's written presentation to the PBG Board of Directors relating to its opinion has been filed as an exhibit to the Schedule TO filed by PBG with the SEC and will be available for inspection and copying at the principal executive offices of PBG during regular business hours by any interested stockholder of PBG or stockholder representative who has been so designated in writing and may be inspected and copied at, and obtained by mail from, the SEC.

  COMPARABLE PUBLIC COMPANIES ANALYSIS

     Salomon Smith Barney compared financial, operating and stock market information, and forecasted financial information for selected Latin American publicly traded companies that Salomon Smith Barney deemed appropriate for comparison with financial, operating and forecasted financial information for Gemex. The selected comparable companies considered by Salomon Smith Barney were:

     - Embotelladora Andina,

     - Grupo Continental, S.A.,

     - Coca-Cola Femsa, and

     - Panamco.

     Salomon Smith Barney considered these companies appropriate for comparison but noted that none of these companies has the same management, make up, size and combination of businesses as Gemex.

     For each of the selected comparable public companies, Salomon Smith Barney derived and compared, among other things:

     - the ratio of each company's firm value as of August 23, 2002, to

          (a) its revenue for the twelve months ending June 30, 2002,

          (b) its earnings before interest expense, taxes, depreciation and amortization, or EBITDA, for the twelve months ending June 30, 2002,

          (c) its earnings before interest expense and taxes, or EBIT, for the twelve months ending June 30, 2002,

          (d) its estimated revenues for 2002,

          (e) its estimated EBITDA for 2002, and

          (f) its estimated EBIT for 2002.

     The forecasted financial information used by Salomon Smith Barney for the selected comparable companies in the course of these analyses was based on information published by equity research analysts employed by Salomon Smith Barney and other investment banking firms. With respect to Gemex, the forecasted financial information used by Salomon Smith Barney was based on information provided by PBG. Calculations were made based on the closing price per share of each company's common stock on August 23, 2002. In deriving ratios for the selected comparable companies, Salomon Smith Barney made certain adjustments to the relevant data to take into account certain unusual and nonrecurring items.

     Firm value was calculated as the sum of the value of:

     - all common shares assuming the exercise of all in-the-money options, warrants and convertible securities, less the proceeds from such exercise; plus

     - indebtedness; plus

     - minority interests; plus

     - preferred stock; plus

     - out-of-the-money convertible securities; minus

     - investments in unconsolidated affiliates and cash.

     Salomon Smith Barney focused on the calculated ratios of firm value to estimated EBITDA and, based on this information and qualitative judgment, derived a reference range of Ps.11.68 to Ps.18.32 for the implied equity value per CPO (which term includes CPOs underlying GDSs).

  PRECEDENT TRANSACTIONS ANALYSIS

     Multiples paid. Salomon Smith Barney reviewed publicly available information for four completed merger or acquisition transactions announced in emerging markets since October 1998 involving public companies in the soft drink bottling sector. For each precedent transaction, Salomon Smith Barney derived and compared, among other things:

     - the ratio of the firm value of the acquired company to

          (a) the revenue of the acquired company,

          (b) the EBIT of the acquired company, and

          (c) the EBITDA of the acquired company,

in each case, for the last twelve-month period ending prior to the announcement of the transaction for which financial results were available.

     With respect to the financial information for the companies involved in the precedent transactions, Salomon Smith Barney relied on information provided by Securities Data Corporation as well as information available in public documents. Securities Data Corporation compiles summaries of merger and financing information published by certain investment banks, market research firms and trade associations. Salomon Smith Barney calculated firm value as described above. Salomon Smith Barney considered the following transactions in evaluating the Offers:

ANNOUNCEMENT DATE                  ACQUIROR                      ACQUIRED COMPANY
-----------------                  --------                      ----------------
     August 2001        Coca-Cola Bottlers Philippines     Cosmos Bottling Corporation
    February 2001          San Miguel/Coca-Cola Co.       Coca Cola Bottlers Philippines
   September 2000               Coca-Cola Co.             Ades Alfindo PutraSetia-Brands
     August 2000                    Quinsa                  Baesa Cerveceria Malteria

     Based on this data, Salomon Smith Barney derived a range for the implied equity value per CPO of Ps.21.22 to Ps.27.87.

     Premiums paid. Salomon Smith Barney derived and compared, among other things, a reference for the Gemex shares based on the premiums paid in other Mexican public company transactions and Latin American consumer company transactions, when compared to the trading price of the acquired company's depositary receipts 4 weeks prior to announcement of the transaction. With respect to the financial information for the companies involved in the transactions, Salomon Smith Barney relied on information provided by Securities Data Corporation as well as information available in public documents. Based on this information and qualitative judgment, Salomon Smith Barney derived a reference range for the implied equity value per CPO of Ps.15.57 to Ps.16.73.

  DISCOUNTED CASH FLOW ANALYSIS

     Salomon Smith Barney also performed a discounted cash flow analysis of Gemex using PBG management forecasts in Mexican pesos for the years 2002 through 2011. Salomon Smith Barney calculated the estimated present value of Gemex's unlevered free cash flows in Mexican pesos from October 2002 through 2011. Salomon Smith Barney added to that the estimated present value of the estimated terminal value of Gemex at the end of the year 2011. For purposes of this analysis, Salomon Smith Barney utilized discount rates ranging from 12.0% to 14.0% and perpetuity terminal value growth rates ranging from 0.5% to 1.5%. From this analysis, and based on this information and qualitative judgment, Salomon Smith Barney derived a reference range of Ps.16.92 to Ps.24.73 for the implied equity value CPO.

     The preceding discussion is a summary of the material financial analyses furnished by Salomon Smith Barney to the PBG Board of Directors, but it does not purport to be a complete description of the analyses performed by Salomon Smith Barney or of its presentation to the PBG Board of Directors. The preparation of financial analyses and fairness opinions is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. Salomon Smith Barney made no attempt to assign specific weights to particular analyses or factors considered, but rather made qualitative judgments as to the significance and relevance of all the analyses and factors considered and determined to give its fairness opinion as described above. Accordingly, Salomon Smith Barney believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses and of the factors considered by Salomon Smith Barney, without considering all of the analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses conducted by Salomon Smith Barney and its opinion. With regard to the comparable companies and precedent transaction analyses summarized above, Salomon Smith Barney selected comparable public companies and precedent transactions on the basis of various factors, including size and similarity of the relevant companies; however, no company utilized in these analyses is identical to Gemex and no precedent transaction is identical to the Offers. As a result, these analyses are not purely mathematical, but also take into account differences in financial and operating characteristics of the subject companies and other factors that could affect the transaction or public trading value of the subject companies to which Gemex is being compared.

     In its analyses, Salomon Smith Barney made numerous assumptions with respect to Gemex, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Gemex's control. Any estimates contained in Salomon Smith Barney's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because these estimates are inherently subject to uncertainty, none of PBG, Gemex, the PBG Board of Directors, Salomon Smith Barney or any other person assumes responsibility if future results or actual values differ materially from the estimates.

     Salomon Smith Barney's analyses were prepared solely as part of Salomon Smith Barney's analysis of the fairness of the Offers and were provided to the PBG Board of Directors in that connection. The opinion of Salomon Smith Barney was only one of the factors taken into consideration by the PBG Board of Directors in making its determination to approve the Offers.

     Salomon Smith Barney is an internationally recognized investment banking firm engaged in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, restructurings, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The PBG Board of Directors selected Salomon Smith Barney to act as its financial advisor on the basis of Salomon Smith Barney's international reputation and Salomon Smith Barney's familiarity with PBG. In the ordinary course of its business, Salomon Smith Barney and its affiliates may actively trade or hold PBG and Gemex securities for its own account and for the account of customers and, accordingly, may at any time hold a long or short position in those securities. Salomon Smith Barney and its affiliates, including Citigroup Inc. and its affiliates, may maintain other relationships with PBG, Gemex and their respective affiliates.

     Fairness to security holders of Gemex. The rules of the SEC require PBG, BG LLC and us (collectively referred to as the "Bidders") to express their belief as to the fairness of the Offers and the reverse stock split to Gemex security holders who are not affiliated with the Bidders, PepsiCo or Mr. Molina. The Bidders believe the Offers and the reverse stock split are financially and procedurally fair to such Gemex security holders. This belief, however, should not be construed as a recommendation to Gemex security holders to tender Securities in the Offers. The Bidders base their belief on their consideration of the following factors, each of which, in their judgment, supports their views as to the fairness of the Offers and the reverse stock split.

     - The assumption that, after considering, and based upon, factors deemed relevant by the Board of Directors of Gemex, that Board of Directors would recommend to Gemex's security holders (other than PepsiCo, Mr. Molina and their respective affiliates) that they accept the Offers and tender their Securities in the Offers. Gemex's solicitation/recommendation statement on Schedule 14D-9 filed with the SEC on October 7, 2002, sets forth the recommendation of the Board of Directors of Gemex and the factors it considered in making that recommendation.

     - The assumption that the Board of Directors of Gemex would receive a written opinion from a major United States investment bank that, as of the date of such opinion, the cash consideration to be received by the security holders of Gemex in the Offers was fair to the security holders of Gemex (other than PepsiCo, Mr. Molina and their respective affiliates) from a financial point of view. Gemex's solicitation/recommendation statement on Schedule 14D-9 filed with the SEC on October 7, 2002, reported that the Board of Directors of Gemex received such an opinion from Merrill Lynch dated October 3, 2002.

     - The assumption that the cash consideration payable per CPO and per GDS in the Offers represent premiums to the closing prices for the respective Securities on May 7, 2002, the last trading day prior to public announcement of the Offers. The Mexican pesos cash consideration payable per CPO and per GDS in the Offers represent premiums of 18.993% and 21.857% to the closing prices for the respective Securities on May 7, 2002.

     - The Offers are conditioned on the tender of a sufficient number of shares of capital stock of Gemex so that, after the Securities (including those owned by PepsiCo, Mr. Molina and their respective affiliates identified in the Agreements to Tender) are purchased pursuant to the Offers, we would own at least 90% of the outstanding capital stock of Gemex (including shares represented by CPOs and GDSs) on the expiration date (the "Minimum Condition"). Satisfaction of the Minimum Condition will require that more than 50% of the shares of capital stock of Gemex (including shares of capital stock underlying CPOs and GDSs) not owned by the Bidders, PepsiCo or Mr. Molina are tendered. The Minimum Condition is designed to provide an opportunity to the public to determine if the Offers are fair, and a meaningful procedural protection for Gemex security holders.

     - The Offers, the Mexican Stock Exchange de-listing offer and the reverse stock split provide the Gemex security holders substantially greater opportunity to sell their holdings in Gemex at a premium than has been available in the public market, where historically low volumes of trading have greatly limited liquidity, without the usual transaction costs associated with open market sales.

     - The Bidders believe that the Gemex security holders are capable of evaluating Offers that provide solely for the payment of cash consideration.

     - Gemex security holders who elect not to tender their Securities in the Offers will receive the same consideration in the Mexican Stock Exchange de-listing offer and the reverse stock split that we pay in the Offers. This provision is designed to eliminate any concern on the part of Gemex security holders that they should tender into the Offers or risk being treated less fairly.

     - Mr. Molina, the Chairman of the Board of Directors and Chief Executive Officer of Gemex, in his capacity as the largest security holder of Gemex, has agreed to tender his Securities, and to cause his affiliates identified in the Molina Agreement to Tender to tender their Securities, in the Offers.

     - Mr. Molina has the right to accept more competitive offers for his Securities, and to cause his affiliates identified in the Molina Agreement to Tender to accept more competitive offers for their Securities, received at any time prior to or during the period the Offers remain outstanding.

     - The Offers are not conditioned upon the Bidders obtaining financing.

     The Bidders also considered the following factors, which they considered to be potentially negative, in their consideration of the fairness of the Offers and the reverse stock split.

     - Tendering Gemex security holders will cease to participate in Gemex's future earnings or growth, if any, or benefit from increases, if any, in the value of the Securities.

     - The Minimum Condition may be waived by the Bidders.

     - Shares and CPOs representing more than 50% of the voting power of Gemex are held in the PepsiCo/Molina Trust. Under the terms of the PepsiCo/Molina Trust, Mr. Molina has the power to direct the voting of such Shares and CPOs during Phase I and PepsiCo has the power to direct the voting of such Shares and CPOs during Phase II, in each case with the exception of the approval of certain corporate actions that require the consent of the party that does not direct the voting. These corporate actions include certain sales of assets in excess of $5.0 million, certain issuances or repurchases of capital stock of Gemex and certain mergers. This may have had the effect of discouraging potential buyers of Gemex.

     - PepsiCo has an interest in the Offers that is different from other security holders of Gemex because PepsiCo will have an indirect ownership interest in Gemex following the Offers and the reverse stock split as a result of its approximately 42.7% ownership interest in the voting capital stock of PBG and its approximately 7% ownership interest in BG LLC.

     The Bidders believe that each of the foregoing factors is relevant to all Gemex security holders who are not affiliated with the Bidders, PepsiCo or Mr. Molina. The Bidders also believe that the potentially negative factors do not, individually or in the aggregate, outweigh the overall fairness of the Offers and the reverse stock split to Gemex's security holders other than Mr. Molina, PepsiCo and their respective affiliates.

     The Bidders determined that the following factors were not relevant to the financial and procedural fairness of the Offers and the reverse stock split.

     - The net book value of Gemex (approximately Ps.4.335 billion at June 30, 2002, as reported in Gemex's Form 6-K filed with the SEC on July 26,
       2002), because the Bidders do not believe that net book value is a true indication of the value of Gemex as a going concern and its goodwill.

     - The liquidation value of Gemex's assets, because the Bidders believe that the value that could be obtained through a liquidation of Gemex's assets would be significantly less than the value that could be obtained through a sale of Gemex as a going concern.

     - The fact that on September 5, 2002, the Board of Directors of PBG received a written opinion of Salomon Smith Barney Inc. that, as of that date and based upon and subject to the various assumptions and limitations set forth in the opinion, the aggregate consideration to be paid pursuant to the Offers is fair, from a financial point of view, to PBG.

     - Due to the illiquidity of the market for the Shares, which were last traded on the Mexican Stock Exchange in May 2001, the assumption that the cash consideration payable per Share in the Offers represents a premium to the closing price for Shares on May 7, 2002, the last trading day prior to the public announcement of the Offers.

     The foregoing discussion of the information and factors considered by the Bidders is not intended to be exhaustive but includes all material factors the Bidders considered. In view of the variety of factors considered in connection with the Bidders' evaluation of the Offers and the reverse stock split, the Bidders did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors and considered all factors as a whole in reaching their determination.

        EXEMPTIONS REQUESTED FROM THE SECURITIES AND EXCHANGE COMMISSION

     In order to facilitate the making of the U.S. Offer, we have requested from the SEC relief with respect to certain rules promulgated under the Exchange Act. In particular, we have requested the following:

     - exemptive relief from the provisions of Rule 14d-10(a)(1) under the Exchange Act to permit the dual offer structure described in this U.S. Offer to Purchase and to exclude holders of Shares and CPOs who are Mexican residents but who are eligible to participate in the Mexican Offer;

     - exemptive relief from the provisions of Rule 14e-5 under the Exchange Act. Rule 14e-5 prohibits a person making a cash tender offer for an equity security registered under Section 12 of the Exchange Act from, directly or indirectly, purchasing or making any arrangement to purchase such equity or any security convertible into, or exchangeable for such equity security, otherwise than pursuant to a tender offer, from the time the offer is publicly announced until its expiration. Accordingly, in the absence of the exemptive relief, the application of Rule 14e-5 would prohibit us and our affiliates from purchasing Shares and CPOs in the Mexican Offer. The exemption from Rule 14e-5 would permit us and our affiliates to purchase Shares and CPOs pursuant to the Mexican Offer during, but outside, this U.S. Offer; and

     - Confirmation that the SEC Division of Corporation Finance will not recommend that the SEC take enforcement action under the provisions of Rule 14d-10(a)(2). Rule 14d-10(a)(2) promulgated under the Exchange Act provides that the consideration paid to any security holder pursuant to a tender offer must be the highest consideration paid to any other security holder during such tender offer. Read literally, Rule 14d-10(a)(2) could be interpreted to prohibit (i) the Ps.172.7 million payment from PepsiCo to us in order to facilitate the purchase of Gemex and ensure a smooth ownership transition of Gemex as contemplated by the PepsiCo Agreement to Tender because such payment could be construed to render the purchase price payable to PepsiCo for its Securities to be lower than the price offered to all other security holders of Gemex, and (ii) the indemnity and escrow arrangement under the Molina Agreement to Tender because it could possibly result in Mr. Molina ultimately receiving a price per Security that is lower than the price per Security offered in the Offers.

     On October 4, 2002, the SEC orally granted the relief described above.

                                FOREIGN CURRENCY

     In this document, references to "United States dollars," "U.S. dollars," "US$," "$" or "dollars" are to U.S. currency and references to "Mexican pesos," "pesos" or "Ps." are to Mexican currency. Solely for the convenience of the reader, certain peso amounts have been translated into dollars at specified rates. These translations should not be construed as representations that the peso amounts actually represent such dollar amounts or could be converted into dollars at the rate indicated or at any other rate. On October 4, 2002, the last trading day prior to the date of this U.S. Offer, the exchange rate between pesos and dollars reported by Reuters and Bloomberg on their FXBENCH page as the New York closing rate for the exchange of Mexican pesos and U.S. dollars was Ps.10.1985 to US$1.00.

                           FORWARD LOOKING STATEMENTS

     This U.S. Offer to Purchase, including any documents incorporated by reference, contains statements that constitute forward looking statements. The statements appear throughout this U.S. Offer to Purchase and include statements regarding the intent, belief or current expectations of us and our management, including with respect to our strategy following completion of the Offers, our plans with respect to the acquisition of Gemex and the probable impact of that acquisition, if successful, on our financial condition and results of operation. Such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described in such forward looking statements as a result of various factors.

                                 THE U.S. OFFER

TERMS OF THIS U.S. OFFER; EXPIRATION DATE

     Subject to the terms and conditions set forth below, in the U.S. Offer we are offering to purchase all the outstanding GDSs at a price of Ps.106.38 per GDS, all outstanding Shares held by persons who are not Mexican residents at a price of Ps.5.91 per Share, and all outstanding CPOs held by persons who are not Mexican residents, at a price of Ps.17.73 per CPO, in each case in cash, less any withholding taxes and without interest thereon. The purchase prices for the Securities accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price in the U.S. Offer, based on the Applicable Exchange Rate. We will announce the Applicable Exchange Rate by a press release not later than 9:00 a.m., New York City time, on the next U.S. business day after the Applicable Exchange Rate is determined. The aggregate purchase price for all the Securities we are offering to purchase in the Offers is Ps.8,966,655,256.

     The Mexican Offer is open to all holders of Shares and CPOs, including U.S. holders. If you are a U.S. holder and would like to tender your Shares and CPOs in the Mexican Offer instead of the U.S. Offer you may do so. You also may contact the Depositary to convert your GDSs into CPOs and tender such CPOs in the Mexican Offer. You will have to pay a fee of $5.00 for each 100 GDSs converted. The purchase prices for the Shares and CPOs tendered in the Mexican Offer will be paid, at your election, in Mexican pesos or in U.S. dollars equivalent to the Mexican peso price based on the Applicable Exchange Rate. However, if you are an individual tendering Shares and CPOs into the Mexican Offer you will be entitled to elect to receive the purchase prices in U.S. dollars only if you have an account in or outside Mexico into which you can receive payment in U.S. dollars and the information regarding such account has been provided to the custodian for their Shares and CPOs. If you choose to tender into the Mexican Offer and elect to receive payment in Mexican pesos you will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if you then wish to convert such pesos into U.S. dollars. In the event that the Mexican Offer is amended to increase or decrease the price offered for the Shares and CPOs, we will make a corresponding amendment to increase or decrease the price offered for the Securities in the U.S. Offer.

     In connection with the Offers, we and BG LLC entered into the PepsiCo Agreement to Tender and the Molina Agreement to Tender. Under the PepsiCo Agreement to Tender, as it is strategically important that we, a subsidiary of PBG, one of PepsiCo's anchor bottlers, purchase Gemex, PepsiCo has agreed to pay us Ps.172.7 million in order to facilitate the purchase of Gemex and ensure a smooth ownership transition of Gemex. This payment will be made before the completion of the Offers. In addition, PepsiCo undertakes to tender, and to cause its nominee identified in such agreement to tender, in the Offers the Securities owned directly or indirectly by PepsiCo, or which may be acquired by PepsiCo on or before the expiration date, subject to their right to accept more competitive offers received at any time prior to or during the time the Offers remain outstanding.

     Under the Molina Agreement to Tender, Mr. Molina has undertaken to tender, and to cause his affiliates identified in the Molina Agreement to Tender to tender, in the Offers the Securities owned by them, or which may be acquired by them on or before the expiration date, subject to their right to accept more competitive offers. Mr. Molina has also agreed that, if his and his affiliates' Securities are purchased by us in the Offers, for five years, he will not engage in the manufacture, marketing or wholesale sales or distribution of beverages that are competitive with the products manufactured, marketed, sold or distributed by Gemex in Mexico as of the date of the Molina Agreement to Tender. In addition, Mr. Molina represented and warranted that, other than as disclosed in the Molina Agreement to Tender, there are no undisclosed liabilities of Gemex to companies and individuals affiliated with Mr. Molina and that neither he nor any of his affiliates has any claims against Gemex and its subsidiaries or representatives of any of them. Mr. Molina also represented and warranted that all agreements between Mr. Molina and his affiliates, on the one hand, and Gemex and its subsidiaries, or representatives of any of them, on the other hand, may be terminated by Gemex without payment of any penalty, liquidated damages or termination charge. Mr. Molina also agreed to put in escrow an amount in U.S. dollars equivalent to approximately Ps.141.1 million at the Applicable Exchange Rate from the proceeds he is entitled to receive in the Offers for his Securities, as security for any indemnity obligations resulting from a breach by Mr. Molina of such representations and warranties. The funds in escrow will be released over a period of three years, at a rate of one-sixth of the total amount originally put in escrow every six months, to the extent indemnification claims have not been made against them. Mr. Molina's indemnification obligation with respect to his representations and warranties described in this paragraph will not exceed Ps.188.2 million (including amounts paid out of the escrow described above). However, there is no limitation on the remedies available to us in the event of other breaches by Mr. Molina of the Molina Agreement to Tender.

     We will accept for payment and pay for all the Securities that are validly tendered prior to the expiration date and not withdrawn as provided below under the caption "Withdrawal rights." This U.S. Offer will expire at 5:00 p.m., New York City time (4:00 p.m., Mexico City time) on November 5, 2002, unless we have extended the period of time for which this U.S. Offer is open. For more information regarding an extension of the U.S. Offer, see the discussion below under the caption "Extension of tender period; amendment and termination."

     This U.S. Offer is subject to certain conditions which are described below under the caption "Certain conditions to the U.S. Offer." The conditions to the Mexican Offer are substantially similar to those of the U.S. Offer. If the conditions to the U.S. Offer are not satisfied and we choose to waive any condition, we may be required to extend the U.S. Offer under applicable laws and regulations. Under the Molina Agreement to Tender and the PepsiCo Agreement to Tender, if on or prior to the initial expiration date the conditions to either of the Offers set forth in the U.S. Offer under the caption "The U.S. Offer -- Certain conditions to the U.S. Offer" and in the Mexican Offer are satisfied, we may extend the expiration date of the Offers for a period of not more than five business days after such initial expiration date, solely to increase the number of Securities to be tendered in the Offers. If, on the other hand, the conditions to either of the Offers are not satisfied or waived by us on or prior to the initial expiration date, we are required to extend the Offers until all such conditions have been satisfied or waived, but not more than ten business days after the initial expiration date. In the event that the conditions to either of the Offers are still not satisfied or waived by us, we have the right, at our sole discretion, to terminate the Offers after such ten business day extension has expired or to further extend the Offers for an additional ten business days. Under the Molina Agreement to Tender and the PepsiCo Agreement to Tender, an extension of the Offers for any other reason or under any other circumstances requires the consent of Mr. Molina and PepsiCo, respectively, unless such extension is required by applicable laws and regulations.

     We, BG LLC and PBG have not and will not purchase, or make any arrangements to purchase, Securities outside of the U.S. Offer during the period which commenced on May 8, 2002 until the expiration date of the U.S. Offer, except pursuant to the Mexican Offer.

     Gemex has allowed us to use its security position listings for the purpose of disseminating this U.S. Offer to holders of the Securities. This U.S. Offer to Purchase and the related GDS Letter of Transmittal have been mailed to record holders of the Securities that may be tendered in the U.S. Offer. Also, these materials are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on Gemex's security position listing or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of such Securities.

CERTAIN CONDITIONS TO THE U.S. OFFER

     We will not be required to accept Securities for payment if (i) less than 90% of all of the outstanding capital stock of Gemex (including shares represented by CPOs and GDSs) on the expiration date, is tendered into the Offers on or prior to the expiration date and not withdrawn, (ii) less than all of the Securities of Gemex owned, directly or indirectly, or which may be acquired on or before the expiration date, by PepsiCo and its nominee are tendered into the Offers and not withdrawn, (iii) less than all of the Securities of Gemex owned, directly or indirectly, by Mr. Molina and his affiliates identified in the Molina

Agreement to Tender, are tendered into the Offers and not withdrawn, (iv) the conditions to the Mexican Offer have not been satisfied or waived on or before the expiration date of the Mexican Offer or the Mexican Offer has been terminated without the purchase of any Securities, or (v) at any time before the acceptance of the Securities for payment, any of the following events occurs:

          1. a material breach by Mr. Molina of any of the material provisions of the Molina Agreement to Tender (which agreement is described below under the caption "Past Contacts, Transactions, Negotiations and Agreements") including, without limitation, a breach by Mr. Molina of his representations and warranties regarding transactions between Gemex and its affiliates, on one hand, and Mr. Molina and his affiliates, on the other hand, as set forth therein;

          2. a material breach by PepsiCo of any of the material provisions of the PepsiCo Agreement to Tender (which agreement is described below under the caption "Past Contacts, Transactions, Negotiations and Agreements");

          3. any regulatory approval, action, waiver or consent required to consummate the Offers, including any approval of the CNBV, the SEC or any securities exchange, (a) shall not have been obtained, or shall have been obtained under conditions or restrictions that would adversely affect either of the Offers or Gemex or its subsidiaries, (b) shall have been modified in any material way that would adversely affect the either of Offers or Gemex, or (c) has been revoked;

          4. (a) there shall be pending any action, suit, proceeding or claim by any person, domestic or foreign, which has a reasonable likelihood of success, or by any government, governmental authority or other regulatory or administrative agency or commission, domestic, foreign or supranational, before any court, governmental, regulatory or administrative agency or commission, authority or tribunal, domestic, foreign or supranational, or there shall be any statute, rule, regulation, order, judgment, decree or injunction applicable to either of the Offers, by such governmental or administrative bodies, prohibiting, materially restricting or substantially delaying, or seeking to prohibit, materially restrict or substantially delay the consummation of either of the Offers, or materially modifying or affecting either of the Offers, or (b) any change, event, condition or development which has had or would reasonably be expected to result in a material adverse effect on the financial condition, business, properties, franchises, licenses, assets, liabilities or results of operations of Gemex and its subsidiaries, taken as a whole;

          5. any filings of Gemex with the SEC, the CNBV or any securities exchange shall have contained, at the time of their respective filings, untrue statements of material facts or omitted to state material facts necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and such untrue statements or omissions would reasonably be expected to cause a material adverse effect on the financial condition, business, properties, franchises, licenses, assets, liabilities or results of operations of Gemex and its subsidiaries, taken as a whole;

          6. any material adverse change in the financial markets, including without limitation, (a) any general suspension of trading in any of the Securities on the NYSE or the Mexican Stock Exchange (except for daily suspensions in accordance with their respective rules or policies), (b) a declaration of a banking moratorium or imposition of limitations on the extension of credit generally in the United States or any adverse change in exchange controls in the U.S. or Mexico, or (c) any material limitations on the markets for currency in Mexico;

          7. commencement of a war, armed hostilities, military coup d'etat, acts of terrorism, collapse of the government or other national or international crisis in each case involving the United States or Mexico which would reasonably be expected to result in a material adverse effect on the financial condition, business, properties, franchises, licenses, assets, liabilities or results of operations of Gemex and its subsidiaries, taken as a whole;

          8. Gemex or any of its subsidiaries shall have, at any time after June 30, 2002, effected any change to their respective capital structure which would reasonably be expected to result in a material adverse effect on the financial condition, business, properties, franchises, licenses, assets, liabilities or results of operations of Gemex and its subsidiaries, taken as a whole, including, without limitation, (a) issued, sold or otherwise transferred, or proposed to do any of the foregoing, to any person, any shares of capital stock or other securities (including options to purchase shares of capital stock and any debt securities), (b) declared, paid or proposed to declare or pay any dividend or distribution on the Securities, (c) altered, or proposed to alter, any material term of any outstanding security of Gemex or any of its subsidiaries other than employee stock options consistent with the provisions of the Molina Agreement to Tender, (d) split, combined or otherwise changed, or authorized or proposed the split, combination or other change of, the Securities or Gemex's or any of its subsidiaries' capitalization, and (e) authorized, recommended, proposed or entered into any merger, consolidation, liquidation, dissolution, business combination, joint venture, strategic alliance or similar arrangement involving any material assets, acquisition or disposition of a material amount of assets or securities, other than pursuant to the Offers;

          9. Gemex or any of its subsidiaries shall have at any time after June 30, 2002 operated its business otherwise than in the ordinary course consistent with past practice, including, without limitation, (a) entered into or invested in a line of business different from those in which Gemex or any of its subsidiaries was engaged as of June 30, 2002, (b) effected any material change to its corporate structure, including, without limitation, the transfer or division of all or a significant portion of its assets, (c) disposed of, or created liens on, other than pursuant to credit facilities existing as of June 30, 2002, any material assets of Gemex or any of its subsidiaries, (d) voluntarily or involuntarily terminated or modified, in any material adverse manner, any material agreements, (e) made a material change in its accounting practices (other than as required by U.S. or Mexican GAAP) or regulatory compliance procedures, (f) waived, released, assigned, settled or compromised any claims or litigation involving amounts or other rights or assets in excess of $2.0 million, or
     (g) amended or authorized or proposed any amendments to Gemex's Bylaws or any other organizational documents;

          10. Gemex and its subsidiaries have "consolidated adjusted net debt" in excess of Ps.2,648,353,587 or do not have "consolidated adjusted working capital" of at least Ps.190.75 million, as such terms are defined in the Molina Agreement to Tender. The term "consolidated adjusted net debt" as of any date is defined in the Molina Agreement to Tender and the PepsiCo Agreement to Tender as all short-term and long-term indebtedness, including obligations under capital leases, but not including accrued interest, of Gemex and its subsidiaries on a consolidated basis as of such date, reduced by the sum of (i) the consolidated cash and cash equivalents of Gemex and its subsidiaries as of such date, (ii) an amount equal to Ps.172,708,000 and (iii) the aggregate amount not yet received as cash as of such date by Gemex from its employees and/or its subsidiaries representing the aggregate unpaid strike price of their vested options to acquire securities of Gemex (assuming all of such vested options, whether exercised or not, are included in calculating the prices we are offering in the Offers). For the purpose of this calculation, all dollar denominated indebtedness of Gemex and its subsidiaries will be converted to Mexican pesos calculated using the average of the exchange rates reported on each of the five consecutive U.S. business days ending two U.S. business days prior to the commencement of the Offers by Reuters and Bloomberg on their FXBENCH page as the New York closing rate for the exchange of Mexican pesos to U.S. dollars. The term "consolidated adjusted working capital" as of any date is defined in the Molina Agreement to Tender and the PepsiCo Agreement to Tender as (A) the consolidated current assets of Gemex and its subsidiaries as of such date, other than the consolidated cash and cash equivalents of Gemex and its subsidiaries used to compute consolidated adjusted net debt as of such date less (B) the consolidated current liabilities of Gemex and its subsidiaries as of such date, other than (i) the principal amount of short-term indebtedness and the principal amount of the current portion of long-term indebtedness as of such date, and (ii) dividends payable as of such date; and

          11. any default by Gemex or any of its subsidiaries under any indebtedness which would reasonably be expected to result in a material adverse effect on the financial condition, business, properties, franchises, licenses, assets, liabilities or results of operations of Gemex and its subsidiaries, taken as a whole, or which would, following the purchase of Securities in the Offers, result in a cross-default under any indebtedness of PBG or BG LLC.

     The foregoing conditions are for our benefit only and any such condition may be waived by us, in whole or in part, at any time or from time to time prior to the expiration of the U.S. Offer in our sole discretion, subject to applicable law. Our failure at any time to assert any of the foregoing conditions in respect of particular facts or circumstances will not be deemed a waiver of our right to assert any such conditions in respect of any other facts or circumstances and each such condition will be deemed to be an ongoing condition which may be asserted or waived by us at any time and from time to time prior to the expiration of the U.S. Offer.

ACCEPTANCE FOR PAYMENT

     Upon the terms and subject to the conditions of the U.S. Offer, we will accept for payment Securities validly tendered by the expiration date of the U.S. Offer, as it may be extended, and not withdrawn, and promptly after the expiration date pay for such Securities. In addition, we reserve the right, in our sole discretion and subject to applicable law, to delay the acceptance for payment or the payment for Securities in order to comply in whole or in part with any applicable law. For a description of our right to terminate the U.S. Offer and not accept for payment or pay for Securities or to delay the acceptance for payment or the payment for Securities, see the disclosure below under the caption "Extension of tender period; termination and amendment."

     For purposes of the U.S. Offer, we will be deemed to have accepted for payment tendered Securities when and if we give oral or written notice to the U.S. Receiving Agent or the Mexican Receiving Agent, as the case may be, of our acceptance of the tenders of such Securities. Payment for GDSs tendered in certificated form and for Shares or CPOs tendered in book-entry form accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase prices with the U.S. Receiving Agent or the Mexican Receiving Agent, as the case may be, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Payment for GDSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the GDSs on your behalf with The Depositary Trust Company. In all cases, payment for Securities accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent or the Mexican Receiving Agent, as the case may be, of:

     - in the case of Shares and CPOs, a properly completed and duly executed Acceptance Letter from the Indeval participant holding the Shares and CPOs on behalf of the tendering security holder;

     - in the case of GDSs tendered in certificated form, GDRs evidencing GDSs together with a properly completed and duly executed GDS Letter of Transmittal and all other required documents, as described below under the section captioned "Procedure for accepting this U.S. Offer -- Holders of GDSs;" and

     - in the case of GDSs tendered by book-entry transfer, a properly completed and duly executed GDS Letter of Transmittal (or facsimile thereof), or an Agent's Message (as defined below) instead of the GDS Letter of Transmittal, and all other required documents, as described below under the section captioned "Procedure for accepting this U.S. Offer -- Holders of GDSs."

     Accordingly, payment may be made to tendering security holders at different times if delivery of the Securities and other required documents occur at different times. Under no circumstances will interest be paid by us on the purchase prices for Securities pursuant to the U.S. Offer regardless of any delay in making such payments.

     If we increase or decrease the purchase prices to be paid for Securities pursuant to the Mexican Offer, we will pay such increased or decreased consideration for Securities purchased pursuant to the U.S. Offer.

     The purchase prices for the Securities accepted for payment pursuant to the U.S. Offer will be the U.S. dollar equivalent of the applicable Mexican peso price of the U.S. Offer, based on the Applicable Exchange Rate. The purchase prices for the Shares and CPOs tendered in the Mexican Offer will be paid, at the holder's election, in Mexican pesos or in U.S. dollars equivalent to the applicable Mexican peso price of the Mexican Offer, based on the Applicable Exchange Rate. However, individuals tendering Shares and CPOs into the Mexican Offer will be entitled to elect to receive the purchase prices in U.S. dollars only if they have an account in or outside Mexico into which they can receive payment in U.S. dollars and the information regarding such account has been provided to the custodian for their Shares and CPOs. If you choose to tender into the Mexican Offer and elect to receive payment in Mexican pesos you will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if you later wish to convert such pesos into U.S. dollars. Security holders should be aware that they will bear additional exchange rate risks should the U.S. Offer be extended.

     We reserve the right to transfer or assign, in whole or, from time to time, in part, to one or more of our affiliates the right to purchase Securities tendered pursuant to the U.S. Offer, but any such transfer or assignment will not relieve us of our obligations under the U.S. Offer or prejudice the rights of tendering security holders to receive payment for Securities validly tendered and accepted for payment.

     If any tendered Securities are not purchased pursuant to the U.S. Offer for any reason, or if certificates are submitted for more Securities than are tendered, certificates for such unpurchased or untendered Securities will be returned (or, in the case of Securities tendered by book-entry transfer, such Securities will be credited to an account maintained by the U.S. Receiving Agent or the Mexican Receiving Agent at The Depositary Trust Company or at Indeval, respectively), without expense to the tendering security holder, as promptly as practicable following the expiration or termination of the U.S. Offer.

PROCEDURE FOR TENDERING IN THE U.S. OFFER -- HOLDERS OF SHARES AND CPOS

     When you tender your Shares and CPOs in accordance with the procedures described in this section and we accept your Shares and CPOs for payment, this will constitute a binding agreement between you and us, subject to the terms and conditions of the U.S. Offer. If you are not a Mexican resident and you are either a record holder or beneficial owner of Gemex Shares or CPOs, and you wish to tender your Shares or CPOs in the U.S. Offer, you must do so by book-entry transfer as described below. You will not be able to tender in the U.S. Offer any Shares in certificated form. If you hold Shares in certificated form you should promptly contact any broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of Indeval and arrange for such a nominee to hold the Shares on your behalf in book-entry form.

     Any broker, dealer, bank, trust company or other nominee acting on your behalf that is a participant in Indeval may make delivery of Shares and CPOs by causing Indeval to transfer such Shares and CPOs into the Mexican Receiving Agent's account with Indeval in accordance with the procedures of Indeval. In order to effect a tender of the Shares or CPOs you beneficially own, you should promptly contact your nominee and instruct it to tender such Shares or CPOs. If you hold your Shares and CPOs through a broker, dealer, bank, trust company or other nominee who is not an Indeval participant, such nominee, on your behalf, should promptly contact an Indeval participant and make arrangements for the tender of the Shares and CPOs into the account of the Mexican Receiving Agent with Indeval on or prior to the expiration date. Since this procedure is identical to that by which other Gemex security holders participate in the Mexican Offer, such nominee may wish to refer to the instructions for tendering into the Mexican Offer attached as Annex II to this U.S. Offer to Purchase.

     In order for a book-entry transfer to constitute a valid tender of your Shares and CPOs in the U.S. Offer, the Shares and CPOs must be tendered by your nominee who is an Indeval participant into the account of the Mexican Receiving Agent with Indeval and the Mexican Receiving Agent must receive a properly completed and duly executed Acceptance Letter from the Indeval participant who tendered your Shares and CPOs into its account, prior to the expiration date of the U.S. Offer.

     Matters concerning validity, eligibility and acceptance. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares and CPOs will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Shares and CPOs determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Shares and CPOs. Neither we, BG LLC, PBG, the U.S. Dealer Manager, the Mexican Receiving Agent, the U.S. Receiving Agent, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

     If you are in any doubt about the procedure for tendering Shares and CPOs into the U.S. Offer, please contact the Information Agent at its address as it appears on the back cover of this U.S. Offer to Purchase.

     ANY HOLDER OF SHARES AND CPOs WHO IS NOT A MEXICAN RESIDENT MAY, AT ITS OPTION, TENDER ITS SHARES AND CPOs INTO EITHER THE MEXICAN OFFER OR THE U.S. OFFER. SHARES AND CPOs THAT ARE TENDERED (I) IN THE U.S. OFFER WILL BE PAID FOR IN U.S. DOLLARS AND (II) IN THE MEXICAN OFFER WILL BE PAID FOR IN U.S. DOLLARS OR MEXICAN PESOS, AT THE ELECTION OF THE HOLDER, PROVIDED THAT AN INDIVIDUAL HOLDER IS ENTITLED TO MAKE SUCH ELECTION ONLY IF IT HAS AN ACCOUNT OUTSIDE MEXICO INTO WHICH A PAYMENT IN U.S. DOLLARS CAN BE MADE AND THE INFORMATION REGARDING SUCH ACCOUNT HAS BEEN PROVIDED TO THE MEXICAN RECEIVING AGENT. ANY HOLDER OF SHARES OR CPOs WHO DESIRES TO ACCEPT THE MEXICAN OFFER SHOULD READ CAREFULLY THE MEXICAN OFFER PROSPECTUS (FOLLETO INFORMATIVO) DATED OCTOBER 7, 2002, AND SHOULD FOLLOW THE PROCEDURES FOR TENDERING SHARES AND CPOs INTO THE MEXICAN OFFER, A DESCRIPTION OF WHICH IS ATTACHED AS ANNEX II TO THIS U.S. OFFER TO PURCHASE.

PROCEDURE FOR TENDERING IN THE U.S. OFFER -- HOLDERS OF GDSS

     To tender GDSs pursuant to the U.S. Offer,

     - if you hold GDSs in certificated form, a properly completed and duly executed GDS Letter of Transmittal (or a copy thereof with original signatures) together with the GDRs for the GDSs to be tendered and all other documents required by the GDS Letter of Transmittal must be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the expiration date,

     - if you hold the GDSs in book-entry form, the GDSs must be delivered to the U.S. Receiving Agent pursuant to the procedures for book-entry transfer described below, and a confirmation of such delivery must be received by the expiration date by the U.S. Receiving Agent, as well as a properly completed and duly executed GDS Letter of Transmittal (or a copy thereof with original signatures) or an Agent's Message, as defined below, by the expiration date. Alternatively, you may be able to use the guaranteed delivery procedure described below.

     The term "Agent's Message" means a message, transmitted by DTC to, and received by, the U.S. Receiving Agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant tendering the GDSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the GDS Letter of Transmittal and that we may enforce such agreement against such participant.

     Book-entry transfer. The U.S. Receiving Agent will establish an account with respect to the GDSs with DTC for purposes of the U.S. Offer within two U.S. business days after the date of this U.S. Offer to Purchase, and any financial institution that is a participant in the Automated Tender Offer Program at

DTC may make delivery of GDSs by causing DTC to transfer such GDSs into the U.S. Receiving Agent's account in accordance with the procedures of DTC. Any broker, dealer, bank, trust company or other nominee acting on your behalf that is a participant at DTC may make delivery of GDSs by causing DTC to transfer such GDSs into the U.S. Receiving Agent's account with DTC in accordance with the procedures of DTC. In order to effect a tender of the GDSs you beneficially own, you should promptly contact your nominee and instruct it to tender such GDSs by completing, signing and returning to your nominee the instruction form attached to the letter from your nominee which is included in the material you received in connection with the U.S. Offer.

     In order for a book-entry transfer to constitute a valid tender of your GDSs in the U.S. Offer, a properly completed and duly signed GDS Letter of Transmittal or an Agent's Message instead of the GDS Letter of Transmittal, and any other required documents must, in any case, be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the expiration date.

     DELIVERY OF THE GDS LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE U.S. RECEIVING AGENT.

     Guaranteed Delivery Procedures. If you are a holder of the GDSs and wish to tender your GDSs, but

     - the GDRs evidencing the GDSs are not immediately available;

     - time will not permit your GDRs evidencing the GDSs or other required documents to reach the U.S. Receiving Agent before the expiration of the U.S. Offer; or

     - the procedure for book-entry transfer cannot be completed before the expiration of the U.S. Offer,

     you may effect a tender of your GDSs if:

     - the tender is made through an eligible guarantor institution, as defined below;

     - prior to the expiration of the U.S. Offer, the U.S. Receiving Agent receives from an eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we have provided, setting forth your name and address, and the amount of GDSs you are tendering and stating that the tender is being made by notice of guaranteed delivery; these documents may be sent by overnight courier, registered or certified mail or facsimile transmission; and

     - the U.S. Receiving Agent receives (i) in case you hold GDSs in certificated form, the GDRs for all physically tendered GDSs, in proper form for transfer, together with a properly completed and duly executed GDS Letter of Transmittal, with any required signature guarantees, and all other required documents or (ii) in case you hold the GDSs in book-entry form, a book-entry confirmation of the transfer of the GDSs into the U.S. Receiving Agent account at DTC, together with a properly completed and duly executed GDS Letter of Transmittal or an Agent's Message that forms a part of the book-entry confirmation instead of a GDS Letter of Transmittal, in each case, within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

     Partial tenders. If fewer than all of the GDSs evidenced by GDRs delivered to the U.S. Receiving Agent are to be tendered, the holder thereof should so indicate in the GDS Letter of Transmittal by filling in the number of GDSs which are to be tendered in the box entitled "Number of GDSs Tendered" in the GDS Letter of Transmittal. In such case, a new GDR for the untendered GDSs represented by the old GDR will be sent to the person(s) signing such GDS Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered GDSs are accepted for payment.

     ALL GDSs DELIVERED TO THE U.S. RECEIVING AGENT WILL BE DEEMED TO HAVE BEEN TENDERED UNLESS OTHERWISE INDICATED. SEE INSTRUCTION 4 OF THE GDS LETTER OF TRANSMITTAL.

     Signature guarantees. Signatures on a GDS Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either:

     - a registered holder of GDSs and have not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the GDS Letter of Transmittal; or

     - you are tendering GDSs for the account of an eligible guarantor institution.

     An eligible guarantor institution means a financial institution that is a participant in the Security Transfer Agents Medallion Program, the Stock Exchange Medallion Program or The New York Stock Exchange, Inc. Medallion Signature Program.

     If signatures on a GDS Letter of Transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible guarantor institution. If you plan to sign the GDS Letter of Transmittal but you are not the registered holder of the GDSs, you must have the GDS Letter of Transmittal signed by the registered holder of the GDSs and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution, but that instrument must be in a form satisfactory to us in our sole discretion. In addition, if a person or persons other than the registered holder or holders of GDSs signs the GDS Letter of Transmittal, certificates for the GDSs must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders that appear on the certificates for GDSs.

     Acceptance of U.S. Offer and representations by holder. The tender of GDSs pursuant to any one of the procedures described above will constitute the tendering security holder's acceptance of the U.S. Offer, as well as the tendering security holder's representation and warranty that such security holder has the full power and authority to tender and assign the GDSs tendered, as specified in the GDS Letter of Transmittal. Our acceptance for payment of GDSs tendered pursuant to the U.S. Offer will constitute a binding agreement between us and the tendering security holder containing the terms and conditions of the U.S. Offer.

     Matters concerning validity, eligibility and acceptance. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of GDSs will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of GDSs determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of GDSs. None of us, BG LLC, PBG, the U.S. Dealer Manager, the U.S. Receiving Agent, the Mexican Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

     THE METHOD OF DELIVERY OF GDSs AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH THE DEPOSITARY TRUST COMPANY, IS AT THE OPTION AND RISK OF THE TENDERING SECURITY HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE U.S. RECEIVING AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE A TIMELY DELIVERY. REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED FOR GDSs SENT BY MAIL.

     If you are in any doubt about the procedure for tendering GDSs into the U.S. Offer, please contact the Information Agent or the U.S. Receiving Agent at their respective addresses as they appear on the back cover of this U.S. Offer to Purchase.

WITHDRAWAL RIGHTS

     Tenders of Securities made pursuant to the U.S. Offer may be withdrawn at any time prior to the expiration date, as it may be extended at any time and from time to time in our sole discretion subject to applicable law. Thereafter, such tenders are irrevocable, except that they may be withdrawn after December 6, 2002, unless they are accepted for payment as provided in this U.S. Offer to Purchase. If we extend the period of time during which the U.S. Offer is open, are delayed in accepting for payment or paying for Securities, or are unable to accept for payment or pay for Securities pursuant to the U.S. Offer for any reason, then, without prejudice to our rights under the U.S. Offer, the U.S. Receiving Agent and the Mexican Receiving Agent, as the case may be, may, on our behalf, retain all the Securities tendered, unless such Securities are withdrawn in accordance with the procedure described in the paragraph below. Any such delay will be an extension of the U.S. Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the U.S. Receiving Agent or the Mexican Receiving Agent, as the case may be, at their respective addresses set forth on the back cover of this U.S. Offer to Purchase and must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name of the registered holder of the Securities, if different from that of the person who tendered such Securities. If the Securities to be withdrawn have been delivered to either of the receiving agents for the U.S. Offer, a signed notice of withdrawal must be submitted prior to the acceptance of such Securities for payment by us, together with, in the case of withdrawals of GDSs (except in the case of GDSs tendered by an eligible guarantor institution), signatures guaranteed by an eligible guarantor institution. In addition, such notice must specify, in the case of GDSs tendered by delivery of GDRs, the name of the registered holder (if different from that of the tendering security holder) and the serial numbers shown on the particular GDRs evidencing the GDSs to be withdrawn or, in the case of Securities tendered by book-entry transfer, the name and participant number at DTC or Indeval, as the case may be, to be credited with the withdrawn Securities. Withdrawals may not be rescinded, and Securities withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn Securities may be re-tendered by again following one of the procedures described in this U.S. Offer to Purchase, as applicable, at any time prior to the expiration date. The withdrawal rights in the Mexican Offer are similar to the withdrawal rights in the U.S. Offer.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we, BG LLC, PBG, the U.S. Dealer Manager, the U.S. Receiving Agent, the Mexican Receiving Agent, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

EXTENSION OF TENDER PERIOD; AMENDMENT AND TERMINATION

     We may extend the U.S. Offer when we are required to do so under applicable laws and regulations. For example, if we decrease the percentage of Securities being sought or decrease the consideration to be paid for Securities pursuant to the U.S. Offer, assuming we have received the consent of Mr. Molina and PepsiCo to such amendments under the Molina Agreement to Tender and PepsiCo Agreement to Tender, and the U.S. Offer is scheduled to expire at any time before the expiration of a period of ten U.S. business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified below, the U.S. Offer will be extended until the expiration of such period of ten U.S. business days. We currently do not intend to decrease the percentage of, or increase or decrease the consideration to be paid for, Securities to be purchased in the U.S. Offer. If we make a material change in the terms of the U.S. Offer (other than a change in price or percentage of securities sought) or in the information concerning the U.S. Offer, or waive a material condition of the U.S. Offer, we will extend the U.S. Offer, if required by applicable law, for a period sufficient to allow security holders to consider the amended terms of the U.S. Offer. In a published release, the SEC has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of such offer. The release states that an offer should remain open for a minimum of five U.S. business days from the date the material change is first published, sent or given to security holders, and that if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten U.S. business days may be required to allow adequate dissemination and investor response.

     In addition, under the Molina Agreement to Tender and the PepsiCo Agreement to Tender, if on or prior to the initial expiration date the conditions to either of the Offers set forth in the U.S. Offer under the caption "The U.S. Offer -- Certain conditions to the U.S. Offer" and in the Mexican Offer are satisfied, we may extend the expiration date of the Offers for a period of not more than five business days after such initial expiration date, solely to increase the number of Securities to be tendered in the Offers. If, on the other hand, the conditions to either of the Offers are not satisfied or waived by us on or prior to the initial expiration date, we are required to extend the Offers until all such conditions have been satisfied or waived, but not more than ten business days after the initial expiration date. In the event that the conditions to either of the Offers are still not satisfied or waived by us, we have the right, at our sole discretion, to terminate the Offers after such ten business days extension has expired or to further extend the Offers for an additional ten business days. Under the Molina Agreement to Tender and the PepsiCo Agreement to Tender, an extension of the Offers for any other reason or under any other circumstances requires the consent of Mr. Molina and PepsiCo, respectively, unless such extension is required by applicable laws and regulations.

     We may amend the U.S. Offer at any time in our sole discretion to increase the price we are offering to pay for the Securities. We may also reduce the purchase prices we are offering by the amount of all dividends for which a payment date is announced or published by Gemex on or prior to the expiration date and which is payable after the date of this U.S. Offer and prior to the date of purchase of the Securities pursuant to the Offers, if any. Except as set forth in this and the preceding paragraph, under the Molina Agreement to Tender and the PepsiCo Agreement to Tender we may not reduce the price we are offering to pay or the number of Securities sought in the Offers or otherwise materially amend the Offers in any manner materially adverse to Mr. Molina or PepsiCo, without the consent of Mr. Molina or PepsiCo, as the case may be.

     We also reserve the right, in our sole discretion, in the event any of the conditions to the U.S. Offer is not satisfied and so long as Securities have not been accepted for payment, to delay (except as otherwise required by applicable law) acceptance for payment of, or payment for Securities.

     If we extend the period of time during which the U.S. Offer is open, are delayed in accepting for payment or paying for Securities, or are unable to accept for payment or pay for Securities pursuant to the U.S. Offer for any reason, then, without prejudice to our rights under the U.S. Offer, the U.S. Receiving Agent and the Mexican Receiving Agent, as the case may be, may, on our behalf, retain all the Securities tendered, unless such Securities are withdrawn in accordance with the procedure set forth above under the caption "Withdrawal rights." The reservation by us of the right to delay acceptance for payment of or payment for Securities is subject to applicable law, which requires that we pay the consideration offered or return the Securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the U.S. Offer. While we intend to make the offer periods and settlement dates for the Mexican Offer and for this U.S. Offer the same, it is possible that the settlement dates will be different due to requirements of applicable law and/or market practice.

     We will inform the Information Agent, the U.S. Dealer Manager, the U.S. Receiving Agent and the Mexican Receiving Agent of any extension, amendment or termination of the U.S. Offer and, without limiting the manner in which we may choose to make any public announcement, we will not have any obligation (except as otherwise required by applicable law) to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service, not later than 9:00 a.m., New York City time, on the U.S. business day after the day on which the U.S. Offer was scheduled to expire. During any such extension, all Securities previously tendered in the U.S. Offer and not withdrawn will remain subject to the U.S. Offer, subject to the rights of a tendering holder to withdraw its Securities in accordance with the procedures set forth above.

REPRESENTATIONS AND WARRANTIES OF TENDERING SECURITY HOLDERS

     Each holder of Securities, by tendering its Securities in the U.S. Offer, irrevocably undertakes, represents, warrants and agrees (so as to bind the holder and the holder's personal representatives, heirs, successors and assigns) as follows:

          1. in the event of tender of Shares and CPOs, that it is not a Mexican resident;

          2. that it has the full power and authority to tender and assign the Securities tendered, as specified in the GDS Letter of Transmittal and that our acceptance for payment of Securities tendered pursuant to the U.S. Offer will constitute a binding agreement between us and the tendering security holder containing the terms and conditions of the U.S. Offer;

          3. in the event of tender of Shares and CPOs, that the Mexican Dealer Manager withhold 5% of the gross proceeds to be paid by us to such holder, and to waive the option available to such holder under Mexican tax law to have a 20% income tax withholding on the gain, if any, that would be generated by the sale of its Shares and/or CPOs in the U.S. Offer, and any other applicable tax treatment for purposes of calculating any income tax withholding, notwithstanding the holder's tax treatment under the Mexican Income Tax Statute, tax residency and/or any other circumstance, without prejudice to the right that such holder may have to claim any applicable tax refund from Mexican tax authorities for the withheld amounts, or to claim an income tax credit;

          4. that the execution of a GDS Letter of Transmittal shall constitute:
     (i) an acceptance of the U.S. Offer in respect of the number of Securities identified therein, (ii) an undertaking to execute all further documents and give all further assurances which may be required to enable us to obtain the full benefit and to obtain title to the tendered Securities, and
     (iii) that each such acceptance shall be irrevocable;

          5. that the Securities in respect to which the U.S. Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, equities, charges and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to all dividends or other distributions hereafter declared, made or paid;

          6. that the execution of the GDS Letter of Transmittal constitutes, subject to the accepting holder not having validly withdrawn his or her acceptance, the irrevocable appointment of U.S. Receiving Agent and its directors and agents as such holder's attorney-in-fact and an irrevocable instruction to the attorney-in fact to complete and execute any and all form(s) of transfer and/or other document(s) which are necessary or required at the discretion of the attorney-in-fact in order to transfer the Securities in respect of which the tendering holder of Securities has not validly withdrawn its tender, in our name or such other person or persons as we may direct, and to deliver such form(s) of transfer and/or other document(s) together with other document(s) of title relating to such Securities and to do all such other acts and things as may in the opinion of the attorney-in-fact be necessary or required for the purpose of, or in connection with, the acceptance of the U.S. Offer and to vest title to the Securities in us or our nominees as aforesaid;

          7. that the execution of the GDS Letter of Transmittal constitutes, subject to the tendering holder of Securities not having validly withdrawn its tender, an irrevocable authority and request (i) to Gemex and its directors, officers and agents, to procure the registration of the transfer of the Securities pursuant to the U.S. Offer and the delivery of any and all document(s) of title in respect thereof to us or our nominees; and (ii) to us or our agents, to record and act upon any instructions with regard to notices and payments which have been recorded in the records of Gemex in respect of such holder's holding(s) of Securities; and

          8. that it agrees to ratify each and every act or thing which may be done or effected by us or any of our directors or agents or Gemex or its agents, as the case may be, in the proper exercise of the power and/or authorities of any such person.

SOURCES OF FUNDS

     PBG intends to issue commercial paper in an amount of up to $1.2 billion prior to the expiration date of the Offers. The commercial paper will bear interest at a rate to be determined immediately prior to or on the date of its issuance. The proceeds of this issuance will be used to finance the Offers and to refinance a portion of the indebtedness of Gemex following the consummation of the Offers. As support for the commercial paper, PBG has entered into a bridge revolving credit facility with Salomon Smith Barney Inc., Deutsche Bank Securities Inc. and Credit Suisse First Boston Corporation, as joint lead arrangers, Citibank N.A., Credit Suisse First Boston, Cayman Islands Branch and Deutsche Bank AG New York Branch, as joint syndication agents, and certain lenders specified in the bridge revolving credit facility agreement, to provide up to $1.2 billion. The bridge revolving credit facility is guaranteed by BG LLC. Borrowings under the bridge revolving credit facility may be repaid and reborrowed until April 30, 2003, when the term of the bridge revolving credit facility expires. Borrowings will bear interest, at the option of PBG, at the base rate (i.e., prime rate) of Credit Suisse First Boston or LIBOR plus an applicable margin determined by reference to PBG's credit rating. The bridge revolving credit facility is unsecured. PBG does not anticipate borrowing under the bridge revolving credit facility unless and to the extent that it does not issue commercial paper as described above.

     PBG, through BG LLC, will provide us with the funds raised by it to purchase all the Securities validly tendered and not withdrawn in the Offers. Any remaining funds necessary to consummate the Offers and refinance a portion of the indebtedness of Gemex will be provided by BG LLC from available cash or borrowings utilizing existing credit facilities of BG LLC.

     However, the Offers are not conditioned upon the receipt by PBG of the proceeds of either such financing or the advance of such funds to BG LLC or Embotellador HM. PBG expects to repay the commercial paper and/or the bridge revolving credit facility, as the case may be, with funds provided by BG LLC from the proceeds of a private placement of debt securities of BG LLC expected to be completed after the consummation of the Offers. Up to $1.0 billion of debt securities are expected to be guaranteed by PepsiCo.

CERTAIN TAX CONSIDERATIONS

     Material U.S. federal income tax consequences.

     The following is a summary of the material United States federal income tax consequences of the U.S. Offer to holders of Securities whose Securities are tendered and accepted for payment in the U.S. Offer. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to holders of Securities. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to holders of Securities who hold their Securities as capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Securities received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders who may be subject to special rules such as the following:

     - insurance companies;

     - regulated investment companies;

     - common trust funds;

     - tax-exempt organizations;

     - banks or other financial institutions;

     - broker-dealers;

     - holders who have acquired the Securities as part of a straddle, hedge, conversion transaction or other integrated investment; or

     - persons who own or owned, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of Gemex entitled to vote.

     This discussion does not consider the effect of any foreign, state or local tax laws nor does it discuss the United States federal income tax consequences to any holder of Securities who, for United States federal income tax purposes, is not a "U.S. Holder" (as defined below). As used in this discussion, the term "U.S. Holder" means a beneficial owner of Securities that is any of the following for United States federal income tax purposes:

     - an individual who is a citizen or resident of the United States;

     - a corporation or partnership, or other entity treated as a corporation or partnership, created or organized under the laws of the United States or any State or any political subdivision thereof;

     - an estate the income of which is subject to United States federal income taxation regardless of its source; or

     - a trust, if a United States court is able to exercise primary supervision over the trust's administration and one or more United States persons have the authority to control all of the trust's substantial decisions.

     If a partnership or other entity treated as a pass-through for United States federal income tax purposes holds Securities, the tax treatment of an owner of such entity will depend upon the status of the partner or the owner of such entity and the activities of the entity. If a U.S. Holder is a partner of a partnership holding Securities or an owner of another entity holding Securities which is treated as a pass-through for United States federal income tax purposes, such holder is urged to consult its tax advisors.

     Sale of Shares, CPOs and/or GDSs. The sale of Securities for cash pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a U.S. Holder who sells Securities pursuant to the U.S. Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder's adjusted tax basis in the Securities sold pursuant to the U.S. Offer. Gain or loss will be determined separately for each block of Securities (i.e., Securities acquired at the same cost in a single transaction) tendered pursuant to the U.S. Offer. Such gain or loss will be long-term capital gain or loss provided that a holder's holding period for such Securities is more than one year at the time of the consummation of the U.S. Offer. Long-term capital gains recognized by an individual upon a disposition of Securities are eligible for reduced rates of taxation. Certain limitations apply to the use of a holder's capital losses.

     If Mexican income tax is withheld with respect to the disposition of Shares or CPOs by a U.S. Holder, a U.S. Holder who qualifies for exemption under the income tax treaty in effect between the United States and Mexico or under Mexican tax law from the imposition of Mexican tax on capital gains arising from such disposition should apply for a refund of such withholding tax with the appropriate Mexican agency. Such U.S. Holder will not be entitled to claim a foreign tax credit with respect to such tax for U.S. federal income tax purposes.

     The conversion of GDSs by U.S. Holders in exchange for CPOs will not be taxable for United States federal income tax purposes. U.S. Holders should take an adjusted tax basis in the CPOs immediately after such exchange equal to their adjusted tax basis immediately before such exchange in the GDSs exchanged therefor, plus the amount of the fee paid to the Depositary in order to effectuate such conversion.

     Passive Foreign Investment Company. The above discussion assumes that Gemex is not a passive foreign investment company ("PFIC") with respect to any holder of Securities. Generally, Gemex would be a PFIC with respect to a U.S. Holder if, during any year during such holder's holding period, 75% or more of Gemex's annual gross income consisted of certain "passive" income or 50% or more of the average value of Gemex's assets in any such year consisted of assets that produced, or were held for the production of, such passive income. Based on information provided in Gemex's Annual Report, we do not believe that Gemex is a PFIC for the current year, and we assume that Gemex was not a PFIC with respect to any previous year.

     If Gemex were a PFIC with respect to any U.S. Holder, such holder generally would be required to pay an interest charge together with tax calculated at the maximum ordinary income tax rate with respect to all or a portion of its gain from the sale of Securities for cash pursuant to the U.S. Offer. This special PFIC rule generally would not apply to the sale of Securities for cash pursuant to the U.S. Offer, however, if, in the first year of such holder's ownership of Securities that Gemex was a PFIC ("Initial Year"), the holder either (x) made an election to treat Gemex as a qualified electing fund to include in income on a current basis such holder's share of the income or gain of Gemex ("QEF Election") or (y) made an election ("Mark-to-Market Election") to recognize on a current basis increases or decreases in the value of the holder's Securities. If the holder did not make a QEF Election in the Initial Year but did make a QEF Election in a subsequent year, the special PFIC rule also generally would not apply if such holder had made an additional election ("Purging Election") to include certain amounts in income with respect to its Securities in the year the Purging Election was made.

     Any U.S. Holder who believes that Gemex is or may be a PFIC with respect such holder is urged to consult its tax advisors.

     Information Reporting and Backup Withholding. A U.S. Holder whose Securities are purchased in the U.S. Offer may be subject to information reporting. In addition, a U.S. Holder of Securities may be subject to backup withholding at the rate of 30% on the proceeds from the sale of Securities pursuant to the U.S. Offer unless such holder is an exempt recipient (such as a corporation) or provides the respective U.S. or Mexican Receiving Agent with the holder's correct taxpayer identification number and certifies that such holder is exempt from or otherwise not subject to backup withholding by completing the Substitute Form W-9 included with the GDS Letter of Transmittal. Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against the United States federal income tax liability of any holder subject to backup withholding. In addition, procedures are available to holders subject to backup withholding to obtain a refund of the amount of any excess backup withholding. For further information concerning backup withholding and instructions for completing the Substitute Form W-9, consult the enclosed "Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9."

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, HOLDERS OF SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE AND THE SPECIFIC TAX CONSEQUENCES OF THE U.S. OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

Material Mexican income tax consequences

     Gemex is a company incorporated and existing under Mexican law. Generally, under the Mexican Income Tax Statute ("MITS"), the sale of stock issued by a Mexican company generates Mexican-source income that is subject to income tax in Mexico, without regard to the tax residency of the seller. However, gain from the sale of stock of a Mexican company that is traded over a recognized securities market is exempt from Mexican income tax in certain cases, as described below.

 Mexican residents

     - Mexican resident individuals who were not security holders of Gemex when its securities became publicly traded. A Mexican resident individual who derives income from the sale of stock of a Mexican company in a sale of shares over a recognized securities exchange designated as such under the Ley de Mercado de Valores, which we refer to as the "Mexican Securities Law," or a securities exchange located in a country with which Mexico has entered into a double taxation treaty is exempt from Mexican income tax on such sale. The same tax treatment is applicable to the sale of depositary receipts issued by a non-Mexican financial institution with reference to stock of a Mexican entity, such as the GDSs, that are traded in a non-Mexican securities exchange, located in a country with which Mexico has entered into a double taxation treaty. In this latter case, Mexican resident individuals will have to file an annual tax return declaring capital gains derived from the sale of such depositary receipts. Failure to file such return will void the exemption referred in this paragraph only for capital gains derived from the sale of these depositary receipts.

     - Mexican resident individuals who were security holders of Gemex when its securities became publicly traded. Income derived by individuals who were security holders of Gemex when its securities became publicly traded (i.e., Gemex registered before the RNV) will qualify for the exemption only if the following conditions are met:

        - five uninterrupted years have elapsed since the initial public offering of Gemex;

        - at least 35% of the subscribed and paid stock of Gemex is publicly traded, as defined by the Mexican administrative regulations issued by the Ministry of Finance and Public Credit;

        - the tender offer comprises all the classes of stock of Gemex and is at the same price per share for all security holders, and

        - all security holders are entitled to accept more favorable offers, without incurring any penalties.

        Failure to comply with any of the requirements mentioned above will cause the sale to be taxable for that particular security holder.

     - Mexican resident entities. Mexican resident entities will be subject to income tax in Mexico for capital gains derived from the sale of stock over a securities exchange at the Mexican statutory corporate tax rate of 35%.

  Non-Mexican residents

     In general, the sale of stock issued by a Mexican company will create Mexican-source income that is taxable to a non-Mexican resident in Mexico. Certain exemptions apply to stock or depositary receipts that are traded over a recognized securities market, as described below:

     - Non-Mexican resident individuals who were not security holders of Gemex when its securities became publicly traded. The sale of stock by a non-Mexican resident individual in a transaction traded over a recognized securities exchange designated as such under the Mexican Securities Law or a securities exchange located in a country with which Mexico has entered into a double taxation treaty is exempt from income tax in Mexico. The same tax treatment is applicable to depositary receipts issued by a non-Mexican financial institution with reference to stock issued by a Mexican entity, such as the GDSs, that are traded in a non-Mexican securities exchange located in a country with which Mexico has entered into a double taxation treaty.

     - Non-Mexican resident individuals who were security holders of Gemex when its securities became publicly traded. In tender offers, income derived by non-Mexican resident individuals who were security holders of Gemex when its securities became publicly traded (i.e., Gemex was registered before the RNV) will be exempt if the conditions mentioned above under the caption "-- Mexican resident individuals -- Mexican resident individuals who were security holders of Gemex when its securities became publicly traded" are met. Otherwise, such individual will be taxed.

     - Non-Mexican resident entities that were not security holders of Gemex when its securities became publicly traded. In the case of non-Mexican resident entities, income derived from the sale of stock issued by a Mexican company, or of depositary receipts issued by a non-Mexican financial institution with reference to stock issued by a Mexican company, such as the GDSs, that are traded over a securities exchange, will be taxable in Mexico. However, certain administrative regulations currently allow such transactions to be exempted if the stock or depositary receipt is traded over a recognized securities exchange designated as such under the Mexican Securities Law or a securities exchange located in a country with which Mexico has entered into a double taxation treaty, provided certain conditions are met.

     - Non-Mexican resident entities that were security holders of Gemex when its securities became publicly traded. As in the case of non-Mexican resident individuals, should a non-Mexican resident entity be a security holder of Gemex at the time its securities became publicly traded, the conditions mentioned above under the caption "-- Mexican resident individuals -- Mexican resident individuals who were security holders of Gemex when it became publicly traded" will have to be met in order for the sale in a public tender offer to be exempted from income tax in Mexico.

     Tax basis in shares of Gemex stock for Mexican tax purposes. Under recent Mexican tax legislation, for purposes of calculating taxable income, the tax basis is the higher of:

     - the average of the last twenty two (22) stock quotes in the calendar year 2001 of the shares being transferred, or

     - the tax basis of the shares being transferred under the normal tax basis rules as provided in the MITS (i.e., the acquisition price, plus (minus) certain adjustments).

If the stock quotes used under the first method listed above are "unusual," then the taxpayer must use the average stock quotes for the last six months of the calendar year 2001. The MITS does not define the standard to be used in determining whether the quotes are "unusual."

 Mexican withholding tax consequences

     - Withholding tax consequences for Mexican resident individuals and non-Mexican residents. If the sale is taxable to a Mexican individual or to a non-Mexican resident (whether or not such resident is an individual or an entity), the "broker in charge of the sale" will have to withhold 20% of the taxable profits derived in the transaction. For purposes of determining the taxpayer's gain, the basis rules outlined above in "-- Tax basis in shares of Gemex stock for Mexican tax purposes" are applicable. Alternatively, the "broker in charge of the transaction" may withhold 5% of the gross proceeds of the sale at the election of the seller. The taxpayer may take a credit for any Mexican income taxes owed or request a refund for any taxes withheld by the "broker in charge of the sale" with the appropriate documentation (see "-- Accival's intention to withhold on Shares and/or CPOs tendered" below). The MITS and its current regulations do not define who is considered to be the "broker in charge of the sale."

     - Withholding tax consequences for Mexican resident entities. Under the MITS, the "broker in charge of the sale" has no obligation to withhold from the proceeds of the sale payable to a Mexican resident entity.

     - Withholding tax consequences for U.S. beneficiaries of the U.S.-Mexican Tax Treaty. Mexico has entered into certain treaties to avoid double taxation, pursuant to which Mexico will not tax capital gains in certain cases, if the effective beneficiary is resident of a country with which Mexico has entered into such a treaty. In the case of the U.S.-Mexico Treaty, Mexico will be precluded from imposing taxes on capital gains, unless (i) 50% or more of the value of such U.S. entity's shares is represented by real estate situated in Mexico; (ii) the U.S. holder owned more than 25% of the outstanding shares (including GDSs) of Gemex, directly or indirectly, during the preceding 12-month period; or (iii) the gain is attributable to a permanent establishment or fixed base of the U.S. holder in Mexico. The application of the treaty will override any Mexican internal provision in this respect.

     - Accival's intention to withhold on Shares and/or CPOs tendered. The recent changes to the MITS outlined above are unclear with respect to whether the Mexican Dealer Manager has an obligation to withhold Mexican income tax on any proceeds to be received by holders of Shares and/or CPOs. The Mexican Dealer Manager has requested a ruling from the Mexican tax authorities in order to clarify some of the issues in the Mexican tax legislation with regard to its obligation to withhold on the proceeds of this tender offer. However, the Mexican Dealer Manager has not received a response as of the date of this Offer. As a result of the uncertainty in this legislation, as well as practical difficulties in determining the identity of holders, the Mexican Dealer Manager currently intends to require all holders of Shares and/or CPOs, through their custodians, to consent to a 5% income tax withholding by the Mexican Dealer Manager on the gross proceeds to be paid by Embotellador HM to each holder. As part of this consent, the holder will also be required to:

        - acknowledge that the Mexican Dealer Manager will not apply any other mechanism of withholding or income tax exemption provided under Mexican Law or under any tax treaty to avoid double taxation and such holder agrees not to exercise the option to have a 20% income tax withholding on the gain, if any, and

        - release, under all circumstances, the Mexican Dealer Manager from any liability related to any claim brought against such holder arising from a withholding made as described above.

     The foregoing does not preclude any holder from enforcing any rights it may have before the appropriate tax authorities.

     The 5% income tax withholding will be delivered by the Mexican Dealer Manager to the Ministry of Finance and Public Credit on behalf of the holders of Shares and CPOs. The holders may, through their custodian, request from the Mexican Dealer Manager a withholding certificate that will enable them to claim any applicable tax refund from the Ministry of Finance and Public Credit or to credit on income tax. In order for the Mexican Dealer Manager to issue the relevant withholding certificates, the custodian must deliver to the Mexican Dealer Manager, together with the Acceptance Letter, the following information:

        - the number of Shares and/or CPOs tendered by the holder,

        - the full name of the holder,

        - the tax domicile of the holder,

        - the federal tax identification number (RFC) of the holder (only Mexican tax residents), and

        - the CURP of the Holder (identity card code for Mexican residents).

     Any amount withheld by a "broker in charge of the sale" must be deposited with the Ministry of Finance and Public Credit within the first seventeen days of the month following the time of the transaction. Failure to withhold and to file the required return as required by law will cause the "broker in charge of the sale" to become jointly liable for the payment of taxes. Generally, no withholding obligation exists whenever the transaction is exempt from the payment of taxes or if the sale meets certain requirements provided in Section 109, paragraph XXVI of the MITS, and the CNBV issues a statement certifying that certain facts are true. The CNBV has advised that it is currently not issuing any certification pending clarification of the relevant tax regulations.

     If, during the Offer period, the Mexican Dealer Manager receives a response to its ruling request or the Mexican tax authorities issue any new public guidance with respect to a party's obligation to withhold, the applicable tax treatment by the Mexican Dealer Manager described in the previous paragraphs could be modified to conform to the terms and conditions of any such guidance by the tax authorities. If the Mexican Dealer Manager determines, in its sole discretion, that the new guidance releases it from any obligation to withhold with respect to a particular holder of Shares and/or CPOs, then the Mexican Dealer Manager will not withhold from the proceeds due to that holder even if the Holder has agreed to such withholding pursuant to the terms of the Acceptance Letter.

     In addition, if a holder, through its custodian, delivers to the Mexican Dealer Manager a copy of a specific ruling from the Ministry of Finance and Public Credit confirming that such holder is exempt from Mexican income tax and/or withholding tax in connection with the sale of its Shares and/or CPOs, then the Mexican Dealer Manager will not withhold from the proceeds due to that holder even if the holder has agreed to such withholding pursuant to the terms of the Acceptance Letter.

     The U.S. Receiving Agent does not intend to withhold for holders who tender GDSs in the U.S. Offer.

     BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO YOU AND THE PARTICULAR TAX EFFECTS TO YOU OF THE OFFERS.

INFORMATION AGENT, RECEIVING AGENTS, U.S. DEALER MANAGER AND OTHER EXPENSES

     We have retained Salomon Smith Barney Inc. as U.S. Dealer Manager in connection with the U.S. Offer and as our financial advisor in connection with the proposed acquisition of all of the capital stock of Gemex. The U.S. Dealer Manager has not been retained to make solicitations. The U.S. Dealer Manager will receive reasonable and customary compensation for acting in the foregoing capacities. We also agreed to reimburse the U.S. Dealer Manager for its out-of-pocket expenses, including the fees and expenses of legal counsel and other advisors, incurred in connection with its engagement, and to indemnify the U.S. Dealer Manager and certain related persons against certain liabilities and expenses in connection with its engagement, including certain liabilities under the federal securities laws.

     We have retained The Bank of New York to act as the U.S. Receiving Agent in connection with the tender of GDSs in the U.S. Offer. The U.S. Receiving Agent has not been retained to make solicitations or recommendations in its role as receiving agent. The U.S. Receiving Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. Federal securities laws.

     We have retained Acciones y Valores de Mexico, S.A. de C.V., or Accival, to act as the Mexican Receiving Agent in connection with the tender of Shares and CPOs in the U.S. Offer and to act as the Mexican Dealer Manager in connection with the Mexican Offer. Accival has not been retained to make solicitations or recommendations in its role as receiving agent. Accival will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. Federal securities laws.

     We have retained Morrow & Co., Inc. to act as the Information Agent in connection with the U.S. Offer. The Information Agent may contact holders of Securities by mail, telephone, telex, telegraph and personal interviews and may request brokers, dealers and other nominee security holders to forward materials relating to the U.S. Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. Federal securities laws.

     The estimated expenses in connection with the U.S. Offer, the Mexican Offer and the transactions related thereto, are as follows:

TYPE OF EXPENSE                                                  AMOUNT
---------------                                                -----------
Legal fees and expenses.....................................   $ 3,229,050
Dealer Manager and Financial Advisor........................   $ 1,200,000
Information Agent...........................................   $    12,000
Receiving Agents............................................   $   330,000
Auditors....................................................   $ 4,621,395
Advertising.................................................   $   114,000
Printing....................................................   $    60,468
Filing fees.................................................   $    81,427
Other.......................................................   $ 1,351,660
                                                               -----------
TOTAL.......................................................   $11,000,000

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     Based on our examination of publicly available information filed by Gemex with the SEC and other publicly available information concerning Gemex, except for actions or approvals by the SEC, CNBV, the Mexican Stock Exchange and the Mexican Federal Competition Commission, neither we nor BG LLC is aware of:

     - any governmental license or regulatory permit that appears to be material to Gemex's business that might be adversely affected by our acquisition of Securities as contemplated herein;

     - any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Securities by us as contemplated herein; or

     - any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with the U.S. Offer.

     Should any such approval or other action be required, we and BG LLC currently contemplate that such approval or other action will be sought. We and BG LLC are unable to predict whether such approval or other action may determine that we are required to delay the acceptance for payment of or payment for Securities tendered pursuant to the U.S. Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Gemex's business or certain parts of Gemex's business might not have to be disposed of, any of which could cause us to elect to terminate the U.S. Offer without the purchase of Securities thereunder. Our obligation under the U.S. Offer to accept for payment and pay for Securities is subject to certain conditions as described above under the caption "Certain conditions to the U.S. Offer."

OUR PLANS FOR GEMEX; TRANSACTIONS AND OPERATIONS FOLLOWING THE U.S. OFFER

     Gemex Shares, CPOs and GDSs. Following the consummation of the U.S. Offer, we intend to cause Gemex to delist the GDSs from the NYSE, which will result in the de-registration of the GDSs and the underlying CPOs, Shares, D Shares and L Shares under Section 12(b) of the Exchange Act. Following the consummation of the Mexican Offer, we also intend to cause Gemex to deregister its Shares and CPOs from the RNV and to delist them from the Mexican stock exchange and to cease being subject to the reporting requirements applicable to publicly traded companies in Mexico. The consummation of the Offers will also substantially reduce the number of security holders, and the number of Securities which are still in the hands of the public after the consummation of the Offers may be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for such Securities.

     In the event that, following the consummation of the Offers, any Securities remain outstanding, then, to the extent required under Mexican regulations, prior to the deregistration of the Shares and CPOs from the RNV and their delisting from the Mexican Stock Exchange, we will deposit in a trust for a period of two years the funds, in Mexican pesos, that would be required to purchase all remaining Securities (assuming conversion of any remaining GDSs into CPOs) at the same price paid in the Mexican Offer. Immediately after the delisting of Gemex's Securities from the Mexican Stock Exchange, we intend to cause Gemex to carry out a reverse stock split in order to eliminate for cash, at the same Mexican peso price paid in the Mexican Offer, the Securities held by any remaining security holders in accordance with Mexican law.

     Plans for Gemex. We have made a preliminary review, and will continue to review, on the basis of available information, various possible business strategies for Gemex. As soon as practicable following the purchase of the Securities pursuant to the Offers and the reverse stock split, PBG and BG LLC intend to cause us to merge with and into Gemex, which will be the surviving entity of such merger. In addition, in accordance with the Molina Agreement to Tender, upon the purchase of the Securities pursuant to the Offers, Mr. Molina's employment agreement with Gemex and all arrangements and understandings related to it will terminate and Mr. Molina will release Gemex and its affiliates from any and all claims and liabilities arising from his employment with Gemex and/or its subsidiaries. Under the Molina Agreement to Tender, we acknowledge that Mr. Molina will be entitled to receive approximately Ps.141.1 million in full satisfaction of his rights under Gemex's executive pension plan and all other statutory and severance benefits following the termination of his employment with Gemex and agree to cause the pension plan to remit such amount to Mr. Molina in accordance with the terms of the pension plan. We also intend to elect new directors to Gemex's Board of Directors by a meeting of security holders to be held promptly after the consummation of the Offers and to appoint certain new officers to Gemex.

     Except as described above and subject to our ongoing review, we have no current plans, proposals or negotiations which relate to or would result in any other material change in Gemex's corporate structure or business.

                          INFORMATION REGARDING GEMEX

GENERAL

     The information contained in this U.S. Offer regarding Gemex, including Gemex's selected financial data presented below, is derived from or is based upon reports and other documents on file with the SEC, including Gemex's Annual Report and other publicly available data. Although we do not have any knowledge that would indicate that any statements contained herein based on such reports or documents are untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for failure by Gemex to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

     Gemex is subject to the informational requirements of the Exchange Act. Accordingly, Gemex files reports and other information with the SEC. Gemex also furnishes to its stockholders annual reports, which include financial statements audited by its independent certified public accountants, and other reports which the law requires Gemex to send to its stockholders. You may read and copy any reports or other information that Gemex files with the SEC at the SEC's public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These reports and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. As a foreign private issuer, Gemex is not required to furnish proxy statements to holders of Shares, CPOs or GDSs.

     According to Gemex's Annual Report, Gemex is the largest bottler outside the United States of PepsiCo soft drink products based on sales volume. Gemex is a Mexican holding company that, through its bottling and distribution subsidiaries, produces, sells and distributes a variety of soft drink products under the Pepsi-Cola, Pepsi Light, Pepsi Max, Pepsi Limon, Mirinda, 7UP, Diet 7UP, Kas, Mountain Dew, Power Punch and Manzanita Sol trademarks pursuant to exclusive franchise and bottling arrangements with PepsiCo and certain affiliates of PepsiCo. Gemex is the sole and exclusive anchor bottler for PepsiCo in Mexico. Gemex also produces, sells and distributes a variety of non-PepsiCo products such as soft drinks under the trademark Squirt and purified and mineral water under the trademarks Electropura and Garci Crespo. Gemex's principal office is located at Avenida Acoxpa No. 69, Col. San Lorenzo Huipulco, Delegacion Tlalpan, 14370 Mexico, D.F., Mexico, telephone +52-55-5627-8600.

CAPITAL STOCK

     According to publicly available information concerning Gemex filed with the SEC, including its Annual Report, as of June 17, 2002, there were 758,171,017 series B shares outstanding, 374,711,008 series D shares outstanding and 374,711,008 series L shares outstanding. Of these shares, 374,711,008 series B shares, and all series D shares and series L shares were held in the form of CPOs (each CPO consists of one share of each of the foregoing series). According to the Depositary, of the 374,711,008 CPOs outstanding, as of September 10, 2002, 17,281,121 were held in the form of GDSs (each GDS consists of six CPOs).

     PepsiCo, owned, directly or indirectly, as of August 9, 2002, approximately 42.7% of the voting power of all classes of PBG's voting stock and, according to Gemex's Annual Report, also owned, directly or indirectly, approximately 34.4% of the total outstanding capital stock of Gemex, as of June 26, 2002. All of PepsiCo's Securities are deposited in the Molina/PepsiCo Trust that grants Mr. Molina the power to direct the voting of PepsiCo's Securities, absent certain events, until December 31, 2002. However, during that time PepsiCo has the right to approve certain decisions of Gemex's management.

     According to information in Gemex's Annual Report and an amendment to Mr. Molina's Schedule 13D filed on September 18, 2002, Mr. Molina had beneficial ownership over approximately 74.5% of the total capital stock of Gemex, as of September 10, 2002, including (i) Shares and CPOs deposited by PepsiCo and its subsidiaries in the Molina/PepsiCo Trust, and (ii) immediately exercisable options held by Mr. Molina to buy series T shares of Gemex which are convertible into CPOs. Without giving effect to PepsiCo's Shares and CPOs deposited in the PepsiCo/Molina Trust and to Mr. Molina's options to buy series T shares of Gemex, Mr. Molina owned, directly or indirectly, approximately 40.0% of the total outstanding capital stock of Gemex, as of September 10, 2002.

PRICE RANGE OF SECURITIES

     Price range of Shares. The series B shares are listed and traded on the Mexican Stock Exchange under the symbol "PEPSIGX." The last trade of Shares reported by the Mexican Stock Exchange occurred on May 4, 2001 and the closing price of the Shares at that time was Ps.5.00 per Share.

     The U.S. Offer price of Ps.5.91 per Share will be paid in U.S. dollars based on the Applicable Exchange Rate. On October 4, 2002, the New York closing exchange rate of Mexican pesos to U.S. dollars reported by Reuters and Bloomberg on their FXBENCH page was Ps.10.1985 per US$1.00. Exchange rates are subject to fluctuation. Holders are urged to obtain a current market quotation of the exchange rate of Mexican pesos to U.S. dollars.

     Price range for CPOs. The CPOs are listed and traded on the Mexican Stock Exchange under the symbol "PEPSIGX". The following table sets forth, for the periods indicated, the quarterly high and low per CPO closing prices of the CPOs in Mexican pesos, as reported by Bloomberg. The following information reflects nominal Mexican peso amounts as of the trade dates and has not been restated in constant Mexican pesos.

                                                              HIGH     LOW
                                                              -----   -----
                                                              (PS.)   (PS.)
Calendar Year 2002
  First Quarter.............................................  12.50    9.51
  Second Quarter............................................  17.00   12.70
  Third Quarter.............................................  17.10   15.50
  Fourth Quarter (through October 4, 2002)..................  17.00   17.00
Calendar Year 2001
  First Quarter.............................................   8.10    6.02
  Second Quarter............................................   9.70    7.40
  Third Quarter.............................................  11.00    8.12
  Fourth Quarter............................................  10.10    6.30
Calendar Year 2000
  First Quarter.............................................  10.18    7.16
  Second Quarter............................................   8.88    7.28
  Third Quarter.............................................   8.50    7.22
  Fourth Quarter............................................   8.40    6.20

     On May 7, 2002, the last full day of trading on the Mexican Stock Exchange prior to the public announcement of the Offers, the reported closing sales price of the CPOs by Bloomberg was Ps.14.90 per CPO. On October 4, 2002, the last full day of trading prior to the date of this U.S. Offer, the reported closing sales price of the CPO by Bloomberg was Ps.17.00 per CPO. Holders of CPOs are urged to obtain a current market quotation for the CPOs.

     The U.S. Offer price of Ps.17.73 per CPO will be paid in U.S. dollars based on the Applicable Exchange Rate. On October 4, 2002, the New York closing exchange rate of Mexican pesos to U.S. dollars reported by Reuters and Bloomberg on their FXBENCH page was Ps.10.1985 per US$1.00. Exchange rates are subject to fluctuation. Holders are urged to obtain a current market quotation of the exchange rate of Mexican pesos to U.S. dollars.

     Price range of GDSs. The GDSs are listed and traded on the NYSE under the symbol "GEM." Each GDS represents six CPOs. The following table sets forth, for the periods indicated, the quarterly high and low closing prices of the GDSs in U.S. dollars as reported by Bloomberg.

                                                              HIGH     LOW
                                                              -----   -----
                                                               ($)     ($)
Calendar Year 2002
  First Quarter.............................................   8.50    6.00
  Second Quarter............................................  10.50    8.41
  Third Quarter.............................................  10.38    9.73
  Fourth Quarter (through October 4, 2002)..................  10.15   10.08
Calendar Year 2001
  First Quarter.............................................   5.05    3.88
  Second Quarter............................................   6.04    4.63
  Third Quarter.............................................   7.18    4.98
  Fourth Quarter............................................   6.70    4.30
Calendar Year 2000
  First Quarter.............................................   6.44    4.69
  Second Quarter............................................   5.50    4.44
  Third Quarter.............................................   5.56    4.31
  Fourth Quarter............................................   5.50    3.75

     On May 7, 2002, the last full day of trading on the NYSE prior to the public announcement of the Offers, the reported closing sales price of the GDSs by Bloomberg was US$9.20, or Ps.87.30, per GDS using the exchange rate of Ps.9.4890 per US$1.00 reported by Reuters and Bloomberg on their FXBENCH page as the New York closing rate on May 7, 2002.

     On October 4, 2002, the last full day of trading prior to the date of this U.S. Offer, the reported closing sales price of the GDSs by Bloomberg was US$10.08, or Ps.102.80, per GDS using the exchange rate of Ps.10.1985 per US$1.00 reported by Reuters and Bloomberg on their FXBENCH page as the New York closing rate on October 4, 2002. Holders of GDSs are urged to obtain a current market quotation for the GDSs.

DIVIDENDS

     The table below sets forth the nominal Mexican peso amount of dividends declared in respect of each series of Shares for fiscal years 1999, 2000 and 2001, as reported in Gemex's Annual Reports, paid in respect of each of the years indicated. Holders of CPOs on the date the payment of dividends is announced are entitled to receive any dividends payable in respect of the Shares underlying the CPOs. Holders of GDSs on the date the payment of dividends is announced are entitled to receive any dividends payable in respect of the Shares underlying the CPOs represented by the GDSs (each GDS representing six CPOs). Cash dividends on the CPOs represented by the GDSs are paid to the Depositary in Mexican pesos and are converted by the Depositary into U.S. dollars and are paid to the holders of the GDSs, net of currency conversion expenses.

                                                       B SHARE    L SHARE    D SHARE
                                                       --------   --------   --------
                                                        (PS.)      (PS.)      (PS.)
1999.................................................        --         --         --
2000.................................................        --         --         --
2001.................................................  0.145075   0.145075   0.220376

     The dividend declared in 2001 was paid in Mexican pesos on June 28, 2002.

     On April 30, 2002, the security holders of Gemex authorized the Board of Directors of Gemex to announce at any time in its discretion a dividend payment to security holders of an aggregate of Ps.297,594,000 of Gemex's retained earnings as follows: (i) Ps.0.25743226 for each of the 374,711,008 shares of Series D Preferred Shares outstanding (including the Series D preferred dividend); (ii) Ps.0.17753949 for each of the 758,171,017 Shares outstanding; and (iii) Ps.0.17753949 for each of the 374,711,008 shares of Series L Limited Voting Shares outstanding. Holders of CPOs will receive Ps.0.61251124 for each of their CPOs (which includes the dividends on the shares underlying the CPOs). No payment date for such dividend had been set as of October 4, 2002. Under the Molina Agreement to Tender, we may reduce the purchase prices we are offering in this U.S. Offer by the amount of all dividends, including the dividends declared but not yet paid as mentioned above, for which a payment date is announced or published by Gemex on or prior to the expiration date and which is payable after the date of this U.S. Offer and prior to the date of purchase of the Securities pursuant to the Offers, if any. Alternatively, if we consummate the U.S. Offer and pay for the Securities tendered without reducing the offering price, Mr. Molina will pay us within five business days after the expiration date the aggregate amount of all such dividends paid or announced to be paid to security holders of Gemex, other than PBG or any of its subsidiaries, including us.

SELECTED FINANCIAL DATA OF GEMEX

     The following table presents historical selected financial data of Gemex for each of the last two fiscal years. This information is derived from Gemex's Annual Report, except "Ratio of Earnings to Fixed Charges," which was provided by Gemex. Gemex composed this summary from its audited financial statements, which are included, together with the notes thereto, in such Annual Report filed with the SEC on July 1, 2002. Gemex's financial statements and the table below are prepared in accordance with Mexican GAAP, which differ in certain significant respects from U.S. GAAP. Such differences are explained in detail in note number 18 of the auditors' notes accompanying Gemex's audited financial statements. A copy of the reconciliation note is attached to this U.S. Offer to Purchase as Annex III.

                                                           2000               2001             2001
                                                      ---------------   ----------------   -------------
                                                      (THOUSANDS OF CONSTANT PESOS AS OF   (THOUSANDS OF
                                                            DECEMBER 31, 2001)(1)           DOLLARS)(2)
INCOME STATEMENT DATA:
MEXICAN GAAP:
  Revenues:
     Net Sales......................................   Ps.9,572,760      Ps.11,036,212      $1,204,827
     Other..........................................         87,652             56,997           6,222
                                                       ------------      -------------      ----------
       Total Revenues...............................      9,660,412         11,093,209       1,211,049
                                                       ------------      -------------      ----------
  Costs and Expenses:
     Cost of Sales..................................      4,256,900          4,898,743         534,797
     Selling Expenses(3)............................      3,487,790          3,969,210         433,320
     General and Administrative Expenses............        566,103            651,262          71,098
     Depreciation and Amortization..................        308,890            403,090          44,005
                                                       ------------      -------------      ----------
       Total Costs and Expenses.....................      8,619,683          9,922,305       1,083,220
                                                       ------------      -------------      ----------
  Operating Income..................................      1,040,729          1,170,904         127,829
                                                       ------------      -------------      ----------
  Other Income (Expense) -- Net.....................        (31,513)          (197,396)        (21,550)
                                                       ------------      -------------      ----------
  Restructuring Charge..............................        568,980            136,866          14,942
                                                       ------------      -------------      ----------
  Integral Cost (Income) of Financing:
     Interest Income................................        (14,897)            (5,981)           (653)
     Interest Expense...............................        404,303            399,655          43,630
     Exchange Loss (Gain) -- Net....................         71,295           (217,594)        (23,755)
     Monetary Position Gain.........................       (426,608)          (158,625)        (17,317)
                                                       ------------      -------------      ----------
  Total Integral Cost (Income) of Financing --Net...         34,093             17,455           1,905
                                                       ------------      -------------      ----------
  Income Before Provisions and Extraordinary Gain...        406,143            819,187          89,432
     Income Taxes and Asset Tax.....................       (174,419)           228,846          24,985
     Employee Statutory Profit-Sharing..............         64,971             (4,847)           (529)
                                                       ------------      -------------      ----------
     Income Before Extraordinary Gain...............        515,591            595,188          64,976
     Extraordinary Gain(4)..........................             --                 --              --
                                                       ------------      -------------      ----------
  Consolidated Net Income...........................        515,591            595,188          64,976
                                                       ============      =============      ==========
  Earnings per Series B Share.......................           0.34               0.36            0.04
                                                       ============      =============      ==========
  Earnings per CPO..................................           1.19               1.23            0.13
                                                       ============      =============      ==========
  Earnings per GDS..................................   Ps.     7.12      Ps.      7.36      $     0.80
                                                       ============      =============      ==========
  Ratio of Earnings to Fixed Charges................           3.75               4.47            4.47
U.S. GAAP:
  Net Income........................................    Ps. 207,590      Ps.   310,352      $   33,881
                                                       ============      =============      ==========
  Earnings per Series B Share.......................           0.14               0.19            0.02
                                                       ============      =============      ==========
  Earnings per CPO..................................           0.48               0.64            0.07
                                                       ============      =============      ==========
  Earnings per GDS..................................   Ps.     2.87      Ps.      3.84      $     0.42
                                                       ============      =============      ==========

                                                           2000               2001             2001
                                                      ---------------   ----------------   -------------
                                                      (THOUSANDS OF CONSTANT PESOS AS OF   (THOUSANDS OF
                                                            DECEMBER 31, 2001)(1)           DOLLARS)(2)
BALANCE SHEET DATA (AT END OF PERIOD):
MEXICAN GAAP:
  Total Current Assets..............................   Ps.2,335,951       Ps.1,836,448      $  200,486
  Property, Plant and Equipment -- Net..............      7,262,477          7,125,890         777,936
  Total Assets......................................     11,288,080         10,579,045       1,154,918
  Total Current Liabilities (including short-term
     debt)..........................................      2,058,898          1,877,052         204,919
  Short-Term Debt(5)................................        916,557            376,910          41,147
  Long-Term Debt....................................      3,206,071          2,946,493          21,670
  Total Stockholders' Equity........................   Ps.4,966,892       Ps.4,666,362     Ps. 509,428
U.S. GAAP:
  Total Assets......................................     11,807,716         11,721,033       1,279,588
  Total Stockholders' Equity........................      5,153,027          5,268,159         575,127

OTHER DATA:
MEXICAN GAAP:
  EBITDA(6).........................................   Ps.1,514,894       Ps.1,695,830      $  185,134
  EBITDA/Net Interest Expense.......................           3.89x              4.31x          4.31x
  Operating Profit Margin(7)........................           10.8%              10.6%           10.6%
  Capital Expenditures(8)...........................   Ps.1,031,819       Ps.1,089,243      $  118,913
  Cash Dividends Declared...........................             --            246,931          26,958
  Per Series B Share(9).............................             --             0.1451            0.02
  Per CPO(7)........................................             --             0.5105          0.0557
  Per GDS(7)........................................             --             3.0630          0.3343
  Soft Drink Sales Volume(10).......................        311,455            347,113             N/A
  Five Gallon Jugs..................................         88,749             95,310             N/A
  Single Serve/Multiserve...........................         22,636             27,935             N/A
  Number of Employees (at end of period)............         26,691             25,349             N/A
U.S. GAAP:
  EBITDA(6).........................................   Ps.1,448,302       Ps.1,540,171      $  168,141

INFLATION AND EXCHANGE RATE DATA:
  Increase in NCPI..................................           8.96%              4.40%            N/A
  Peso/dollar exchange rate (nominal pesos) (rate at
     end of period).................................           9.65               9.16             N/A

                        NOTES TO SELECTED FINANCIAL DATA

 (1) Except for per Share, CPO and GDS data.

 (2) Dollar translation is calculated solely for the convenience of the reader at the Interbank Rate of Ps.9.16 per dollar, as reported by Centro de Analisis y Proyecciones Economicas para Mexico, or CAPEM, on December 31, 2001, except for capital expenditures, which is translated at the average rate for the entire year of 2001.

 (3) Selling expense includes amortization of bottles and cases amounting to Ps.165,275 and Ps.121,836 for the years 2000 and 2001, respectively.

 (4) Extraordinary gain consists solely of the benefit from the utilization of tax loss carryforwards and asset tax credit carryforwards.

 (5) Includes current portion of long-term debt.

 (6) EBITDA, for Mexican GAAP purposes, is defined as operating income plus depreciation and amortization (including amortization of bottles and cases), whereas for U.S. GAAP purposes, EBITDA is defined as operating income plus depreciation and amortization (including amortization of bottles and cases), plus the restructuring charge and adjustments from impairment of long-lived assets and severance payments. EBITDA should not be construed as an alternative to (a) consolidated net income as an indicator of our operating performance or (b) cash flows from operating activities, financing activities and investing activities as a measure of our liquidity. Our definition of EBITDA may not necessarily be comparable to other companies' definitions of EBITDA.

 (7) Operating income expressed as a percentage of total revenues.

 (8) These amounts are restated for inflation and exchange rate impact and are net of disposals.

 (9) Nominal pesos.

(10) In thousands of cases. Includes sales of soft drinks and mineral water products.

    The following tables present historical selected financial and operational data of Gemex for the first half of 2002. This information is derived from Gemex's Report on Form 6-K filed with the SEC on July 26, 2002, except book value information, which was provided by Gemex.

                                                               JUNE, 2002     DECEMBER, 2001
                                                              ------------   ----------------
                                                              IN MILLIONS OF CONSTANT MEXICAN
                                                               PESOS AS OF JUNE 30, 2002(1)
Current Assets..............................................    Ps. 1,586        Ps. 1,884
  Cash and cash equivalents.................................          282              102
Property, Plant & Equipment (net)...........................        7,218            7,000
Goodwill & Deferred Assets..................................        1,606            1,903
Other Assets................................................           63               63
Total Assets................................................       10,473           10,850
                                                                ---------        ---------
Short Term Debt.............................................           35              386
Other Liabilities...........................................        1,434            1,539
Current Liabilities.........................................        1,469            1,925
Long Term Debt..............................................        3,195            3,022
Other Liabilities...........................................        1,454            1,117
Long Term Liabilities.......................................        4,649            4,139
Total Liabilities...........................................        6,118            6,064
Stockholder's Equity........................................        4,355            4,786
Total Liabilities & Stockholder's Equity....................       10,473           10,850
                                                                ---------        ---------
Book Value per Series B Share...............................         2.89               --
Book Value per CPO..........................................         8.67               --
Book Value per GDS..........................................        52.00               --

---------------

(1) (9.965 Pesos = US$1.00)

                               3 MONTHS              3 MONTHS              6 MONTHS              6 MONTHS
                                ENDED       % OF      ENDED       % OF      ENDED       % OF      ENDED       % OF
                               JUNE 30,    TOTAL     JUNE 30,    TOTAL     JUNE 30,    TOTAL     JUNE 30,    TOTAL
                                 2002     REVENUES     2001     REVENUES     2002     REVENUES     2001     REVENUES
                               --------   --------   --------   --------   --------   --------   --------   --------
                                           IN MILLIONS OF CONSTANT MEXICAN PESOS AS OF JUNE 30, 2002(1)
Total Volume (MM's 8oz
  Cases).....................    107.2                  98.5                 197.2                 180.6
Soft Drinks (MM's 8oz.
  Cases).....................     96.0                  90.5                 177.8                 165.6
Bottled Water (MM's 8oz.
  Cases).....................     11.2                   8.0                  19.4                  15.0
Water Jug (MM's 19 Lts.
  Jugs)......................     30.0                  26.2                  53.5                  48.3
Total Revenues...............  Ps.3,308    100.0%    Ps.3,006    100.0%    Ps.6,003    100.0%    Ps.5,498    100.0%
Cost of Sales................    1,339      40.5%      1,323      44.0%      2,473      41.2%      2,361      42.9%
Gross Profit.................    1,969      59.5%      1,683      56.0%      3,530      58.8%      3,137      57.1%
Operating Expenses...........    1,325      40.0%      1,192      39.7%      2,443      40.7%      2,226      40.5%
EBITDA(2)....................      644      19.5%        491      16.3%      1,087      18.1%        911      16.6%
Depreciation &
  Amortization...............      166       5.1%        145       4.8%        311       5.2%        296       5.4%
Operating Income.............      478      14.4%        346      11.5%        776      12.9%        615      11.2%
Other Expenses...............       46       1.4%         25       0.8%         84       1.4%         89       1.6%
Integral Cost of Financing...      396      12.0%        (85)     -2.8%        356       5.9%        (94)     -1.7%
  Net interest expense.......       66       2.0%        120       4.0%        138       2.3%        222       4.1%
  Foreign exchange loss
    (gain)...................      358      10.8%       (164)     -5.5%        301       5.0%       (236)     -4.3%
  Monetary position gain.....      (28)     -0.8%        (41)     -1.3%        (83)     -1.4%        (80)     -1.5%
Income before tax............       36       1.0%        406      13.5%        336       5.6%        620      11.3%
Deferred tax.................       52       1.5%         77       2.6%         92       1.5%         86       1.6%
Tax..........................       41       1.2%         82       2.7%         65       1.1%         98       1.8%
Net Income...................      (57)     -1.7%        247       8.2%        179       3.0%        436       7.9%
Ratio of earnings to fixed
  charges....................    10.59                  4.04                  7.90                  3.71

---------------

(1) (9.965 Pesos = US$1.00)

(2) EBITDA, for Mexican GAAP purposes, is defined as operating income plus depreciation and amortization (including amortization of bottles and cases). EBITDA should not be construed as an alternative to (a) consolidated net income as an indicator of our operating performance or (b) cash flows from operating activities, financing activities and investing activities as a measure of our liquidity. Our definition of EBITDA may not necessarily be comparable to other companies' definitions of EBITDA.

             INFORMATION REGARDING PBG, BG LLC AND EMBOTELLADOR HM

     PBG is the world's largest manufacturer, seller and distributor of Pepsi-Cola beverages. Pepsi-Cola beverages sold by PBG include Pepsi-Cola, Diet Pepsi, Pepsi One, Pepsi Twist, Mountain Dew, Mountain Dew Code Red, Amp, Lipton Brisk, Lipton's Iced Tea, Slice, Mug, Aquafina, Starbucks Frappucino, Fruitworks, Sierra Mist, Dole and Sobe, and outside the United States, 7UP, Pepsi Max, Mirinda and Kas. PBG has the exclusive right to manufacture, sell and distribute Pepsi-Cola beverages in all or a portion of 41 states, the District of Columbia, eight Canadian provinces, Spain, Greece, Russia and Turkey. In some of its territories, PBG also has the right to manufacture, sell and distribute soft drink products of other companies, including Dr. Pepper and All Sport in the United States.

     PBG was incorporated in Delaware in January 1999 as a wholly-owned subsidiary of PepsiCo to effect the separation of most of PepsiCo's company-owned bottling businesses. PBG became a publicly-traded company on March 31, 1999. As of August 9, 2002, PepsiCo owned approximately 37.6% of the outstanding PBG common stock and 100% of the outstanding PBG Class B common stock, together representing approximately 42.7% of the voting power of all classes of PBG's voting stock. According to Gemex's Annual Report, PepsiCo also owned as of June 26, 2002, directly or indirectly, approximately 34.4% of the total capital stock of Gemex. PBG's main office is located at 1 Pepsi Way, Somers, New York 10589-2201, telephone (914) 767-6000.

     BG LLC was formed in Delaware in January, 1999. BG LLC is the principal operating subsidiary of PBG. PBG owns approximately 93% of the equity interest in BG LLC and PepsiCo owns approximately 7%. BG LLC's main office is located at 1 Pepsi Way, Somers, New York 10589-2201, telephone (914) 767-6000.

     We were organized under the laws of Spain in June 2002, for the purpose of carrying out the transactions contemplated in this U.S. Offer and the Mexican Offer. We are an indirect majority-owned subsidiary of BG LLC. PBG holds, indirectly, the minority interest in us. Our main office is located at Avenida de los Olmos, #2, 01013, Vitoria, Spain, telephone +34 945 16 41 00. As a result of PepsiCo's ownership interests in PBG, BG LLC and Gemex, we may be deemed to be an affiliate of Gemex and the Offers commenced by us for all of the Shares, CPOs and GDSs will constitute, if consummated, a "going-private transaction" within the meaning of Rule 13e-3 promulgated under the Exchange Act.

     Neither we nor PBG or BG LLC currently own any capital stock of Gemex.

            PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

AGREEMENTS RELATED TO GEMEX'S SECURITIES

     Master Joint Venture Agreement and Trust. According to information provided in Gemex's Annual Report, in October 1995, Gemex entered into a master joint venture agreement with PepsiCo, some of PepsiCo's subsidiaries and Mr. Molina, Gemex's Chairman of the Board, Chief Executive Officer, and largest security holder. Under the terms of the master joint venture agreement, Mr. Molina and PepsiCo formed the Molina/PepsiCo Trust into which Mr. Molina deposited a portion of his voting securities in Gemex and into which PepsiCo and its subsidiaries deposited all of their voting securities in Gemex. The Molina/PepsiCo Trust currently controls 63.4% of Gemex's Shares, giving the trust the ability to elect a majority of Gemex's Board of Directors and effective control over Gemex.

     During Phase I of the joint venture agreement, which will end no later than December 31, 2002, absent certain events, the shares in the trust are voted by Mr. Molina. Consequently, Mr. Molina has the power to elect a majority of the directors of Gemex and Gemex's management to determine the outcome of substantially all actions requiring stockholder approval (including the declaration, amount and payment of dividends), except some actions that may involve a conflict of interest and some actions that require, pursuant to the joint venture agreement, the approval of PepsiCo. During Phase II of the joint venture agreement, PepsiCo will have the right to direct the vote of all of the Shares and CPOs in the Molina/ PepsiCo Trust described above, including the CPOs owned by Mr. Molina to the extent not previously withdrawn by him. The voting power of the Shares and the CPOs in the Molina/PepsiCo Trust currently is sufficient to give PepsiCo (during Phase II) the ability to elect a majority of Gemex's directors and to determine the outcome of substantially all actions requiring stockholder approval, except some actions that may involve a conflict of interest and some actions that require, pursuant to the joint venture agreement, the approval of Mr. Molina.

     Put options and pledges of Securities. According to information provided in Gemex's Annual Report, Mr. Molina and PepsiCo entered into a put option agreement dated as of October 6, 1995 (the "1995 Put Agreement"). Under the 1995 Put Agreement, Mr. Molina has the right at any time and from time to time during the seven-year period commencing on October 6, 1995 to sell to PepsiCo all or part of 50,000,000 CPOs or 150,000,000 Shares (or a combination of such CPOs and Shares) at a price of $2.00 per CPO and $0.67 per Share; provided that the total purchase price for Shares and CPOs that are subject to the option that are sold under the 1995 Put Agreement may not exceed $100 million.

     According to information provided in Gemex's Annual Report, in connection with a credit agreement, dated as of October 11, 1995 (the "1995 Loan Agreement"), by and among GTE de Mexico, S.A. de C.V., a Mexican company controlled by Mr. Molina ("GTE"), and Internationale Nederlanden (U.S.) Capital Corporation, as agent, or ING, among others, Mr. Molina pledged certain rights under the Molina/PepsiCo Trust and the 1995 Loan Agreement to ING in order to enable ING, after an event of default under the 1995 Loan Agreement, to put up to 50,000,000 CPOs held in the Molina/PepsiCo Trust to PepsiCo at an exercise price specified in the 1995 Put Agreement. According to information provided in an amendment to Mr. Molina's Schedule 13D filed on September 18, 2002, in late August, 2002, GTE repaid $50.0 million of the outstanding principal amount under the 1995 Loan Agreement. In September 2002, Mr. Molina arranged for Banco Bilbao Vizcaya Argentaria, S.A., formerly known as Banco Bilbao Vizcaya, S.A., ("BBVA") to provide Subenmo, S.A. de C.V., a Mexican company controlled by Mr. Molina ("Subenmo") a loan in the amount of $50.0 million which was used to repay the remaining balance of the 1995 Loan Agreement. This loan is evidenced by a demand note which will mature on October 27, and is unconditionally guaranteed by PepsiCo. Mr. Molina has indemnified PepsiCo against any loss it may incur as a result of its guarantee and has assigned to PepsiCo his rights under the 1995 Put Agreement. In addition, an affiliate of Mr. Molina has pledged 36,112,679 CPOs of Gemex to secure Mr. Molina's indemnification obligations.

     Gemex's Annual Report further provides that in connection with the entering into of a loan agreement, dated as of January 27, 1999 (the "1999 Loan Agreement"), by and among Subenmo and BBVA, New York Branch, as agent, Mr. Molina entered into a trust agreement, dated as of January 27, 1999 (the "1999 Trust Agreement"), by and among Mr. Molina, BBVA, The Chase Manhattan Bank and Chase Manhattan Bank Delaware. Pursuant to the terms of the 1999 Loan Agreement and the 1999 Trust Agreement, the Molina 1999 Pepsi-Gemex Shares Trust, a Delaware statutory business trust for the benefit of Mr. Molina (the "1999 Trust"), was formed as a security device for the lenders, and Mr. Molina contributed 100,000,000 CPOs to the 1999 Trust. PepsiCo and the 1999 Trust entered into a put option agreement, dated as of January 27, 1999 (the "1999 Put Agreement"), pursuant to which the 1999 Trust, after an event of default under the 1999 Loan Agreement, may, at any time prior to October 6, 2002, put to PepsiCo all of the CPOs held by the 1999 Trust at the time of exercise, at a purchase price of US$1.00 per CPO. According to information provided in an amendment to Mr. Molina's Schedule 13D filed on September 18, 2002, in connection with an agreement dated August 27, 2002, entered into among the parties to the 1999 Loan Agreement to extend the maturity date of the 1999 Loan Agreement until November 27, 2002, PepsiCo and the 1999 Trust entered into an agreement, dated as of August 15, 2002, amending the 1999 Put Agreement to extend the final date of the exercise period to January 10, 2003.

     The 1999 Loan Agreement contains customary default provisions. Unless and until an event of default has occurred and is continuing under the 1999 Loan Agreement, Mr. Molina has the full right to direct the vote of the CPOs delivered to the Molina/PepsiCo Trust and the 1999 Trust and has the full right to direct the disposition of any cash dividends on the CPOs delivered to the Molina/PepsiCo Trust or the

1999 Trust. Mr. Molina may not transfer any of the CPOs held by the Molina/PepsiCo Trust or the 1999 Trust.

     Mr. Molina may withdraw CPOs from the 1999 Trust upon prepayment of the loans made pursuant to the 1999 Loan Agreement. In order to induce PepsiCo to enter into the 1999 Put Agreement, Mr. Molina entered into a letter agreement, dated as of January 27, 1999, with PepsiCo (the "1999 Letter Agreement"), pursuant to which Mr. Molina agreed that for every two CPOs and for every six Shares put to PepsiCo pursuant to the terms of the 1995 Put Agreement, Mr. Molina shall transfer one additional CPO to PepsiCo, up to a certain number determined in accordance with the 1999 Letter Agreement, subject to a maximum of 25,000,000 CPOs. Upon withdrawal of CPOs from the 1999 Trust, Mr. Molina and PepsiCo agreed to enter into a pledge and security agreement pursuant to which Mr. Molina will pledge to PepsiCo the CPOs that are subject to transfer under the 1999 Letter Agreement; under certain circumstances, the CPOs pledged to PepsiCo pursuant to the terms of the 1999 Letter Agreement may be deposited in the Molina/PepsiCo Trust.

     If any put is made to PepsiCo of any securities (including CPOs and Shares) under the 1995 Put Agreement or the 1999 Put Agreement, Phase II under the terms of the Molina/PepsiCo Trust immediately commences.

     Registration Rights Agreement. According to Gemex's Annual Report, in connection with the master joint venture agreement, Gemex entered into a registration rights agreement with Mr. Molina pursuant to which, during the period beginning October 1995 and ending on the sixth anniversary of the termination of Phase I, Gemex has agreed to file, at the request of Mr. Molina, the appropriate registration statement(s) with the SEC and the CNBV, to register CPOs. In addition, Mr. Molina has "piggyback" registration rights with respect to any such registrations Gemex files with respect to the issuance and sale of its shares during such time.

     Molina Agreement to Tender. On October 4, 2002, we and BG LLC entered into the Molina Agreement to Tender with Mr. Molina. According to information in Gemex's Annual Report and an amendment to Mr. Molina's Schedule 13D filed on September 18, 2002, Mr. Molina had beneficial ownership over approximately 74.5% of the total capital stock of Gemex, as of September 10, 2002, including (i) Shares and CPOs deposited by PepsiCo and its subsidiaries in the Molina/PepsiCo Trust, and (ii) immediately exercisable options held by Mr. Molina to buy series T shares of Gemex which are convertible into CPOs. Without giving effect to PepsiCo's Shares and CPOs deposited in the Molina/ PepsiCo Trust and to Mr. Molina's options to buy series T shares of Gemex, Mr. Molina owned, directly or indirectly, approximately 40.0% of the total outstanding capital stock of Gemex, as of September 10, 2002. Under the Molina Agreement to Tender, Mr. Molina has agreed to tender, and to cause his affiliates identified in such agreement to tender, in the Offers, and not withdraw, all of the outstanding Securities owned by them, directly or indirectly, or which may be acquired by them on or before the expiration date of the Offers, subject to their right to accept more competitive offers received at any time prior to or during the time the Offers remain outstanding. Mr. Molina and such affiliates will tender such Securities at the same price offered to all security holders.

     Under the Molina Agreement to Tender, if on or prior to the initial expiration date the conditions to either of the Offers set forth in the U.S. Offer under the caption "The U.S. Offer -- Certain conditions to the U.S. Offer" and in the Mexican Offer are satisfied, we may extend the expiration date of the Offers for a period of not more than five business days after such initial expiration date, solely to increase the number of Securities to be tendered in the Offers. If, on the other hand, the conditions to either of the Offers are not satisfied or waived by us on or prior to the initial expiration date, we are required to extend the Offers until all such conditions have been satisfied or waived, but not more than ten business days after the initial expiration date. In the event that the conditions to either of the Offers are still not satisfied or waived by us, we have the right, at our sole discretion, to terminate the Offers after such ten business days extension has expired or to further extend the Offers for an additional ten business days. Under the Molina Agreement to Tender, an extension of the Offers for any other reason or under any other circumstances requires the consent of Mr. Molina, unless such extension is required by applicable laws and regulations.

     We may amend the U.S. Offer at any time in our sole discretion to increase the price we are offering to pay for the Securities. We may also reduce the purchase prices we are offering by the amount of all dividends for which a payment date is announced or published by Gemex on or prior to the expiration date and which is payable after the date of this U.S. Offer and prior to the date of purchase of securities pursuant to the Offers, if any. If such dividends are paid or announced, but we nonetheless consummate the U.S. Offer and pay for the Securities tendered without reducing the offering price, Mr. Molina will pay us within five business days after the expiration date the aggregate amount of all such dividends paid or announced to be paid to security holders of Gemex, other than PBG or any of its subsidiaries, including us.

     Except as set forth in the preceding paragraph, under the Molina Agreement to Tender we may not change the form of consideration or reduce the price we are offering to pay or the number of Securities sought in this U.S. Offer or otherwise amend the U.S. Offer in any manner materially adverse to Mr. Molina, without the consent of Mr. Molina.

     Mr. Molina has agreed that effective on the date his Securities and the Securities of his affiliates are purchased in the Offers, he will surrender to Gemex all of his unvested options to acquire securities of Gemex and release us and Gemex from any and all claims, liabilities, losses and demands with respect to such unvested options. Further, Mr. Molina agreed to exercise all of his vested options in accordance with their terms prior to the initial expiration date of the Offers and to tender in the Offers the Securities issued to him as a result of his exercise. Mr. Molina has also agreed not to authorize, instruct or otherwise cause Gemex or the Board of Directors of Gemex to modify or consent to the modification of any of the terms and conditions of the unvested options to acquire Securities of Gemex held by employees of Gemex or its subsidiaries.

     Under the Molina Agreement to Tender, Mr. Molina has also agreed that, if his and his affiliates' Securities are purchased by us in the Offers, for five years he will not engage in the manufacture, marketing or wholesale sales or distribution of beverages that are competitive with the products manufactured, marketed, sold or distributed by Gemex in Mexico as of the date of the Molina Agreement to Tender. In addition, Mr. Molina represented and warranted to us and BG LLC, except as expressly disclosed in such agreement, that Gemex and its affiliates do not have any liabilities or obligations of any nature to Mr. Molina or any of his affiliates and that neither him nor any of his affiliates has any claims against Gemex and its subsidiaries or representatives of any of them. Mr. Molina further warranted and represented to us and BG LLC that all agreements between Mr. Molina and his affiliates, on one hand, and Gemex and any of its subsidiaries, on the other hand, may be terminated by Gemex without payment of any penalty, liquidated damages or termination charge.

     Mr. Molina agreed to put in escrow an amount in U.S. dollars equivalent to approximately Ps.141.1 million at the Applicable Exchange Rate from the proceeds he is entitled to receive in the Offers for his Securities (not including Securities deposited by PepsiCo and its subsidiaries in the Molina/PepsiCo Trust), as security for any indemnity obligations resulting from a breach by Mr. Molina of his representations and warranties referred to in the preceding paragraph. Under an Escrow Agreement among us, BG LLC, Mr. Molina and The Bank of New York, as escrow agent, dated October 4, 2002, the funds in escrow will be released over a period of three years, at a rate of one-sixth of the total amount originally put in escrow every six months, to the extent indemnification claims have not been made against them. Mr. Molina's indemnification obligations with respect to the representations and warranties described in the preceding paragraph will not exceed Ps.188.2 million, including amounts paid out of the escrow. However, there is no limitation on the remedies available to us in the event of other breaches by Mr. Molina of the Molina Agreement to Tender. Pursuant to the Molina Agreement to Tender, Mr. Molina and specified affiliates of Mr. Molina released Gemex and its affiliates from all claims, liabilities and obligations, other than specified obligations. Gemex also released Mr. Molina and such affiliates from all claims, liabilities and obligations other than his indemnification obligations and other specified obligations.

     In the Agreement to Tender, Mr. Molina agreed to use his reasonable efforts to cause Gemex to call an ordinary shareholders meeting to replace and elect new members to the Gemex Board for a date selected by us, including to recommend that date to the Gemex Board.

     The Molina Agreement to Tender further provides that upon the purchase of Mr. Molina's and his affiliates' Securities pursuant to the Offers, Mr. Molina's employment agreement with Gemex and all arrangements and understandings related to it will terminate, and upon such termination Mr. Molina agrees to release Gemex and its affiliates from any and all claims and liabilities arising from his employment with Gemex and/or its subsidiaries. Under the Molina Agreement to Tender, we and BG LLC acknowledge that Mr. Molina will be entitled to receive approximately Ps.141.1 million in full satisfaction of his rights under Gemex's executive pension plan and all other statutory and severance benefits following the termination of his employment with Gemex and agree to cause the pension plan to remit such amount to Mr. Molina in accordance with the terms of the pension plan.

     Each party to the Molina Agreement to Tender may terminate such agreement upon written notice to the other parties if there is any law, rule, regulation or governmental order prohibiting the consummation of the Offers or upon a breach of the agreement by the other party.

     PepsiCo Agreement to Tender. On October 4, 2002, we and BG LLC entered into the PepsiCo Agreement to Tender with PepsiCo, which as of August 9, 2002 owned, directly or indirectly, approximately 42.7% of the voting power of all classes of PBG's voting stock. According to Gemex's Annual Report, PepsiCo also owned, directly or indirectly, approximately 34.4% of the total outstanding capital stock of Gemex, as of June 26, 2002. All of PepsiCo's Securities are deposited in the Molina/ PepsiCo Trust that grants Mr. Molina the power to direct the voting of PepsiCo's Securities, absent certain events, until December 31, 2002. However, during that time PepsiCo has the right to approve certain decisions of Gemex's management. Under the PepsiCo Agreement to Tender, PepsiCo has agreed to tender, and to cause its nominee identified in the such agreement to tender, and not withdraw, all of the outstanding Securities owned directly or indirectly by PepsiCo, or which may be acquired by PepsiCo, on or before the expiration date, in the Offers, subject to their right to accept more competitive offers received at any time prior to or during the period the Offers remain outstanding.

     The PepsiCo Agreement to Tender provides that, as it is strategically important that we purchase Gemex, PepsiCo has agreed to pay us Ps.172.7 million in order to facilitate such purchase and ensure a smooth ownership transition of Gemex. This payment will be made before the completion of the Offers.

     Under the PepsiCo Agreement to Tender, if on or prior to the initial expiration date the conditions to either of the Offers set forth in the U.S. Offer under the caption "The U.S. Offer -- Certain conditions to the U.S. Offer" and in the Mexican Offer are satisfied, we may extend the expiration date of the Offers for a period of not more than five business days after such initial expiration date, solely to increase the number of Securities to be tendered in the Offers. If, on the other hand, the conditions to either of the Offers are not satisfied or waived by us on or prior to the initial expiration date, we are required to extend the Offers until all such conditions have been satisfied or waived, but not more than ten business days after the initial expiration date. In the event that the conditions to either of the Offers are still not satisfied or waived by us, we have the right, at our sole discretion, to terminate the Offers after such ten business days extension has expired or to further extend the Offers for an additional ten business days. Under the PepsiCo Agreement to Tender, an extension of the Offers for any other reason or under any other circumstances requires the consent of PepsiCo, unless such extension is required by applicable laws and regulations.

     We may amend the U.S. Offer at any time in our sole discretion to increase the price we are offering to pay for the Securities. We may also reduce the purchase prices we are offering by the amount of all dividends for which a payment date is announced or published by Gemex on or prior to the expiration date and which is payable after the date of this U.S. Offer and prior to the date of purchase of Securities pursuant to the Offers, if any. Except as set forth in this paragraph, under the PepsiCo Agreement to Tender we may not change the form of consideration or reduce the price we are offering to pay or the number of Securities sought in this U.S. Offer or otherwise amend the U.S. Offer in any manner materially adverse to PepsiCo, without the consent of PepsiCo.

     Each party to the PepsiCo Agreement to Tender may terminate such agreement upon written notice to the other parties if there is any law, rule, regulation or governmental order prohibiting the consummation of the Offers or upon a breach of the agreement by the other party. There is no limitation on our remedies in the event of a breach by PepsiCo of the PepsiCo Agreement to Tender.

AGREEMENTS AND TRANSACTIONS BETWEEN PBG AND PEPSICO AND ITS AFFILIATES

     PBG conducts its business primarily under agreements with PepsiCo. These agreements give PBG the exclusive right to market, distribute, and produce beverage products of PepsiCo in authorized containers in specified territories. Material agreements and transactions between PBG and PepsiCo and certain of its affiliates during 2000 and 2001 are described below.

     Beverage agreements and purchases of concentrates and finished products. PBG purchases concentrates from PepsiCo and manufactures, packages, distributes and sells carbonated and non-carbonated beverages under license agreements with PepsiCo. These agreements give PBG the right to manufacture, sell and distribute beverage products of PepsiCo in both bottles and cans and fountain syrup in specified territories. The agreements also provide PepsiCo with the ability to set prices of such concentrates, as well as the terms of payment and other terms and conditions under which PBG purchases such concentrates. In addition, PBG bottles water under the Aquafina trademark pursuant to an agreement with PepsiCo, which provides for the payment of a royalty fee to PepsiCo. In certain instances, PBG purchases finished beverage products from PepsiCo.

     Total payments by PBG to PepsiCo for concentrates, royalties and finished beverage products were approximately $1.5 billion in 2000 and $1.7 billion in 2001.

     PBG manufacturing services. PBG provides manufacturing services to PepsiCo in connection with the production of certain finished beverage products. Amounts paid or payable by PepsiCo to PBG for these services were approximately $21.1 million in 2000 and $13.8 million in 2001.

     Transactions with joint ventures in which PepsiCo holds an equity interest. PBG purchases tea concentrate and finished beverage products from the Pepsi/Lipton Tea Partnership, a joint venture of Pepsi-Cola North America, a division of PepsiCo, and Lipton. The total amounts paid or payable to PepsiCo for the benefit of such partnership were approximately $113.3 million in 2000 and $116.7 million in 2001. In addition, PBG provides certain manufacturing services in connection with the hot-filled tea products of the partnership to PepsiCo for the benefit of the partnership. Amounts paid or payable by PepsiCo to PBG for these services were approximately $14.8 million in 2000 and $18.4 million in 2001.

     PBG purchases finished beverage products from the North American Coffee Partnership, a joint venture of Pepsi-Cola North America and Starbucks. Amounts paid or payable to the North American Coffee Partnership by PBG were approximately $95.8 million in 2000 and $108.3 million in 2001.

     Purchase of snack food products from Frito-Lay, Inc. PBG purchases snack food products from Frito-Lay, Inc., a subsidiary of PepsiCo, for sale and distribution through all of Russia except for Moscow. Amounts paid or payable by PBG to Frito-Lay, Inc. were approximately $23.7 million in 2000 and $27.1 million in 2001.

     Shared services. PepsiCo provides various services to PBG pursuant to a shared services agreement, including procurement of raw materials, processing of accounts payable and credit and collection, certain tax and treasury services and information technology maintenance and systems development. Amounts paid or payable to PepsiCo for shared services totaled approximately $138.8 million in 2000 and $178.9 million in 2001.

     Pursuant to the shared services agreements, PBG provides certain employee benefit and international tax and accounting services to PepsiCo. Payments to PBG from PepsiCo for these services totaled approximately $638,000 in 2000 and $598,000 in 2001.

     Rental payments. Amounts paid or payable by PepsiCo to PBG for rental of office space at certain PBG facilities were approximately $10.6 million in 2000 and $11.6 million in 2001.

     Insurance services. Hillbrook Insurance Company, Inc., a subsidiary of PepsiCo, provides insurance and risk management services to PBG pursuant to a contractual arrangement. Costs associated with such services totaled approximately $62.1 million in 2000 and $57.8 million in 2001. In addition, in December 2000, PBG paid Hillbrook approximately $57.6 million for insurance and risk management services in 2001.

     National fountain services. PBG provides certain manufacturing, delivery and equipment maintenance services to PepsiCo's national fountain customers. Net amounts paid or payable by PepsiCo to PBG for these services were approximately $188.5 million in 2000 and $184.6 million in 2001.

     Marketing and other support arrangements. PepsiCo provides PBG with various forms of marketing support. The level of this support is negotiated annually and can be increased or decreased at the discretion of PepsiCo. This marketing support is intended to cover a variety of programs and initiatives, including direct marketplace support (including point-of-sale materials), capital equipment funding and shared media and advertising support. Total direct marketing support funding paid or payable to PBG by PepsiCo was approximated $523.6 million for 2000 and $553.8 million for 2001.

     Transactions with bottlers in which PepsiCo holds an equity interest. In March 2002, PBG acquired the operations and exclusive right to manufacture, sell and distribute Pepsi-Cola's international beverages in Turkey. Specifically, PBG acquired the majority and minority ownership interests in Fruko Mesrubat Sanayii A.S. and other related entities from Tamek Holding A.S., individual shareholders and PepsiCo. Prior to the acquisition, PepsiCo had a 22% investment in the bottling operations in Turkey. As part of this acquisition, PBG paid PepsiCo $7.0 million for its equity interest in the acquired entity, and received $16.0 million from PepsiCo for the sale of the acquired entity's local brands to PepsiCo.

     PBG and PepsiAmericas, Inc., a bottler in which PepsiCo owns an equity interest, and PBG and Pepsi Bottling Ventures LLC, a bottler in which PepsiCo owns an equity interest, bought from and sold to each other finished beverage products. These transactions occurred in instances where the proximity of one party's production facilities to the other party's markets or lack of manufacturing capability, as well as other economic considerations, made it more efficient or desirable for one bottler to buy finished product from another. PBG's sales to those bottlers totaled approximately $18.5 million in 2000 and $774,000 in 2001. Purchases from those bottlers were approximately $1.5 million in 2000 and $40,000 in 2001.

AGREEMENTS AND TRANSACTIONS BETWEEN GEMEX AND PEPSICO AND ITS AFFILIATES

     Marketing. According to information provided in Gemex's Annual Report, Gemex enters into cooperative marketing arrangements with Pepsi-Cola Mexicana, a subsidiary of PepsiCo, on a yearly basis. These arrangements provide for advertising of Pepsi-Cola and other Pepsi products on national and local television and radio stations, billboards, newspapers and other media, as well as other marketing-related efforts. The planning and execution of media spending in support of Pepsi products are controlled by Pepsi-Cola Mexicana. In addition, the cooperative marketing arrangements between Gemex and Pepsi-Cola Mexicana also include reimbursements by Pepsi-Cola Mexicana of expenditures on various promotional tools of the trade (including vending machines and refrigerated display cases), other equipment used in connection with the sale of Pepsi products and various marketing expenditures related to new products or packaging, although Pepsi-Cola Mexicana reimburses only up to 33% (as compared to 50% generally under cooperative arrangements) of some of these expenditures. Reimbursements by Pepsi-Cola Mexicana amounted to Ps.208.3 million, Ps.236.6 million and Ps.340.5 million for the years ended December 31, 1999, 2000 and 2001, respectively.

     In recent years, the spending levels under cooperative marketing arrangements have been negotiated annually. These arrangements provide for a specified amount to be spent on marketing in a particular year expressed as a percentage of the value of all concentrate purchased by Gemex in that year. Pepsi-Cola Mexicana contributes half of the amount to be spent on cooperative marketing and Gemex contributes the remaining half. Since 1997, the amount spent on marketing under these arrangements has been increasing in nominal terms and as a percentage of concentrate sales. In 1999, 2000 and 2001, the total amount spent on marketing equaled 100% of the value of concentrate purchased in each of these years. According to Gemex's Annual Report, Gemex expects that such amount in 2002 will equal the 2001 levels. During the discussions among PepsiCo, PBG and Gemex prior to the commencement of this U.S. Offer to Purchase, PepsiCo and PBG discussed the franchisor/franchisee arrangements that would be put in place with Gemex following the completion of the Offers. As a result of these discussions, PepsiCo and PBG reached a general understanding that such arrangements would remain substantially the same as those in place prior to the completion of the Offers, except that PepsiCo agreed to increase its marketing support to Gemex in an amount equal to Gemex's scheduled concentrate price increase of 2% on September 30, 2002.

     Bottling arrangements. According to information provided in Gemex's Annual Report, under Gemex's bottling agreement with PepsiCo, Gemex must purchase all of its concentrate and syrup requirements for each Pepsi product from PepsiCo or its designees. In 2001, Gemex's syrup concentrate purchases from PepsiCo and its subsidiaries totaled Ps.1,230.2 million; in the first half of 2002, its syrup and concentrate purchases from PepsiCo and its subsidiaries totaled Ps.617.7 million. In addition, Gemex and PepsiCo pay and reimburse each other in connection with some of Gemex's marketing programs.

     In September 2000, Gemex acquired Emvasa, a Pepsi bottler operating in territories contiguous with Gemex's then existing marketing territories, through a cash tender offer. Gemex paid approximately Ps.724.9 million, or $77.7 million at the then existing exchange rate, for all of the existing shares of Emvasa and assumed Emvasa's outstanding indebtedness. In connection with the acquisition of Emvasa, Gemex paid a subsidiary of PepsiCo approximately $14.5 million, in the form of 18,749,260 CPOs, for its equity interest in the principal bottling subsidiary of Emvasa. In addition, during 2000, Gemex purchased PepsiCo's 50% interest in Tenedora del Noreste, a company through which Gemex and PepsiCo held a joint venture interest in the Northeast Bottling Group, for $22.1 million in the form of 28,670,742 CPOs.

     ANNEX I -- INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF
                    EMBOTELLADOR HM, BG LLC, PBG AND PEPSICO

     An asterisk denotes persons who are executive officers, but do not serve on the Board of Directors of the respective entities referred to below.

1.  DIRECTORS AND EXECUTIVE OFFICERS OF PBG

                                                         PRESENT PRINCIPAL OCCUPATION OR
NAME                                               EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                               -------------------------------------------
Linda G. Alvarado.........................   49, was elected to PBG's Board in March 1999. She is
                                             the President and Chief Executive Officer of Alvarado
                                             Construction, Inc., a general contracting firm
                                             specializing in commercial, industrial, environmental
                                             and heavy engineering projects, a position she assumed
                                             in 1976. Ms. Alvarado is also a director of Pitney
                                             Bowes, Inc., Qwest Communications International, Inc.,
                                             Lennox International and 3M Company.
Barry H. Beracha..........................   60, was elected to PBG's Board in March 1999. He has
                                             been the Chief Executive Officer of Sara Lee Bakery
                                             Group since August 2001. Previously, Mr. Beracha was
                                             the Chairman of the Board and Chief Executive Office of
                                             The Earthgrains Company since 1993. Earthgrains was
                                             formerly part of Anheuser-Busch Companies, where Mr.
                                             Beracha served from 1967 to 1996. From 1979 to 1993, he
                                             held the position of Chairman of the Board of
                                             Anheuser-Busch Recycling Corporation. From 1976 to
                                             1995, Mr. Beracha is also a director of St. Louis
                                             University and McCormick & Co., Inc.
John T. Cahill............................   45, was elected to PBG's Board in January 1999. He has
                                             been our Chief Executive Officer since September 2001.
                                             Previously, Mr. Cahill served as our President and
                                             Chief Operating Officer. Mr. Cahill served as our
                                             Executive Vice President and Chief Financial Officer
                                             prior to becoming our President and Chief Operating
                                             Officer in August 2000. He was Executive Vice President
                                             and Chief Financial Officer of the Pepsi-Cola Company
                                             from April 1998 to November 1998. Prior to that, Mr.
                                             Cahill was Senior Vice President and Treasurer of
                                             PepsiCo, having been appointed to that position in
                                             April 1997. In 1996, he became Senior Vice President
                                             and Chief Financial Officer of Pepsi-Cola North
                                             America. Mr. Cahill joined PepsiCo in 1989 and held
                                             several other senior financial positions through 1996.
Thomas H. Kean............................   67, was elected to PBG's Board in March 1999. Mr. Kean
                                             has been the President of Drew University since 1990
                                             and was the Governor of the State of New Jersey from
                                             1982 to 1990. Mr. Kean is also a director of Amerada
                                             Hess Corporation, Aramark Corporation, Fiduciary Trust
                                             Company International and UnitedHealth Group, Inc. He
                                             is also Chairman of Carnegie Corporation of New York.

                                                         PRESENT PRINCIPAL OCCUPATION OR
NAME                                               EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                               -------------------------------------------
Susan D. Kronick..........................   51, was elected to PBG's Board in March 1999. Ms.
                                             Kronick has been Group President of Federated
                                             Department Stores since February 2001. Previously, Ms.
                                             Kronick was the Chairman and Chief Executive Officer of
                                             Burdines, a division of Federated Department Stores, a
                                             position she had held since June 1997. From 1993 to
                                             1997, Ms. Kronick served as President of Federated's
                                             Rich's/Lazarus/Goldsmith's division. She spent the
                                             previous 20 years at Bloomingdale's, where her last
                                             position was as Senior Executive Vice President and
                                             Director of Stores. Ms. Kronick is also a director of
                                             Union Planters National Bank in Miami.
Blythe J. McGarvie........................   45, was elected to the Board at PBG's Board meeting in
                                             March 2002. Ms. McGarvie is Executive Vice President
                                             and Chief Financial Officer of BIC Group, a position
                                             she has held since July 1999. From 1994 to 1999, Ms.
                                             McGarvie served as Senior Vice President and CFO of
                                             Hannaford Bros. Co. Ms. McGarvie is a Certified Public
                                             Accountant and has also held senior financial positions
                                             at Sara Lee Corporation, Kraft General Foods, Inc. and
                                             Pizza Hut Inc. Ms. McGarvie is also a director of
                                             Accenture Ltd.
Margaret D. Moore.........................   54, was elected to PBG's Board in January 2001. Ms.
                                             Moore is Senior Vice President, Human Resources of
                                             PepsiCo, a position she assumed at the end of 1999.
                                             From November 1998 to December 1999, she was Senior
                                             Vice President and Treasurer of PBG. Prior to joining
                                             PBG, Ms. Moore spent 25 years with PepsiCo in a number
                                             of senior financial and human resources positions.
Clay G. Small.............................   52, was elected to PBG's Board of Directors in May
                                             2002. Mr. Small is Senior Vice President and General
                                             Counsel of Frito-Lay North America, a division of
                                             PepsiCo. Mr. Small joined PepsiCo as an attorney in
                                             1981 and held several positions in the legal
                                             department. He served as Vice President and Division
                                             Counsel of Pizza Hut, Inc. from 1987 to 1997. Prior to
                                             his PepsiCo tenure, he was an associate with the law
                                             firm of White & Case in New York City.
Craig E. Weatherup........................   57, was elected to PBG's Board in January 1999. He has
                                             been Chairman of the Board of PBG since March 1999. Mr.
                                             Weatherup was also the Chief Executive Officer of PBG
                                             from March 1999 to September 2001. He served on the
                                             Board of Directors of PepsiCo from 1996 until March
                                             1999. Prior to becoming Chairman and Chief Executive
                                             Officer of PBG, he had served as Chairman and Chief
                                             Executive Officer of the Pepsi-Cola Company since July
                                             1996. He was appointed President of the Pepsi-Cola
                                             Company in 1988, President and Chief Executive Officer
                                             of Pepsi-Cola North America in 1991, and served as
                                             PepsiCo's President in 1996. Mr. Weatherup is also a
                                             director of Federated Department Stores, Inc. and
                                             Starbucks Corporation.

                                                         PRESENT PRINCIPAL OCCUPATION OR
NAME                                               EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                               -------------------------------------------
Eric J. Foss*.............................   44, is currently President, PBG North America.
                                             Previously, Mr. Foss was Executive Vice President and
                                             General Manager, PBG North America from August 2000 to
                                             September 2001. From October 1999 until August 2000, he
                                             served as PBG's Senior Vice President, U.S. Sales and
                                             Field Operations, and prior to that, he was Senior Vice
                                             President, Sales and Field Marketing, since March 1999.
                                             Mr. Foss joined Pepsi-Cola Company in 1982 and has held
                                             a variety of other field and headquarters-based sales,
                                             marketing and general management positions. From 1994
                                             to 1996, Mr. Foss was General Manager of Pepsi-Cola
                                             North America's Great West Business Unit. In 1996, Mr.
                                             Foss was named General Manager for the Central Europe
                                             Region for Pepsi-Cola International, a position he held
                                             until joining PBG in March 1999.
Yiannis Petrides*.........................   44, has been President, PBG Europe, since June 2000,
                                             with responsibilities for PBG's operations in Spain,
                                             Greece and Russia. Most recently, he served as Business
                                             Unit General Manager for PBG in Spain and Greece. Mr.
                                             Petrides joined PepsiCo in 1987 in the international
                                             beverage division. In 1993, he was named General
                                             Manager of Frito Lay's Greek operation with additional
                                             responsibility for the Balkan countries. Two years
                                             later, he was appointed Business Unit General Manager
                                             for Pepsi Beverages International's bottling operation
                                             in Spain.
Alfred H. Drewes*.........................   47, is Senior Vice President and Chief Financial
                                             Officer of PBG. Appointed to this position in June
                                             2001, Mr. Drewes previously served as Senior Vice
                                             President and Chief Financial Officer of Pepsi
                                             Beverages International ("PBI"). Mr. Drewes joined
                                             PepsiCo in 1982 as a financial analyst in New Jersey.
                                             During the next nine years, he rose through
                                             increasingly responsible finance positions within
                                             Pepsi-Cola North America in field operations and
                                             headquarters. In 1991, Mr. Drewes joined PBI as Vice
                                             President of Manufacturing Operations, with
                                             responsibility for the global concentrate supply
                                             organization.
Pamela C. McGuire*........................   55, has been Senior Vice President, General Counsel and
                                             Secretary of PBG since November 1998. Ms. McGuire
                                             joined PepsiCo in 1977 and served as Vice President and
                                             Division Counsel of Pepsi-Cola Company from 1989 to
                                             March 1998, when she was named Vice President and
                                             Associate General Counsel of the Pepsi-Cola Company.

     The address of each of the directors and executive officers of PBG is c/o PBG, 1 Pepsi Way, Somers, New York 10589-2201, telephone (914) 767-6000.

2.  MANAGING DIRECTORS AND EXECUTIVE OFFICERS OF BG LLC

                                                         PRESENT PRINCIPAL OCCUPATION OR
NAME                                               EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                               -------------------------------------------
John T. Cahill............................   45, is a Managing Director and the Principal Executive
                                             Officer of BG LLC. Mr. Cahill is currently the Chief
                                             Executive Officer of PBG. Previously, Mr. Cahill served
                                             as PBG's President and Chief Operating Officer from
                                             August 2000 to September 2001. Mr. Cahill has been a
                                             member of PBG's Board of Directors since January 1999
                                             and served as PBG's Executive Vice President and Chief
                                             Financial Officer prior to becoming President and Chief
                                             Operating Officer in August 2000. He was Executive Vice
                                             President and Chief Financial Officer of the Pepsi-Cola
                                             Company from April 1998 until November 1998. Prior to
                                             that, Mr. Cahill was Senior Vice President and
                                             Treasurer of PepsiCo, having been appointed to that
                                             position in April 1997. In 1996, he became Senior Vice
                                             President and Chief Financial Officer of Pepsi-Cola
                                             North America. Mr. Cahill joined PepsiCo in 1989 where
                                             he held several other senior financial positions
                                             through 1996.
Alfred H. Drewes*.........................   47, is the Principal Financial Officer of BG LLC. He is
                                             also the Senior Vice President and Chief Financial
                                             Officer of PBG. Appointed to this position in June
                                             2001. Mr. Drewes previously served as Senior Vice
                                             President and Chief Financial Officer of PBI. Mr.
                                             Drewes joined PepsiCo in 1982 as a financial analyst in
                                             New Jersey. During the next nine years, he rose through
                                             increasingly responsible finance positions within
                                             Pepsi-Cola North America in field operations and
                                             headquarters. In 1991, Mr. Drewes joined PBI as Vice
                                             President of Manufacturing Operations, with
                                             responsibility for the global concentrate supply
                                             organization.
Andrea L. Forster*........................   43, is the Principal Accounting Officer of BG LLC. She
                                             is also Vice President and Controller of PBG. In
                                             September 2000, Ms. Forster was also named Corporate
                                             Compliance Officer for PBG. Following several years
                                             with Deloitte Haskins and Sells, Ms. Forster joined
                                             PepsiCo in 1987 as a Senior Analyst in External
                                             Reporting. She progressed through a number of positions
                                             in the accounting and reporting functions and, in 1998,
                                             was appointed Assistant Controller of the Pepsi-Cola
                                             Company. She was named Assistant Controller of PBG in
                                             1999.
Pamela C. McGuire.........................   55, is a Managing Director of BG LLC. She is also the
                                             Senior Vice President, General Counsel and Secretary of
                                             PBG. She was the Vice President and Division Counsel of
                                             the Pepsi-Cola Company from 1989 to March 1998, at
                                             which time she was named its Vice President and
                                             Associate General Counsel. Ms. McGuire joined PepsiCo
                                             in 1977 and held several other positions in its legal
                                             department through 1989.

                                                         PRESENT PRINCIPAL OCCUPATION OR
NAME                                               EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                               -------------------------------------------
Matthew M. McKenna........................   52, is a Managing Director of BG LLC. He is also the
                                             Senior Vice President of Finance of PepsiCo. Mr.
                                             McKenna began his career at PepsiCo as Vice President,
                                             Taxes, in 1993. In 1998, he became Senior Vice
                                             President, Taxes, and served as Senior Vice President
                                             and Treasurer from 1998 until 2000. Prior to joining
                                             PepsiCo, he was a partner with the law firm of
                                             Winthrop, Stimson, Putnam & Roberts in New York.

     The address of each of the directors and executive officers of BG LLC is c/o PBG, 1 Pepsi Way, Somers, New York 10589-2201, telephone (914) 767-6000.

3.  DIRECTORS AND EXECUTIVE OFFICERS OF EMBOTELLADOR HM

                                                         PRESENT PRINCIPAL OCCUPATION OR
NAME                                               EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                               -------------------------------------------
Inigo Madariaga...........................   41, is a Managing Director of Embotellador HM. He is
                                             also the Legal & Tax Vice President of PBG Europe.
                                             Previously he was the Legal & Tax Vice President of PBG
                                             Spain. Mr. Madariaga joined PepsiCo in 1990 and held
                                             several other positions in the international groups of
                                             its Legal and Tax Departments.
Javier Ezpeleta Gurpide...................   37, was elected administrator of Embotellador HM at its
                                             incorporation in June 2002. Mr. Ezpeleta is also member
                                             of the Board of many other entities of PBG Spain. Mr.
                                             Ezpeleta joined PepsiCo in 1989, as member of the legal
                                             and tax Department. He is also a Member of the Bar of
                                             Lawyers of Vitoria, Spain.
Francisco Javier Relloso..................   38, was elected General Representative of Embotellador
                                             HM at its incorporation in June 2002. Mr. Relloso is
                                             also PBG's Tax Director for Europe. He joined PepsiCo
                                             in 1994 as Manager in the Corporate Tax and Legal
                                             Department in Spain, and he has held legal and tax
                                             responsibilities within the PepsiCo and PBG structure
                                             in various countries. He is also Managing Director and
                                             Board member of several companies in Spain. Mr. Relloso
                                             is a Member of the Bar of Lawyers of Alava, Spain.

     The address of each of the directors and executive officers of Embotellador HM is c/o Embotellador HM, Avenida de los Olmos, #2, 01013, Vitoria, Spain, telephone +34 945 16 41 00.

4.  DIRECTORS AND EXECUTIVE OFFICERS OF PEPSICO

                                                         PRESENT PRINCIPAL OCCUPATION OR
NAME                                               EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                               -------------------------------------------
John F. Akers.............................   67, former Chairman of the Board and Chief Executive
                                             Officer of International Business Machines Corporation,
                                             has been a member of PepsiCo's Board since 1991. Mr.
                                             Akers joined IBM in 1960 and was Chairman and Chief
                                             Executive Officer from 1986 until 1993. He is also a
                                             director of Hallmark Cards, Inc., Lehman Brothers
                                             Holdings, Inc., The New York Times Company, and W. R.
                                             Grace & Co.

                                                         PRESENT PRINCIPAL OCCUPATION OR
NAME                                               EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                               -------------------------------------------
Robert E. Allen...........................   67, former Chairman of the Board and Chief Executive
                                             Officer of AT&T Corp., has been a member of PepsiCo's
                                             Board since 1990 and is Chairman of its Nominating
                                             Committee. He began his career at AT&T in 1957 when he
                                             joined Indiana Bell. He was elected President and Chief
                                             Operating Officer of AT&T in 1986, and was Chairman and
                                             Chief Executive Officer from 1988 until 1997. He is
                                             also a director of Bristol-Myers Squibb Company and
                                             WhisperWire.com., and a Trustee of The Mayo Foundation
                                             and Wabash College.
David R. Andrews*.........................   60, became PepsiCo's Senior Vice President, Government
                                             Affairs, General Counsel and Secretary in February
                                             2002. Before joining PepsiCo, Mr. Andrews was a partner
                                             in the law firm of McCutchen, Doyle, Brown & Enersen,
                                             LLP, a position he held from 2000 to 2002 and from 1981
                                             to 1997. From 1997 to 2000, he served as the legal
                                             adviser to the U.S. Department of State and former
                                             Secretary Madeleine Albright.
Peter A. Bridgman*........................   49, has been PepsiCo's Senior Vice President and
                                             Controller since August, 2000. Mr. Bridgman began his
                                             career with PepsiCo at Pepsi-Cola International in 1985
                                             and became Chief Financial Officer for Central Europe
                                             in 1990. He became Senior Vice President and Controller
                                             for Pepsi-Cola North America in 1992 and Senior Vice
                                             President and Controller for The Pepsi Bottling Group
                                             in 1999.
Roger A. Enrico...........................   57, has been a member of PepsiCo's Board since 1987.
                                             Mr. Enrico served as Chief Executive Officer and
                                             Chairman of the Board from 1996 to 2001. He was Vice
                                             Chairman from 1993 to 1996 and from May 2001 until his
                                             retirement from PepsiCo in March 2002. He joined
                                             PepsiCo in 1971, and became President and Chief
                                             Executive Officer of Pepsi-Cola USA in 1983, President
                                             and Chief Executive Officer of PepsiCo Worldwide
                                             Beverages in 1986, Chairman and Chief Executive Officer
                                             of Frito-Lay, Inc. in 1991 and Chairman and Chief
                                             Executive Officer of PepsiCo Worldwide Foods in 1992.
                                             In addition, he was Chairman and Chief Executive
                                             Officer, PepsiCo Worldwide Restaurants, from 1994 until
                                             the spin-off of PepsiCo's restaurant businesses in
                                             1997. Mr. Enrico is a member of the Board of Directors
                                             of the A. H. Belo Corporation, Electronic Data Systems
                                             Corporation, Target Corporation and The National
                                             Geographic Society.

                                                         PRESENT PRINCIPAL OCCUPATION OR
NAME                                               EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                               -------------------------------------------
Peter Foy.................................   62, is Chairman of Whitehead Mann Group, an executive
                                             search firm based in London, a position he has held
                                             since January 1, 2001. He was elected to PepsiCo's
                                             Board in 1997. He is the former Chairman of Baring
                                             Brothers International Ltd., the corporate finance
                                             section of ING Group's investment bank. Mr. Foy joined
                                             McKinsey & Co., Inc. in 1968, became a director and
                                             head of its U. K. Consumer Goods Practice in 1980, the
                                             managing director of McKinsey U.K. in 1983, and was
                                             Senior Partner from 1990 until 1996. In 1996, he became
                                             Chairman of Baring Brothers, a position he held until
                                             he retired in December 1998. Mr. Foy is also a director
                                             of Omnicom Group Inc., The Peninsular and Oriental
                                             Steam Navigation Company and Safeway PLC.
Ray L. Hunt...............................   59, Chairman and Chief Executive Officer of Hunt Oil
                                             Company and Chairman, Chief Executive Officer and
                                             President, Hunt Consolidated, Inc., was elected to
                                             PepsiCo's Board in 1996. Mr. Hunt began his association
                                             with Hunt Oil Company in 1958 and has held his current
                                             position since 1976. He is also a director of
                                             Halliburton Company, Security Capital Group, Electronic
                                             Data Systems Corporation, and a Class C Director of the
                                             Federal Reserve Bank of Dallas.
Arthur C. Martinez........................   62, former Chairman of the Board, President and Chief
                                             Executive Officer of Sears, Roebuck and Co., was
                                             elected to PepsiCo's Board in May 1999. Mr. Martinez
                                             was Chairman and Chief Executive Officer of the former
                                             Sears Merchandise Group from 1992 to 1995 and served as
                                             Chairman of the Board, President and Chief Executive
                                             Officer of Sears, Roebuck and Co. from 1995 until 2000.
                                             He served as Vice Chairman and a director of Saks Fifth
                                             Avenue from 1990 to 1992. Mr. Martinez is Chairman of
                                             The Federal Reserve Bank of Chicago. He is also a
                                             director of Liz Claiborne, Inc., International Flavors
                                             and Fragrances, Inc. and Martha Stewart Living
                                             Omnimedia, Inc.
Matthew M. McKenna*.......................   52, has been PepsiCo's Senior Vice President of Finance
                                             since August, 2001. Mr. McKenna began his career at
                                             PepsiCo as Vice President, Taxes in 1993. In 1998, he
                                             became Senior Vice President, Taxes and served as
                                             Senior Vice President and Treasurer from 1998 until
                                             2001. Prior to joining PepsiCo, he was a partner with
                                             the law firm Winthrop, Stimson, Putnam & Roberts in New
                                             York.

                                                         PRESENT PRINCIPAL OCCUPATION OR
NAME                                               EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                               -------------------------------------------
Robert S. Morrison........................   60, was elected to PepsiCo's Board and became Vice
                                             Chairman in August 2001. Since 1997, Mr. Morrison has
                                             served as Chairman of the Board, President and Chief
                                             Executive Officer of The Quaker Oats Company, which
                                             merged with PepsiCo in August 2001. From 1994 until
                                             1997, Mr. Morrison served as Chairman and Chief
                                             Executive Officer of Kraft Foods, Inc., a division of
                                             Philip Morris Companies, Inc. Mr. Morrison had joined
                                             Kraft in 1983 and while there also held the positions
                                             of President of Kraft Refrigerated Products Group,
                                             President of Kraft General Foods Canada and President
                                             of General Foods U.S.A. prior to becoming Chairman and
                                             Chief Executive Officer. He is also a director of Aon
                                             Corporation and The Tribune Company.
Indra K. Nooyi............................   46, was elected to PepsiCo's Board and became President
                                             and Chief Financial Officer in May 2001, after serving
                                             as Senior Vice President and Chief Financial Officer
                                             since February 2000. Ms. Nooyi also served as Senior
                                             Vice President, Strategic Planning and Senior Vice
                                             President, Corporate Strategy and Development from 1994
                                             until 2000. Prior to joining PepsiCo, Ms. Nooyi spent
                                             four years as Senior Vice President of Strategy,
                                             Planning and Strategic Marketing for Asea Brown Boveri,
                                             Inc. She was also Vice President and Director of
                                             Corporate Strategy and Planning at Motorola, Inc.
Lionel L. Nowell III*.....................   48, has been PepsiCo's Senior Vice President and
                                             Treasurer since August 2001. Mr. Nowell joined PepsiCo
                                             as Senior Vice President and Controller in 1999 and
                                             then became Senior Vice President and Chief Financial
                                             Officer of The Pepsi Bottling Group. Prior to joining
                                             PepsiCo, he was Senior Vice President, Strategy and
                                             Business Development for RJR Nabisco, Inc. From 1991 to
                                             1998, he served as Chief Financial Officer of Pillsbury
                                             North America, and its Pillsbury Foodservice and Haagen
                                             Dazs unit, serving as Vice President and Controller of
                                             the Pillsbury Company, Vice President of Food and
                                             International Retailing Audit and Director of Internal
                                             Audit.
Franklin D. Raines........................   53, was elected to PepsiCo's Board in May 1999, and is
                                             Chairman of its Audit Committee. Mr. Raines has been
                                             Chairman of the Board and Chief Executive Officer of
                                             Fannie Mae since January 1999. He was Director of the
                                             U.S. Office of Management and Budget from 1996 to 1998.
                                             From 1991 to 1996, he was Vice Chairman of Fannie Mae
                                             and in 1998 he became Chairman and CEO-Designate. Prior
                                             to joining Fannie Mae, Mr. Raines was a general partner
                                             at Lazard Freres &Co., an investment banking firm. Mr.
                                             Raines is also director of AOL Time Warner, Inc. and
                                             Pfizer, Inc.

                                                         PRESENT PRINCIPAL OCCUPATION OR
NAME                                               EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                               -------------------------------------------
Steven S. Reinemund.......................   54, has been PepsiCo's Chairman and Chief Executive
                                             Officer since May 2001. He was elected a director of
                                             PepsiCo in 1996 and before assuming his current
                                             position, served as President and Chief Operating
                                             Officer from September 1999 until May 2001. Mr.
                                             Reinemund began his career with PepsiCo in 1984 as a
                                             senior operating officer of Pizza Hut, Inc. He became
                                             President and Chief Executive Officer of Pizza Hut in
                                             1986, and President and Chief Executive Officer of
                                             Pizza Hut Worldwide in 1991. In 1992, Mr. Reinemund
                                             became President and Chief Executive Officer of
                                             Frito-Lay, Inc., and Chairman and Chief Executive
                                             Officer of the Frito-Lay Company in 1996.
Sharon Percy Rockefeller..................   57, was elected a director of PepsiCo in 1986. She is
                                             President and Chief Executive Officer of WETA public
                                             stations in Washington, D.C., a position she has held
                                             since 1989, and was a member of the Board of Directors
                                             of WETA from 1985 to 1989. She is a member of the Board
                                             of Directors of Public Broadcasting Service,
                                             Washington, D. C. and was a member of the Board of
                                             Directors of the Corporation for Public Broadcasting
                                             until 1992. Mrs. Rockefeller is also a director of
                                             Sotheby's Holdings, Inc.
Franklin A. Thomas........................   68, was elected to PepsiCo's Board in 1994. From 1967
                                             to 1977, he was President and Chief Executive Officer
                                             of the Bedford-Stuyvesant Restoration Corporation. From
                                             1977 to 1979, Mr. Thomas had a private law practice in
                                             New York City. Mr. Thomas was President of the Ford
                                             Foundation from 1979 to April 1996 and is currently a
                                             consultant to the TFF Study Group, a non-profit
                                             organization assisting development in southern Africa.
                                             He is also a director of ALCOA, Avaya Inc., Citicorp,
                                             Conoco, Inc., Cummins, Inc. and Lucent Technologies.
Cynthia M. Trudell........................   49, President of Sea-Ray Group since 2001, was elected
                                             to PepsiCo's Board in January 2000. From 1999 until
                                             2001, Ms. Trudell served as General Motors' Vice
                                             President and Chairman and President of Saturn
                                             Corporation, a wholly owned subsidiary of GM. Ms.
                                             Trudell began her career with the Ford Motor Co. as a
                                             chemical process engineer. In 1981, she joined GM and
                                             held various engineering and manufacturing supervisory
                                             positions. In 1995, she became plant manager at GM's
                                             Wilmington Assembly Center in Delaware. In 1996, she
                                             became President of IBC Vehicles in Luton, England, a
                                             joint venture between General Motors and Isuzu.

                                                         PRESENT PRINCIPAL OCCUPATION OR
NAME                                               EMPLOYMENT AND FIVE-YEAR EMPLOYMENT HISTORY
----                                               -------------------------------------------
Solomon D. Trujillo.......................   50, Chairman, Chief Executive Officer and President of
                                             Graviton, Inc. since November 2000, was elected to
                                             PepsiCo's Board in January 2000. Previously, Mr.
                                             Trujillo was Chairman of US WEST from May 1999, and
                                             served as its President and Chief Executive Officer
                                             beginning in 1998. He served as President and Chief
                                             Executive Officer of US WEST Communications Group and
                                             Executive Vice President of US WEST from 1995 until
                                             1998 and President and Chief Executive Officer of US
                                             WEST Dex, Inc. from 1992 to 1995. Mr. Trujillo is also
                                             a director of Comstellar Technologies, Orange SA and
                                             Target Corporation.
Daniel Vasella............................   49, was elected to PepsiCo's Board in February 2002.
                                             Dr. Vasella became Chairman of the Board and Chief
                                             Executive Officer of Novartis AG in 1999, after serving
                                             as President since 1996. From 1992 to 1996, Dr. Vasella
                                             held the positions of Chief Executive Officer, Chief
                                             Operating Officer, Senior Vice President and Head of
                                             Worldwide Development and Head of Corporate Marketing
                                             at Sandoz Pharma Ltd. He also served at Sandoz
                                             Pharmaceuticals Corporation from 1988 to 1992. Dr.
                                             Vasella is a director of Credit Suisse Group and a
                                             member of the Supervisory Board of Siemens AG.

     The address of each of the directors and executive officers of PepsiCo is c/o PepsiCo, Inc., 700 Anderson Hill Road, Purchase, New York 10577, telephone
(914) 253-2000.

          ANNEX II -- PROCEDURES FOR TENDERING INTO THE MEXICAN OFFER

     In the Mexican Offer, we offer to purchase all outstanding Shares and CPOs, including those held by U.S. residents. Shares and CPOs may be tendered in the Mexican Offer only by book-entry transfer. If you hold Shares in certificated form you may participate in the Mexican Offer by promptly contacting the Mexican Receiving Agent or a broker, dealer, bank, trust company, financial institution or other nominee ("custodian") who is a participant in the book-entry transfer system of S.D. Indeval, S.A. de C.V., Institucion para el Deposito de Valores, commonly known as "Indeval," a privately-owned central securities depositary that acts as clearing house, depositary, custodian, settlement, transfer and registration institution for the Mexican Stock Exchange, and arrange for the holding by the Mexican Receiving Agent or by such custodian of the Shares on your behalf in book-entry form. In order for a book-entry transfer to constitute a valid tender of your Shares and CPOs in the Mexican Offer, the Mexican Receiving Agent must receive a properly completed and duly executed Acceptance Letter from your custodian accepting the Mexican Offer prior to the expiration date of the Mexican Offer. The Acceptance Letter should be sent to its address located at Paseo de la Reforma 398, Piso 1, Col. Juarez, C.P. 06600, Mexico, D.F., Mexico, to the attention of Mr. Erubiel Manrique. The form Acceptance Letter has been prepared by the Mexican Receiving Agent and will be available to
custodians as of October   , 2002 from the Mexican Receiving Agent at the
above-mentioned address. Neither we nor the Mexican Receiving Agent will bear any responsibility for a failure to comply with the instructions contained in the Acceptance Letter submitted by the custodians on behalf of their respective clients. In addition to the delivery of a properly completed and duly executed Acceptance Letter, the corresponding custodian must transfer the Shares and/or CPOs into account number 0307 maintained by the Mexican Receiving Agent with Indeval before the expiration date of the Mexican Offer.

     Any issue relating to the form, validity (including hour of tender and transfer) and the acceptance for payment of the Shares and CPOs tendered pursuant to the Mexican Offer will be determined by us, at our sole discretion, and such determination shall be final and binding. We reserve the right to reject any tender of Shares or CPOs that in our opinion does not meet the requirements set forth in the Mexican Offer, as well as the right not to carry out a payment for Shares or CPOs that in the opinion of our counsel may be considered illegal. In addition, we reserve the right to waive any irregularity or defect in the tendering of the Shares and CPOs. We will have no obligation, nor will PBG, the Mexican Receiving Agent, the U.S. Receiving Agent, the U.S. Dealer Manager or any other person related with the Mexican Offer will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

     The purchase price for the Shares and CPOs accepted for payment pursuant to the Mexican Offer will be paid, at the election of the holder, in Mexican pesos or in U.S. dollars equivalent to the applicable Mexican peso price based on the Applicable Exchange Rate. However, individuals tendering Shares and CPOs into the Mexican Offer will be entitled to elect to receive the purchase prices in U.S. dollars only if they have an account in or outside Mexico into which they can receive payment in U.S. dollars and the information regarding such account has been provided to the custodian for their Shares and CPOs. All tendering holders will bear exchange rate risks and costs if they wish to convert the currency received into another currency. Holders of Shares and CPOs who wish to receive Mexican pesos for their Shares and CPOs instead of U.S. dollars, should have their custodians tender their Shares and CPOs in the Mexican Offer and indicate their election to receive the purchase price in Mexican pesos.

                                   ANNEX III

[THE FOLLOWING NOTE IS COPIED FROM THE NOTES TO GEMEX'S AUDITED CONSOLIDATED FINANCIAL STATEMENTS AT DECEMBER 31, 2000 AND 2001 AND FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2001, AS SET FORTH IN THE ANNUAL REPORT. A COMPLETE COPY OF SUCH AUDITED FINANCIAL STATEMENT IS ATTACHED TO GEMEX'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2001, WHICH WAS FILED WITH THE SEC ON JULY 1, 2002]

18.  DIFFERENCES BETWEEN MEXICAN AND UNITED STATES OF AMERICA ACCOUNTING
     PRINCIPLES

     The Company's consolidated financial statements are prepared in accordance with Mexican GAAP, which vary in certain respects from accounting principles generally accepted in the United States of America ("U.S. GAAP").

     The Mexican GAAP consolidated financial statements include the effects of inflation as provided for under Bulletin B-10, as amended, whereas financial statements prepared under U.S. GAAP are presented on an historical cost basis. The following reconciliations to U.S. GAAP do not include the reversal of the adjustments required under Bulletin B-10, as amended, except as discussed in
Note 18 (c). The application of Bulletin B-10, as amended, represents a comprehensive measure of the effects of price level changes in the Mexican economy and, as such, is considered a more meaningful presentation than historical cost-based financial reporting for both Mexican GAAP and U.S. GAAP purposes.

     Mexican GAAP also requires the restatement of all financial statements to constant pesos as of the date of the most recent balance sheet presented.

     All material differences, other than inflation accounting, between Mexican GAAP and U.S. GAAP and the effects on net income and total shareholders' equity are presented below with an explanation of the adjustments:

                                                                                            THOUSANDS OF
                                                                                            U.S. DOLLARS
                                                                                            (CONVENIENCE
                                                                                            TRANSLATION)
                                                          YEAR ENDED DECEMBER 31,            YEAR ENDED
                                                   --------------------------------------   DECEMBER 31,
RECONCILIATION OF NET INCOME OF MAJORITY INTEREST     1999         2000          2001           2001
-------------------------------------------------  ----------   -----------   -----------   ------------
Net income of majority interest reported under
  Mexican GAAP.................................    Ps.822,845   Ps. 482,522   Ps. 595,188     $ 64,976
U.S. GAAP adjustments for:
  Deferred income taxes........................       (90,833)     (250,375)     (201,439)     (21,991)
  Deferred employee statutory profit-sharing...        30,033        11,690        18,116        1,978
  Restatement of foreign sourced fixed assets...      (45,780)      (53,067)     (103,998)     (11,354)
  Amortization of goodwill.....................        27,865        (9,434)       27,867        3,042
  Accrued vacation cost........................        21,480       (13,311)      (12,462)      (1,360)
  Accrued severance payments...................            --        16,236       (16,236)      (1,772)
  Reversal of capitalized exchange losses and
     monetary position gains and related
     depreciation..............................        58,216        23,329         3,315          362
  Minority interest applicable to above
     adjustments...............................       (76,899)           --            --           --
                                                   ----------   -----------   -----------     --------
Net income under U.S. GAAP.....................    Ps.746,927   Ps. 207,590   Ps. 310,351     $ 33,881
                                                   ==========   ===========   ===========     ========

                                                                                       THOUSANDS OF
                                                                                       U.S. DOLLARS
                                                                                       (CONVENIENCE
                                                        DECEMBER 31,                   TRANSLATION)
                                         -------------------------------------------   DECEMBER 31,
RECONCILIATION OF SHAREHOLDERS' EQUITY       1999            2000           2001           2001
--------------------------------------   -------------   ------------   ------------   ------------
Total shareholders' equity reported
  under Mexican GAAP...................  Ps. 5,805,972   Ps.4,966,892   Ps.4,666,362     $509,428
Less minority interest in consolidated
  subsidiary included in shareholders'
  equity under Mexican GAAP............        229,349             --             --           --
                                         -------------   ------------   ------------     --------
                                             5,576,623      4,966,892      4,666,362      509,428
U.S. GAAP adjustments for:
  Effect on retained earnings from:
     Deferred income taxes.............     (1,248,991)      (323,938)      (525,377)     (57,356)
     Deferred employee statutory
       profit-sharing..................       (167,021)       (30,569)       (12,453)      (1,360)
     Restatement of foreign sourced
       fixed assets....................        (88,856)      (141,923)      (245,921)     (26,847)
     Goodwill..........................       (345,539)      (354,973)      (327,106)     (35,710)
     Accrued vacation cost.............         (3,751)       (17,062)       (29,524)      (3,223)
     Accrued severance payments........             --         16,236             --           --
     Reversal of capitalized exchange
       losses and monetary position
       gains and related
       depreciation....................        (70,771)       (47,442)       (44,127)      (4,817)
  Effect on deficiency in restated
     shareholders' equity related to:
     Deferred income taxes.............        229,037         19,044         21,129        2,307
     Deferred employee statutory
       profit-sharing..................          6,080          5,441          6,034          659
     Restatement of foreign source
       fixed assets....................        915,605      1,061,321      1,759,142      192,046
  Minority interest applicable to above
     adjustments.......................        (96,476)            --             --           --
                                         -------------   ------------   ------------     --------
Shareholders' equity under U.S. GAAP...  Ps. 4,705,940   Ps.5,153,027   Ps.5,268,159     $575,127
                                         =============   ============   ============     ========

     The applicable effects of inflation on the above U.S. GAAP adjustments in the reconciliation of net income that relate to monetary assets or liabilities have been included in the corresponding adjustments.

     A summary of changes in shareholders' equity giving effect to the U.S. GAAP adjustments described above is as follows:

                                                                                              ACCUMULATED
                                                ADDITIONAL                                       OTHER           TOTAL
                                   CAPITAL       PAID-IN        RETAINED                     COMPREHENSIVE   SHAREHOLDERS'
                                    STOCK        CAPITAL        EARNINGS        RESERVES        INCOME          EQUITY
                                  ----------   ------------   -------------   ------------   -------------   -------------
Balance at January 1, 1999......  Ps.861,981   Ps.4,414,863   Ps.(1,318,836)  Ps.1,034,273   Ps.  (999,449)  Ps.3,992,832
Repurchase and sale of capital
  stock -- net..................      (2,446)           393         (14,875)         5,756              --        (11,172)
Result from holding non-monetary
  assets........................          --             --              --             --        (517,565)      (517,565)
Net income......................          --             --         746,927             --              --        746,927
Effect on deficiency in restated
  shareholders' equity related
  to:
  Deferred income taxes.........          --             --              --             --           1,954          1,954
  Deferred employee statutory
    profit-sharing..............          --             --              --             --             559            559
  Restatement of foreign sourced
    fixed assets................          --             --              --             --         511,982        511,982
Effect of minority interest on
  U.S. GAAP adjustments to
  shareholders' equity..........          --             --              --             --         (19,577)       (19,577)
                                  ----------   ------------   -------------   ------------   -------------   ------------
Balance at December 31, 1999....     859,535      4,415,256        (586,784)     1,040,029      (1,022,096)     4,705,940
Repurchase and sale of common
  stock -- net..................         223          1,357              --          5,940              --          7,520
Result from holding non-monetary
  assets........................          --             --              --             --        (200,127)      (200,127)
Net income......................          --             --         207,590             --              --        207,590
Capital share increase..........       1,942         40,320              --             --              --         42,262
Acquisition of minority
  interest......................      16,519        341,763              --             --              --        358,282
Effect on deficiency in restated
  shareholders' equity related
  to:
  Deferred income taxes.........          --             --              --             --        (209,993)      (209,993)
  Deferred employee statutory
    profit-sharing..............          --             --              --             --            (639)          (639)
  Restatement of foreign sourced
    fixed assets................          --             --              --             --         145,716        145,716
Effect of minority interest on
  U.S. GAAP adjustments to
  shareholders' equity..........          --             --              --             --          96,476         96,476
                                  ----------   ------------   -------------   ------------   -------------   ------------
Balance at December 31, 2000....     878,219      4,798,696        (379,194)     1,045,969      (1,190,663)     5,153,027
Sale of capital stock -- net....         714             69              --         19,045              --         19,828
Result from holding non-monetary
  assets........................          --             --              --             --        (625,212)      (625,212)
Net income......................          --             --         310,351             --              --        310,351
Dividends declared..............          --       (246,931)             --             --              --       (246,931)
Shareholders' equity adjustment
  for labor obligations upon
  retirement....................          --             --              --             --         (43,403)       (43,403)
Effect on deficiency in restated
  shareholders' equity related
  to:
  Deferred income taxes.........          --             --              --             --           2,085          2,085
  Deferred employee statutory
    profit-sharing..............          --             --              --             --             593            593
  Restatement of foreign sourced
    fixed assets................                         --              --             --         697,821        697,821
                                  ----------   ------------   -------------   ------------   -------------   ------------
Balance at December 31, 2001....  Ps.878,933   Ps.4,551,834   Ps.   (68,843)  Ps.1,065,014   Ps.(1,158,779)  Ps.5,268,159
                                  ==========   ============   =============   ============   =============   ============

     A) DEFERRED INCOME TAXES AND EMPLOYEE STATUTORY PROFIT-SHARING -- As mentioned in Note 1 to the consolidated financial statements, beginning January 1, 2000, the Company changed its method of accounting for income tax, tax on assets and employee statutory profit-sharing under Mexican GAAP to conform with the new Bulletin D-4.

     D-4 requires the use of the asset and liability method of accounting for deferred income tax and employee statutory profit-sharing. Under such method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amount and their respective tax bases. This method also requires the recognition of future tax benefits, such as those arising from tax loss carryforwards, to the extent the realization of such benefits is highly likely. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in the tax rates is recognized in income in the period that includes the enactment date. A deferred tax asset is also recognized for the unused portion of tax credits, such as tax on assets, to the extent the realization of such tax credit is highly likely. When, in accordance with accounting principles generally accepted in Mexico, items related to temporary differences are recorded directly to shareholders' equity, without affecting net income, the deferred effects of such items are also recorded directly to shareholders' equity. D-4 also requires that when there is a tax regime that recognizes totally or partially the effects of inflation and this causes the tax effect of the temporary differences to be restated, the change in deferred tax arising from the restatement for inflation should be included in the monetary result of the period.

     Through December 31, 1999, deferred income taxes under Mexican GAAP were provided only for identifiable, nonrecurring timing differences, which were expected to reverse over a definite period of time.

     For U.S. GAAP purposes, the Company applies Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109").

     Under SFAS No. 109, deferred income taxes reflect the net tax effect of (a) temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes and
(b) the benefits of operating loss and tax credit carryforwards. Under SFAS No. 109, the effect on deferred taxes of a change in tax rates is recognized as income or expense, as the case may be, in the period that includes the enactment date.

     During the year ended December 31, 2001, the valuation allowance for income tax purposes associated with certain net operating losses and tax credits carryforwards increased by $249,270, because the Company believes it is more likely than not that such deferred tax asset will not be realized.

     The Company calculates a deferred employee statutory profit-sharing liability for U.S. GAAP purposes based on temporary differences between the financial reporting basis and the employee statutory profit-sharing basis of assets and liabilities for those subsidiaries of the Company which have employees. Through December 31, 1999, under Mexican GAAP, deferred employee statutory profit-sharing was not recognized in the financial statements; however, with the adoption of D-4, beginning January 1, 2000 the Company recognizes deferred statutory profit-sharing as described above. During the year ended December 31, 2001, the valuation allowance for deferred profit sharing assets associated with certain tax losses carryforwards increased by $45,932 because the Company believes it is more likely than not that such deferred tax asset will not be realized.

     Under U.S. GAAP the portion of deferred taxes and deferred employee statutory profit-sharing attributable to the excess (deficiency) in restated shareholders' equity is reflected as an adjustment to the excess (deficiency) in restated shareholders' equity.

     Under Mexican GAAP, employee statutory profit-sharing expense or benefit is included in provisions after operating income. Under U.S. GAAP, employee statutory profit-sharing expense or benefit is treated as a component of operating expenses.

     Under Mexican GAAP deferred tax assets and liabilities are of a long-term nature, whereas under U.S. GAAP they are classified based on the nature of the temporary difference.

     Under U.S. GAAP, temporary differences and the resulting deferred tax assets and liabilities at December 31, 2000 and 2001 are summarized as follows:

                                                                  DECEMBER 31,
                                                          -----------------------------
                                                              2000            2001
                                                          -------------   -------------
Current deferred tax liabilities -- Inventories.........  Ps.  (343,983)  Ps.  (344,344)
                                                          -------------   -------------
Current deferred tax assets:
  Accrued expenses and reserves.........................         52,078         103,931
  Allowance for doubtful accounts.......................         26,090          34,315
                                                          -------------   -------------
     Total current deferred tax assets..................         78,168         138,246
                                                          -------------   -------------
Non-current deferred tax liabilities:
  Property, plant and equipment.........................     (1,021,252)     (1,298,176)
  Investments in associated companies...................         (8,920)             --
  Other.................................................        (46,129)        (45,871)
                                                          -------------   -------------
     Total non-current deferred tax liabilities.........     (1,076,301)     (1,344,047)
                                                          -------------   -------------
Non-current deferred tax assets -- Net operating losses
  and tax credits.......................................        524,932         794,923
                                                          -------------   -------------
Valuation allowance.....................................       (272,309)       (521,579)
                                                          -------------   -------------
       Net deferred tax liability.......................  Ps.(1,089,493)  Ps.(1,276,801)
                                                          =============   =============

     The components of deferred employee statutory profit-sharing at December 31, 2000 and 2001 are summarized as follows:

                                                                   DECEMBER 31,
                                                             -------------------------
                                                                2000          2001
                                                             -----------   -----------
Current deferred tax liabilities -- Inventories............  Ps. (54,724)  Ps. (69,587)
                                                             -----------   -----------
Current deferred tax assets:
  Accrued expenses and reserves............................       15,311        19,416
  Allowance for doubtful accounts..........................        7,090         3,896
                                                             -----------   -----------
     Total current deferred tax assets.....................       22,401        23,312
                                                             -----------   -----------
Non-current deferred tax liabilities:
  Property, plant and equipment............................     (125,474)      (78,471)
  Other....................................................       10,924        16,421
                                                             -----------   -----------
                                                                (125,474)      (94,892)
                                                             -----------   -----------
Non-current deferred tax assets -- Net operating losses....           --        54,076
                                                             -----------   -----------
Valuation allowance........................................           --       (45,932)
                                                             -----------   -----------
Net deferred employee statutory profit-sharing liability...  Ps.(168,718)  Ps.(133,023)
                                                             ===========   ===========

     B) MINORITY INTEREST -- Under Mexican GAAP, the minority interest in consolidated subsidiaries is presented as a separate component within the shareholders' equity section in the consolidated balance sheet. For U.S. GAAP purposes, the minority interest is not included in shareholders' equity.

     C) RESTATEMENT OF FOREIGN SOURCED FIXED ASSETS -- Effective January 1, 1997, the Company adopted the Fifth Amendment to Bulletin B-10 which allows foreign sourced fixed assets to be restated for inflation using either of two methodologies. Under the first methodology, foreign sourced fixed assets are restated by applying Mexican NCPI factors to the original cost of the asset, denominated in pesos. The alternate methodology, which is utilized by the Company, restates foreign sourced fixed assets by applying the inflation factor of the country of origin to the original cost, denominated in the foreign currency, and then translating such amounts into pesos at the foreign exchange rate in effect at the most recent balance sheet date.

     The alternate methodology is not consistent with Regulation S-X, Rule 3-20(e) of the Securities and Exchange Commission. Accordingly, foreign sourced fixed assets have been restated using the Mexican NCPI applied to original cost (the balance of the related assets at December 31, 1997 or historical cost if acquired subsequent to 1997), in pesos, for purposes of the U.S. GAAP reconciliation.

     d) GOODWILL -- In 1992 and 1995, the Company recorded goodwill in connection with the acquisition of three entities under common control in accordance with Mexican GAAP. Under U.S. GAAP, such transactions would be accounted for in a manner similar to that of a pooling of interests and, accordingly, the unamortized excess of the amount paid over the net book value of net assets acquired has been recognized as a reduction to equity and the amortization expense for Mexican GAAP has been reversed for U.S. GAAP purposes. Also, in December 2000, the Company recognized in the results of operations under Mexican GAAP the negative goodwill that arose from the acquisition of a minority interest of a consolidated associated company. For U.S. GAAP purposes, the Company has reversed the negative goodwill recognized into income and has reduced the recorded value of non-current assets.

     As mentioned in Note 1, beginning 2001, the Company began to include as part of other income and expense in the statements of income prepared under Mexican GAAP, the amortization of the excess of cost over fair value of net assets acquired. The consolidated statements of income of prior years were reclassified in order to conform them with the presentation utilized in 2001. For U.S. GAAP purposes the amortization of goodwill should be reported as part of operating income. Accordingly, Ps.78,014, Ps.(4,156) and Ps.90,111 would have to be recorded as a decrease (increase) of operating income for the years ended December 31, 1999, 2000 and 2001, respectively. This difference does not have an effect in the net income or earnings per share reported during the years ended December 31, 1999, 2000 and 2001.

     e) ACCRUED VACATION -- Under Mexican GAAP, the Company does not accrue liabilities related to employees' rights to receive compensation for future absences. Statement of Financial Accounting Standards No. 43, "Accounting for Compensated Absences," requires that vacation benefits be accrued. For purposes of the U.S. GAAP reconciliation, the Company has accrued such liability as of December 31, of each year presented and recognized the related expense.

     f) ACCRUED SEVERANCE PAYMENTS -- Under Mexican GAAP, the Company has accrued severance payments to be made to certain of its employees as a consequence of the restructuring of operations initiated at the end of 2000 as described in Note 1. For U.S. GAAP purposes the Company has reversed such cost since at the date of the financial statements the Company had not communicated to the employees the type and amount of benefits they will receive upon termination.

     g) CAPITALIZATION OF INTEGRAL COST (INCOME) OF FINANCING -- Under Mexican GAAP, total integral cost (income) of financing is subject to capitalization to assets under construction, including foreign exchange gains and losses, interest income and gains and losses from monetary position. In accordance with U.S. GAAP, foreign exchange gains and losses, interest income and monetary position gains and losses are not capitalizable. Consequently, such amounts capitalized under Mexican GAAP have been reversed and treated as income or expense, as appropriate, in the period incurred and current year depreciation has also been adjusted.

     h) OTHER DIFFERENCES AND SUPPLEMENTAL U.S. GAAP DISCLOSURES --

          1. Extraordinary Items -- Through December 31, 1999, under Mexican GAAP, the utilization of tax loss carryforwards and assets taxes paid in prior years was considered to be an extraordinary gain. Under U.S. GAAP, such amounts would be considered to be a component of income tax expense. Although this difference does not affect consolidated net income, it does affect the reported amount of income tax expense.

          2. Cash flows -- The Company presents its cash flow information, under Mexican GAAP, exclusive of the effects of inflation. Such information for the year ended December 31, 1999, 2000 and 2001 is presented below:

                                                    DECEMBER 31,
                                     -------------------------------------------
                                        1999           2000            2001
                                     -----------   -------------   -------------
OPERATING ACTIVITIES:
Consolidated net income-Mexican
  GAAP.............................  Ps. 891,371   Ps.   515,591   Ps.   595,188
Effects of inflation...............     (476,096)       (259,059)       (218,646)
                                     -----------   -------------   -------------
Consolidated net income exclusive
  of inflation-Mexican GAAP........      415,275         256,532         376,542
Adjustments to reconcile net (loss)
  income to net cash provided by
  operating activities:
  Depreciation and amortization....      435,414         428,762         602,837
  Statutory seniority premiums.....       14,505          32,455          43,689
  Restructuring charge.............           --         524,000          83,505
  Equity in earnings of associated
     companies.....................       (1,120)             --              --
  Deferred taxes...................           --        (263,523)        (28,456)
  Unrealized foreign exchange
     (gain) loss on current and
     long-term debt................      (96,435)         56,211        (185,225)
  Realized foreign exchange (gain)
     loss on current and long-term
     debt..........................      (69,924)         12,079          (9,404)
Changes in operating assets and
  liabilities:
  Accounts receivable -- net.......     (320,735)        (95,041)         (9,451)
  Inventories......................       (1,956)       (252,171)        276,530
  Prepaid expenses.................       (4,177)         (5,374)         15,932
  Trade accounts payable...........      144,447          59,032            (949)
  Taxes payable, accrued expenses
     and other liabilities.........       18,722         (23,259)        163,344
                                     -----------   -------------   -------------
  NET CASH PROVIDED BY OPERATING
     ACTIVITIES....................      534,016         729,703       1,328,894
                                     -----------   -------------   -------------
INVESTING ACTIVITIES:
Acquisition of property, plant and
  equipment........................     (809,101)       (941,269)     (1,067,638)
Loan to associated company.........      (94,383)         (1,121)             --
Other assets.......................       61,385         (29,638)        110,356
Increase in goodwill...............           --              --        (111,650)
Acquisition of subsidiaries, net of
  cash received....................           --          77,716              --
Effect on cash of consolidating
  Tenedora.........................       44,910              --              --
                                     -----------   -------------   -------------
NET CASH USED IN INVESTING
  ACTIVITIES.......................     (797,189)       (894,312)     (1,068,932)
                                     -----------   -------------   -------------
FINANCING ACTIVITIES:
Payments of long-term debt.........      (74,992)        (40,760)       (282,154)
Proceeds from long-term debt.......       63,760         768,294         732,772
Payments of notes payable..........     (556,688)     (1,056,921)     (1,775,772)
Proceeds from notes payable........      653,373         479,469         918,166
Repurchase and sale of capital
  stock -- net.....................       (9,822)          6,861          19,427
Capital stock increase.............           --          40,481              --
                                     -----------   -------------   -------------

                                                    DECEMBER 31,
                                     -------------------------------------------
                                        1999           2000            2001
                                     -----------   -------------   -------------
NET CASH PROVIDED BY (USED IN)
  FINANCING ACTIVITIES.............       75,631         197,424        (387,561)
                                     -----------   -------------   -------------
Net increase (decrease) in cash and
  cash equivalents.................     (187,542)         32,815        (127,599)
Cash and cash equivalents at
  beginning of year................      317,651         169,239         217,217
Effect of inflation on cash........       39,130          24,721           9,558
                                     -----------   -------------   -------------
Cash and cash equivalents at end of
  year.............................  Ps. 169,239   Ps.   226,775   Ps.    99,176
                                     ===========   =============   =============

          Supplemental Cash Flow Information Required by U.S. GAAP -- Resources generated by operating activities in the statements of changes in financial position reflect cash payments of interest and income taxes as follows:

                                                 YEAR ENDED DECEMBER 31,
                                           ------------------------------------
                                              1999         2000         2001
                                           ----------   ----------   ----------
Interest.................................  Ps.389,571   Ps.399,386   Ps.396,560
Income taxes.............................          --           --           --

          In accordance with Mexican GAAP, acquisition of subsidiaries is shown net of cash received as an investing activity and the corresponding debt incurred in the acquisition is shown as a financing activity. Also, when material, acquisition of minority interest in exchange of own shares is shown as an investing and financing activity, respectively. Under U.S. GAAP, because such transactions are non-cash, it is necessary only to disclose non-cash investing and financing activities. Supplemental disclosure of non-cash investing and financing activities is as follows:

                                                       YEAR ENDED DECEMBER 31,
                                                     ----------------------------
                                                      1999       2000       2001
                                                     ------   ----------   ------
Fair value of net assets acquired..................   Ps.--   Ps.708,014    Ps.--
Less: liabilities incurred.........................      --      791,907       --
                                                     ------   ----------   ------
Acquisition of subsidiaries, net of cash
  acquired.........................................   Ps.--   Ps.(83,893)   Ps.--
                                                     ======   ==========   ======
Shares issued in exchange of minority interest.....   Ps.--   Ps.358,282    Ps.--
                                                     ======   ==========   ======

          In accordance with Mexican GAAP, unrealized exchange losses on current and long-term debt are included as a financing activity in the statement of changes in financial position. Under U.S. GAAP, unrealized exchange losses on current and long-term debt would be reflected as non-cash expenses in operating activities and not as a financing activity.

          Also, under Mexican GAAP dividends declared and not paid are shown as resources used in and generated by financing activities, respectively. Under U.S. GAAP dividends declared but not paid are not included in the statement of cash flows.

          3. Statement of Comprehensive Income -- Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income," establishes standards for reporting and display of comprehensive income and its components. The Company's statements of comprehensive income for the years ended December 31, 1999, 2000 and 2001, giving effect to the U.S. GAAP adjustments described above, are set forth below:

                                                                        THOUSANDS OF
                                                                        U.S. DOLLARS
                                                                        (CONVENIENCE
                                           DECEMBER 31,                 TRANSLATION)
                              ---------------------------------------   DECEMBER 31,
                                 1999          2000          2001           2001
                              -----------   -----------   -----------   ------------
Net income under U.S. GAAP..  Ps. 746,927   Ps. 207,590   Ps. 310,352     $ 33,881
Other comprehensive (loss)
  income:
Result from holding
  nonmonetary assets as
  reported under Mexican
  GAAP......................     (517,565)     (200,127)     (625,212)     (68,255)
Adjustment from labor
  obligations upon
  retirement under Mexican
  GAAP......................           --            --       (43,403)      (4,738)
U.S. GAAP adjustments to
  result from holding
  nonmonetary assets........      494,918        31,560       700,501       76,474
                              -----------   -----------   -----------     --------
Total other comprehensive
  (loss) income.............      (22,647)     (168,567)       31,886        3,481
                              -----------   -----------   -----------     --------
Comprehensive income (loss)
  under U.S. GAAP...........  Ps. 724,280   Ps.  39,023   Ps. 342,238     $ 37,362
                              ===========   ===========   ===========     ========

          Accumulated other comprehensive loss at December 31, 1999, 2000 and 2001, giving effect to the U.S. GAAP adjustments discussed above, consists of losses from holding nonmonetary assets of Ps.(1,022,096), Ps.(1,190,663) and Ps.(1,237,344), respectively.

          4. Earnings Per Share in Accordance With U.S. GAAP -- Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS No. 128") requires the presentation of "basic" earnings per share, which is calculated by dividing income available to common shareholders by the weighted average number of shares outstanding during the period, and diluted earnings per share giving effect to all potentially dilutive common shares outstanding during the period.

          At December 31, 2000, the Company has not presented diluted earnings per share because there are no potentially dilutive securities outstanding. However, as discussed in Note 9, during 1999 the Company established an executive share purchase program. Under SFAS No. 128, shares granted under this program would possibly be considered dilutive when and if granted.

          Earnings per share for each of the years in the three-year period ended December 31, 2001 is presented below:

                                                                     THOUSANDS OF
                                                                     U.S. DOLLARS
                                                                     (CONVENIENCE
                                           DECEMBER 31,              TRANSLATION)
                                 ---------------------------------   DECEMBER 31,
                                   1999        2000        2001          2001
                                 ---------   ---------   ---------   ------------
Basic earnings per share:
  B Shares.....................   Ps. 0.51     Ps.0.14     Ps.0.19      $0.020
  CPOs.........................       1.77        0.48        0.64       0.070
  GDS..........................      10.64        2.87        3.84       0.419
Weighted average shares
  outstanding (in 000's):
  Total shares.................  1,343,064   1,347,664   1,504,383
  CPOs.........................    322,381     336,219     375,318
  GDS..........................     53,730      56,037      62,553

          5. Restructuring Charge -- In accordance with U.S. GAAP the restructuring charges should be reported as part of operating income. This difference does not have an effect in the net income or earnings per share reported during the year ended December 31, 2001.

          6. Impairment of long-lived assets and severance payments -- In accordance with U.S. GAAP the adjustments arising from the impairment of long-lived assets and severance payments arising from restructurings or reorganizations which are included in other expenses for Mexican GAAP purposes should be reported as part of the operating income. This difference does not have an effect in the net income or earnings per share reported during the year ended December 31, 2001.

          7.  Stock Option Program -- In accordance with the program (see Note
     9) the exercise price is determined to be the closing price on the last trading day prior to May 1 of each year for the options granted for the previous year, therefore, there was no compensation expense recognized in the financial statements, in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), for U.S. GAAP purposes.

          APB 25 requires that compensation expense for a stock option plan be measured using the intrinsic value method whereby compensation expense for a fixed plan is recognized in an amount equal to the excess of the market price of the underlying stock over the exercise price of the option at the grant date.

          Under Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation," ("SFAS No. 123"), the Company presents the following additional required disclosures to the financial statements:

             Pro Forma Effect of Stock Compensation Program -- SFAS No. 123 requires the disclosure of the Company's net income and net income per share, as if the Company had accounted for its employee stock option plan under the fair value method. For purposes of these pro forma disclosures, the estimated fair value of the options is amortized over the options' vesting period. Had the Company's stock option program been accounted for under SFAS No. 123, the net income for U.S. GAAP at December 31, 1999, 2000 and 2001 would have been decreased by Ps.17,087, Ps.16,708 and Ps.10,080, respectively.

          Earnings per share for each of the years in the three-year period ended December 31, 2001 is presented below:

                                                                     THOUSANDS OF
                                                                     U.S. DOLLARS
                                                                     (CONVENIENCE
                                           DECEMBER 31,              TRANSLATION)
                                 ---------------------------------   DECEMBER 31,
                                   1999        2000        2001          2001
                                 ---------   ---------   ---------   ------------
Basic earnings per share:
  B Shares.....................   Ps. 0.49     Ps.0.13     Ps.0.18      $0.020
  CPOs.........................       1.69        0.44        0.62       0.068
  GDS..........................      10.15        2.64        3.71       0.406
Weighted average shares
  outstanding (in 000's):
  Total shares.................  1,343,064   1,347,664   1,504,383
  CPOs.........................    322,381     336,219     375,318
  GDS..........................     53,730      56,037      62,553

          The fair value of the options granted used in order to calculate the pro forma amounts above, have been estimated at the date of grant using the Black-Scholes option-pricing model with the following assumptions: i) expected life of 7 years and expected volatility of 44.0%, ii) risk free rate of 5.32% and 6.36% for options granted during 1999 and 2000, respectively, and iii) no expected dividend yield. Based on these assumptions, the weighted average fair value of employee stock options granted during 1999 and 2000 was Ps.1.94 and Ps.1.55 per share (in nominal pesos), respectively, and the market price on the grant date was Ps.4.13 and Ps.2.72, respectively

          The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions, including the expected stock price volatility. The Company's options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate.

          8. Recently Issued Accounting Standards -- In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS 141") and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 141 addresses financial accounting and reporting for business combinations and requires that the purchase method of accounting be used for all business combinations initiated or completed after June 30, 2001. Under SFAS 142, goodwill and certain other intangible assets with indefinite useful lives will no longer be systematically amortized, but instead will be tested for impairment at least annually and written-down with a charge to operations when the carrying amount exceeds the estimated fair value. SFAS 142 is effective for fiscal years beginning after December 15, 2001. The Company's management has not completed the initial impairment review required by SFAS 142. However, management believes that the adoption of SFAS 142 will reduce substantially the amortization expense of future years.

          In August 2001, the FASB also issued Statement of Financial Accounting Standards No. 143, "Accounting for Obligations Associated with the Retirement of Long-Lived Assets" ("SFAS 143"). SFAS 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. It requires the recognition of the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. SFAS 143 is effective for fiscal years beginning after June 15, 2002, with early adoption permitted. Management is currently evaluating the effects of adopting SFAS 143, but believes it will not have a material effect on the Company's results of operations and financial position. In addition, in October 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). SFAS 144 establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS 144 is effective for fiscal years beginning after December 15, 2001. Management is currently evaluating the effects of adopting SFAS 144, but believes it will not have a material effect on the Company's results of operations or financial position.

          In April 2002, the FASB issued SFAS No 145, "Recission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." As a result of this statement, The Company may no longer classify gains and losses from extinguishments of debt as extraordinary items unless the debt meets the criteria of APB 30. The provisions of this statement with regard to FAS 4 will be effective for fiscal years beginning after 2002. Gains and losses from extinguishments of debt that have been classified as extraordinary in previous years that do not meet the criteria of APB 30 will be reclassified.

          During 2000 and 2001, the Emerging Issues Task Force ("EITF") addressed various issues related to the income statement classification of certain promotional payments. In April 2001, the EITF reached a consensus on Issue 00-14: "Accounting for Certain Sales Incentives" which addresses the recognition, measurement, and income statement classification for sales incentives offered voluntarily by a vendor without charge to customers that can be used in, or that are exercisable by a customer as a result of, a single exchange transaction. Sales incentives have various forms including discounts, coupons, rebates, and free products or services. Under the consensus, it is required that if the sales incentive is a free product delivered at the time of sale, the cost of the product or service should be classifies as an expense. However, the reduction in or refund of the selling price of the products resulting from any cash sales incentives should be classified as a reduction of revenue. EITF 00-14 should be applied for annual or interim periods beginning after December 15, 2001. In

     January, 2001 the EITF reached a consensus on Issue 00-22: "Accounting for "Points" and Certain Other Time-Based or Volume-Based Sales Incentive Offers for Free Products or Services to be Delivered in the Future." EITF 00-22 requires that cash rebates or refund obligations should be recognized as a reduction of revenue based on a systematic and rational allocation of the cost of honoring them. EITF 00-22 is applied for quarters ended after February 15, 2001. In April 2001, the EITF reached a consensus on Issue 00-25: "Vendor Income Statement Characterization of Consideration Paid to Reseller of the Vendor's Products." EITF 00-25 addresses the income statement classification, other than that addressed in EITF 00-14, from a vendor to a reseller or another party that purchases the vendor's products. EITF 00-25 requires that any consideration from a vendor to a reseller of its products is presumed to be a reduction of the selling price of the vendor's products and should be characterized as a reduction of revenue in the vendor's income statement. Such EITF, also establishes the conditions under which the consideration could be characterized as a cost incurred. EITF 00-25 should be applied for annual or interim periods beginning after December 15, 2001. In November of 2001, EITF codified Issues 00-14, 00-22 and 00-25 as Issue 01-9: "Accounting for a Consideration Given by a Vendor to a Reseller of the Vendor's Products." Management is currently evaluating the effects of adopting EITF 00-14 and 00-25, but believes it will not have a material effect on the Company's results of operations or financial position. Adoption of EITF 00-22 did not have a material effect in the results of operation or financial position.

          The adoption of Statement of Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"), as amended by SFAS 138 did not have a material effect on the results of operations, financial position and cash flows of the Company on January 1, 2001, the date of adoption. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 requires an enterprise to recognize all derivatives as either assets or liabilities in the statement of financial position and measure these instruments at fair value.

    GDS Letters of Transmittal, properly completed and duly signed, accompanied by GDRs, or in the event of book-entry deliveries, Agent's Messages, evidencing the tendered GDSs, and all other required documents related to the tender of GDSs in the U.S. Offer should be delivered to the U.S. Receiving Agent. In order to tender by Guaranteed Delivery, prior to the expiration of the U.S. Offer, the U.S. Receiving Agent must receive from an eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we have provided, setting forth your name and address, and the amount of GDSs you are tendering and stating that the tender is being made by notice of guaranteed delivery. These documents may be sent by overnight courier, registered or certified mail or (in the case of Notices of Guaranteed Delivery only) facsimile transmission.

                The U.S. Receiving Agent for the U.S. Offer is:

                              THE BANK OF NEW YORK

                                    By Mail:

                              The Bank of New York
                          Tender & Exchange Department
                                 P.O. Box 11248
                             Church Street Station
                         New York, New York 10286-1248

                         By Hand or Overnight Courier:

                              The Bank of New York
                          Tender & Exchange Department
                               101 Barclay Street
                    Receive and Deliver Window Street Level
                            New York, New York 10286

                    For Notices of Guaranteed Delivery Only:

                            Facsimile Transmission:
                        (for Eligible Institutions only)

                                 (212) 815-6433

                       To Confirm Facsimile Transmission:

                                 (212) 815-6212

    DELIVERY OF A GDS LETTER OF TRANSMITTAL AND ANY CERTIFICATE OR AGENT'S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE IS NOT A VALID DELIVERY OF THE GDS LETTER OF TRANSMITTAL, CERTIFICATE OR AGENT'S MESSAGE.

    An Acceptance Letter from the Mexican custodian, evidencing the tendered Shares or CPOs, and all other required documents related to the tender of Shares and CPOs in the U.S. Offer should be delivered to the Mexican Receiving Agent.

               The Mexican Receiving Agent for the U.S. Offer is:

                   ACCIONES Y VALORES DE MEXICO, S.A. de C.V.

                          By Hand or Overnight Courier

                        Paseo de la Reforma 398, Piso 1
                            Col. Juarez, C.P. 06600
                                 Mexico, D.F.,
                                     Mexico
                        Attention: Mr. Erubiel Manrique

    DELIVERY OF ANY ACCEPTANCE LETTER TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE IS NOT A VALID DELIVERY OF THE CONFIRMATION.

    Questions or requests for assistance or additional copies of this U.S. Offer to Purchase, the GDS Letter of Transmittal and any other documents may be directed to the Information Agent at its address and telephone numbers set forth below. A holder of Securities also may contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

                  The Information Agent for the U.S. Offer is:

                           [MORROW & CO., INC. LOGO]
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                                 (212) 754-8000

              U.S. SECURITY HOLDERS CALL TOLL FREE: (800) 607-0088
             SECURITY HOLDERS OUTSIDE THE U.S. PLEASE CALL COLLECT
                        EMAIL: TENDER.INFO@MORROWCO.COM

                 The U.S. Dealer Manager for the U.S. Offer is:

                          [SALOMON SMITH BARNEY LOGO]
                              388 Greenwich Street
                            New York, New York 10013